UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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Wisconsin Electric Power Company
(Name of Registrant As Specified In Charter)

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Gale E. Klappa
Chairman, President and
Chief Executive Officer

231 W Michigan Street
Milwaukee, WI 53203

March 26, 2008

Dear Stockholder:

Wisconsin Electric Power Company, which does business under the trade name of We Energies, will hold its Annual Meeting of Stockholders on Friday, April 25, 2008, at 10:00 a.m., in Conference Room P449 of the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin 53203.

We are not soliciting proxies for this meeting, as over 99% of the voting stock is owned, and will be voted, by Wisconsin Electric Power Company’s parent, Wisconsin Energy Corporation. If you wish, you may vote your shares of preferred stock in person at the meeting; however, the business session will be very brief.

As an alternative, you might consider attending Wisconsin Energy Corporation’s Annual Meeting of Stockholders to be held Thursday, May 1, 2008, at 10:00 a.m., Central time, in the R. John Buuck Field House on the campus of Concordia University Wisconsin, 12800 North Lake Shore Drive, Mequon, Wisconsin 53097.

By attending this meeting, you would have the opportunity to meet many of the Wisconsin Electric Power Company officers and directors. Although you cannot vote your shares of Wisconsin Electric Power Company preferred stock at the Wisconsin Energy Corporation meeting, you may find the activities worthwhile. An admission ticket will be required to enter the meeting. To obtain an admission ticket, please contact Wisconsin Energy Corporation’s Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201, or simply call 800-881-5882.

The annual report to stockholders is attached as Appendix A to this information statement. If you have any questions or would like a copy of the Wisconsin Energy Corporation annual report, please call our toll-free stockholder hotline at 800-881-5882.

Thank you for your support.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 26, 2008

To the Stockholders of Wisconsin Electric Power Company:

The 2008 Annual Meeting of Stockholders of Wisconsin Electric Power Company will be held on Friday, April 25, 2008, at 10:00 a.m., Central time, in Conference Room P449 at the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin 53203, for the following purposes:

1.	To elect the nine members of the Board of Directors to hold office until the 2009 Annual Meeting of Stockholders; and

2.	To consider any other matters which may properly come before the meeting.

Stockholders of record at the close of business on February 21, 2008, are entitled to vote. The following pages provide additional details about the meeting as well as other useful information.

By Order of the Board of Directors,

Susan H. Martin
Vice President, Corporate Secretary and Associate General Counsel

231 West Michigan Street

Milwaukee, Wisconsin 53203

INFORMATION STATEMENT

This information statement is being furnished to stockholders beginning on or about March 26, 2008, in connection with the annual meeting of stockholders of Wisconsin Electric Power Company (“WE” or the “Company”) to be held on Friday, April 25, 2008 (“the Meeting”), at 10:00 a.m., Central time, in Conference Room P449 at the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin 53203, and all adjournments or postponements of the Meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders. The WE annual report to stockholders is attached as Appendix A to this information statement.

We are not asking you for a proxy and you are requested not to send us a proxy. However, you may vote your shares of preferred stock at the Meeting.

VOTING SECURITIES

As of February 21, 2008, WE had outstanding 44,498 shares of $100 par value Six Per Cent. Preferred Stock; 260,000 shares of $100 par value 3.60% Serial Preferred Stock; and 33,289,327 shares of common stock. Each outstanding share of each class is entitled to one vote. Stockholders of record at the close of business on February 21, 2008 will be entitled to vote at the Meeting. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented at the Meeting. This is known as a “quorum.” All of WE’s outstanding common stock owned by Wisconsin Energy Corporation (“WEC”) will be represented at the Meeting.

All of WE’s outstanding common stock, representing over 99% of its voting securities, is owned by its parent company, WEC, whose principal business address is 231 West Michigan Street, Milwaukee, Wisconsin 53203. A list of stockholders of record entitled to vote at the Meeting will be available for inspection by stockholders at WE’s principal business office at 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to and at the Meeting.

ELECTION OF DIRECTORS

At the Meeting, there will be an election of nine directors. The individuals named below have been nominated by the WE Board of Directors (the “Board”) to serve a one-year term expiring at the 2009 Annual Meeting of Stockholders and until they are re-elected or until their respective successors are duly elected and qualified. Currently, directors of WEC also serve as the directors of WE.

Because John F. Ahearne’s age exceeds the Company’s age guideline for non-employee directors and his nuclear expertise is no longer required as a result of our sale of Point Beach Nuclear Plant in September 2007, he is not standing for re-election at the Meeting. The Board has determined to reduce the number of directors constituting the whole Board from ten to nine.

Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the WE Board will select a substitute nominee based upon the recommendation of the Corporate Governance Committee of WEC’s Board of Directors.

Information About Nominees for Election to the Board of Directors for Terms Expiring in 2009.

Biographical information regarding each nominee is shown below. WE and Wisconsin Gas LLC (WG) do business as We Energies and are wholly owned subsidiaries of WEC. Effective July 28, 2004, Wisconsin Gas Company converted to a Wisconsin limited liability company and changed its name to Wisconsin Gas LLC. References to service as a director of Wisconsin Gas LLC below include the time each director sat as a director of Wisconsin Gas Company. Ages and biographical information are as of March 1, 2008.

John F. Bergstrom. Age 61.

•	Bergstrom Corporation – Chairman since 1982 and Chief Executive Officer since 1974. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.

•	Director of Kimberly-Clark Corporation.

•	Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1985 and Wisconsin Gas LLC since 2000.

Barbara L. Bowles. Age 60.

•	Profit Investment Management – Retired Vice Chair. Served as Vice Chair from January 2006 until retirement in December 2007. Profit Investment Management is an investment advisory firm.

•

The Kenwood Group, Inc. – Retired Chairman. Served as Chairman from 2000 until retirement in December 2007. Chief Executive Officer from 1989 to December 2005. The Kenwood Group was merged into Profit Investment Management in 2006.

•	Director of Black & Decker Corporation.

•	Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1998 and Wisconsin Gas LLC since 2000.

Patricia W, Chadwick. Age 59.

•	Ravengate Partners, LLC – President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets.

•	Director of AMICA Mutual Insurance Company and ING Mutual Funds.

•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2006.

Robert A. Cornog. Age 67.

•

Snap-on Incorporated – Retired Chairman of the Board, President and Chief Executive Officer. Served as President and Chief Executive Officer from 1991 until 2001. Retired as Chairman in 2002. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products.

•	Director of Johnson Controls, Inc. and Oshkosh Truck Corporation.

•	Director of Wisconsin Energy Corporation since 1993, Wisconsin Electric Power Company since 1994 and Wisconsin Gas LLC since 2000.

Curt S. Culver. Age 55.

•

MGIC Investment Corporation – Chairman since 2005, Chief Executive Officer since 2000 and President from 1999 to January 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.

•

Mortgage Guaranty Insurance Corporation – Chairman since 2005, Chief Executive Officer since 1999 and President from 1996 to January 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.

•	Director of MGIC Investment Corporation.

•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2004.

Thomas J. Fischer. Age 60.

•	Fischer Financial Consulting LLC – Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting and governance matters.

•

Arthur Andersen LLP – Retired as Managing Partner of the Milwaukee office in 2002. Served as Managing Partner from 1993 and as Partner from 1980. Arthur Andersen LLP was an independent public accounting firm.

•	Director of Actuant Corporation, Badger Meter, Inc. and Regal-Beloit Corporation.

•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2005.

Gale E. Klappa. Age 57.

•	Wisconsin Energy Corporation – Chairman of the Board and Chief Executive Officer since May 2004. President since April 2003.

•	Wisconsin Electric Power Company – Chairman of the Board since May 2004. President and Chief Executive Officer since August 2003.

•	Wisconsin Gas LLC – Chairman of the Board since May 2004. President and Chief Executive Officer since August 2003.

•

The Southern Company – Executive Vice President, Chief Financial Officer and Treasurer from March 2001 to April 2003. Chief Strategic Officer from October 1999 to March 2001. The Southern Company is a public utility holding company serving the southeastern United States.

•	Director of Joy Global Inc.

•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2003.

Ulice Payne, Jr. Age 52.

•	Addison-Clifton, LLC – Managing Member since 2004. Addison-Clifton, LLC provides advisory services on global trade compliance.

•	Milwaukee Brewers Baseball Club, Inc. – President and Chief Executive Officer from 2002 to 2003.

•	Foley & Lardner – Managing Partner of the law firm’s Milwaukee office from May 2002 to September 2002. A partner from 1998 to 2002.

•	Director of Badger Meter, Inc. and Manpower Inc., and Trustee of The Northwestern Mutual Life Insurance Company.

•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2003.

Frederick P. Stratton, Jr. Age 68.

•

Briggs & Stratton Corporation – Chairman Emeritus since 2003. Chairman of the Board from 2001 to 2003. Chairman and Chief Executive Officer until 2001. Briggs & Stratton Corporation is a manufacturer of small gasoline engines.

•	Director of Baird Funds, Inc. and Weyco Group, Inc.

•	Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1986 and Wisconsin Gas LLC since 2000.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the Meeting. The WE Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals at annual or special meetings of stockholders. In the case of annual meetings, the Bylaws state, among other things, that notice and certain other documentation must be provided to WE at least 70 days and not more than 100 days before the scheduled date of the annual meeting. No such notices have been received by WE.

CORPORATE GOVERNANCE – FREQUENTLY ASKED QUESTIONS

Does WE have Corporate Governance Guidelines?	The WE Board of Directors follows WEC’s Corporate Governance Guidelines that WEC has maintained since 1996. These Guidelines provide a framework under which the Board conducts its business. The Guidelines are available in the “Governance” section of WEC’s website at www.wisconsinenergy.com and are available in print to any stockholder who requests them in writing from the Corporate Secretary.

How are directors determined to be independent?	No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. WEC’s Corporate Governance Guidelines provide that the WEC Board should consist of at least a two-thirds majority of independent directors and currently, directors of WEC also serve as the directors of WE.

What are the Board’s standards of independence?	The guidelines the Board uses in determining director independence are located in Appendix A of WEC’s Corporate Governance Guidelines. These standards of independence, which are summarized below, include those established by the New York Stock Exchange as well as a series of standards that are more comprehensive than New York Stock Exchange requirements. A director will be considered independent by the Board if the director:

• has not been an employee of the Company for the last five years;

• has not received, in the past three years, more than $100,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;

• has not been affiliated with or employed by a present or former internal or external auditor of the Company in the past three years;

•         has not been an executive officer, in the past three years, of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee;

•         in the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•         has not received, in the past three years, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as, an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management, or a significant supplier of the Company;

• has no personal service contract(s) with the Company or any member of the Company’s senior management;

• is not an employee or officer with a not-for profit entity that receives 5% or more of its total annual charitable awards from the Company;

•         has not had any business relationship with the Company, in the past three years, for which the Company has been required to make disclosure under certain rules of the Securities and Exchange Commission;

• is not employed by a public company at which an executive officer of the Company serves as a director; and

• does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, its subsidiaries or affiliates.

The Board also considers whether a director’s immediate family members meet the above criteria, as well as whether a director has any relationships with the Company’s affiliates for certain of the above criteria, when determining the director’s independence. Any relationship between a director and the Company not meeting the above criteria is considered an immaterial relationship with the Company for purposes of determining independence. For purposes of the above discussion, “Company” refers to WEC and its subsidiaries, including WE.

Who are the independent directors?	The Board has affirmatively determined that Directors Ahearne, Bergstrom, Bowles, Chadwick, Cornog, Culver, Fischer, Payne and Stratton have no relationships within the Board’s standards of independence noted above and otherwise have no material relationships with WE or WEC and are independent. This represents 90% of the Board. Director Klappa is not independent due to his present employment with WEC and its affiliates.

What are the committees of the Board?

The Board of Directors of WE has the following committees: Audit and Oversight, Compensation, Finance and Executive.

All committees, except the Executive Committee, operate under a charter approved by the Board. The Audit and Oversight Committee and the Compensation Committee charters are posted in the “Governance” section of WEC’s website at www.wisconsinenergy.com and are available in print to any stockholder who requests it in writing from the Corporate Secretary. The members and the responsibilities of each committee are listed later in this information statement under the heading “Committees of the Board of Directors.”

Are the Audit and Oversight and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and WEC’s Corporate Governance Guidelines.

In addition, the Board has determined that each member of the Audit and Oversight Committee is independent under the rules of the New York Stock Exchange applicable to audit committee members. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Do the non-management directors meet separately from management?	Yes, at every regularly scheduled Board meeting non-management (non-employee) directors have an opportunity to meet in executive session without any management present. All non-management directors are independent. Currently, Director Bowles presides at these sessions.

How can interested parties contact the members of the Board?	Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201.

All communication received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. All communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

Does the Company have a written code of ethics?

Yes, all WE and WEC directors, executive officers and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with WEC’s Code of Business Conduct, to seek advice in doubtful situations and to report suspected violations.

WEC’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer or other employee.

The Code of Business Conduct is posted in the “Governance” section of WEC’s website at www.wisconsinenergy.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

The Company has contracted with an independent call center for employees to confidentially report suspected violations of the Code or other concerns regarding accounting, internal accounting controls or auditing matters.

Does the Company have policies and procedures in place to review and approve related party transactions?	All employees of the Company, including executive officers and members of the Board, are required to comply with WEC’s Code of Business Conduct. The Code addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of the Audit and Oversight Committee chair (1) before obtaining any financial interest in or participating in any business relationship with any company, individual or concern doing business with WEC or any of its subsidiaries, including WE, (2) before participating in any joint venture, partnership or other business relationship with WEC or any of its subsidiaries, including WE, (3) before serving as an officer or member of the board of any substantial outside for-profit organization (except the Chief Executive Officer must obtain the approval of the full Board before doing so), and (4) before accepting a position with a substantial non-profit organization. In addition, WEC’s Code of Business Conduct requires employees to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC or the Company or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with the Audit and Oversight Committee chair in situations involving executive officers and members of the Board.

Does the Board evaluate CEO performance?	Yes, the Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee requests that all non-employee directors provide their opinions to the Compensation Committee chair on the CEO’s performance.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication with constituencies, demonstrated integrity and effective representation of the Company in community and industry affairs. The chair of the Compensation Committee shares the responses with the CEO. The process is also used by the Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

Does the Board evaluate its own performance?	Yes, the Board annually evaluates its own collective performance. Each director is asked to consider the performance of the Board on such things as: the establishment of appropriate corporate governance practices; providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance and customer satisfaction initiatives); communicating the Board’s expectations and concerns to the CEO; identifying threats and opportunities critical to the Company; and operating in a manner that ensures open communication, candid and constructive dialogue as well as critical questioning. WEC’s Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

Is Board committee performance evaluated?	Yes, each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. The evaluation compares the performance of each committee with the requirements of its charter. The results of the annual evaluations are used by each committee to identify both its strengths and areas where its governance practices can be improved. Each committee may adjust its charter, with Board approval, based on the evaluation results.

Are all the members of the audit committee financially literate and does the committee have an “audit committee financial expert”?	Yes, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of Securities and Exchange Commission rules. Director Fischer serves on the audit committee of three other public companies. The Board determined that his service on these other audit committees will not impair Director Fischer’s ability to effectively serve on the Audit and Oversight Committee. No other member of the Audit and Oversight Committee serves as an audit committee member of more than three public companies. For this purpose, the Company considers service on the audit committees of Wisconsin Electric Power Company and Wisconsin Energy Corporation to be service on the audit committee of one public company because of the commonality of the issues considered by those committees.

What are the principal processes and procedures used by the Compensation Committee to determine executive and director compensation?	One of the principal responsibilities of the Compensation Committee is to provide a competitive, performance-based executive and director compensation program. This includes: (1) determining and periodically reviewing the Committee’s compensation philosophy; (2) determining and reviewing the compensation paid to executive officers (including base salaries, incentive compensation and benefits); (3) oversight of the compensation and benefits to be paid to other officers and key employees; and (4) establishing and administering the Chief Executive Officer compensation package. The Compensation Committee is also charged with administering the compensation package of the non-employee directors. Although it has not chosen to do so, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

The Chief Executive Officer, after reviewing compensation data compiled by Towers Perrin, a compensation consulting firm, and each executive officer’s individual experience, performance, responsibility and contribution to the results of the Company’s operations, makes compensation recommendations to the Committee for all executive officers other than himself. The Compensation Committee is free to make adjustments to such recommendations as it deems appropriate.

Although the Compensation Committee relies on compensation data regarding general industry and the energy services industry compiled by Towers Perrin, Towers Perrin does not recommend the amount or form of executive and director compensation. WEC engaged Towers Perrin to provide a variety of compensation-related services on a consolidated basis, one of which is to provide the compensation data. Towers Perrin was not engaged directly by the Compensation Committee. However, the Committee has unrestricted access to Towers Perrin and may retain its own compensation consultant at its discretion. For more information regarding our executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” later in this information statement.

Does the Board have a nominating committee?

WE does not have a nominating committee. WE relies on WEC’s Corporate Governance Committee for, among other things, identifying and evaluating director nominees. The chair of the Committee coordinates this effort. The WEC Board has determined that all members of WEC’s Corporate Governance Committee are independent under the guidelines it uses to determine director independence as well as under the New York Stock Exchange rules applicable to nominating committee members.

The WEC Corporate Governance Committee operates under a charter approved by the WEC Board, a copy of which is posted in the “Governance” section of WEC’s website at www.wisconsinenergy.com.

What is the process used to identify director nominees and how do I recommend a nominee to WEC’s Corporate Governance Committee?	Candidates for director nomination may be proposed by stockholders, WEC’s Corporate Governance Committee and other members of the Board. The Committee may pay a third party to identify qualified candidates; however, no such firm was engaged with respect to the nominees listed in this information statement. No stockholder nominations or recommendations for director candidates were received from holders of either series of the Company’s preferred stock.

Stockholders wishing to propose director candidates for consideration and recommendation by WEC’s Corporate Governance Committee for election at the Company’s 2009 Annual Meeting of

Stockholders must submit the candidates’ names and qualifications to WEC’s Corporate Governance Committee no later than November 1, 2008, via the Corporate Secretary, Susan H. Martin, at WEC’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What are the criteria and process used to evaluate director nominees?	WE relies on WEC’s Corporate Governance Committee for identifying and evaluating director nominees. WEC’s Corporate Governance Committee has not established minimum qualifications for director nominees; however, the criteria for evaluating all candidates, which are reviewed annually, include characteristics such as: proven integrity, mature and independent judgment, vision and imagination, ability to objectively appraise problems, ability to evaluate strategic options and risks, sound business experience and acumen, relevant technological, political, economic or social/cultural expertise, social consciousness, achievement of prominence in career, familiarity with national and international issues affecting WEC and the Company’s businesses and contribution to the Board’s desired diversity and balance.

In evaluating director candidates, WEC’s Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management.

Once a person has been identified by WEC’s Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the chair or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate’s accomplishments.

The Committee evaluates all candidates, including those proposed by stockholders, using the criteria and process described above. The process is designed to provide the Board with a diversity of experience to allow it to effectively meet the many challenges WE and WEC face in today’s changing business environment.

What is WE’s policy regarding director attendance at annual meetings?	Directors are not expected to attend WE’s annual meetings of stockholders, as they are only short business meetings. All directors are expected to attend WEC’s annual meetings of stockholders. All current directors attended WEC’s 2007 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Members	Principal Responsibilities; Meetings
Audit and Oversight Thomas J. Fischer, Chair John F. Bergstrom Barbara L. Bowles Robert A. Cornog	• Oversee the integrity of the financial statements.
• Oversee management compliance with legal and regulatory requirements.
• Review, approve and evaluate the independent auditors’ services.
• Oversee the performance of the internal audit function and independent auditors.
• Prepare the report required by the SEC for inclusion in the information statement.
• Establish procedures for the submission of complaints and concerns regarding WE’s accounting or auditing matters.
• The Committee conducted six meetings in 2007.
Compensation John F. Bergstrom, Chair John F. Ahearne Ulice Payne, Jr. Frederick P. Stratton, Jr.	• Identify through succession planning potential executive officers.
• Provide a competitive, performance-based executive and director compensation program.
• Set goals for the CEO, annually evaluate the CEO’s performance against such goals and determine compensation adjustments based on whether these goals have been achieved.
• The Committee conducted six meetings in 2007, including one joint meeting with WEC’s Corporate Governance Committee.

Finance Curt S. Culver, Chair Patricia W. Chadwick Ulice Payne, Jr. Frederick P. Stratton, Jr.	• Review and monitor the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy.
• Authorize the issuance of corporate debt within limits set by the Board.
• Discuss policies with respect to risk assessment and risk management.
• Review, approve and monitor the Company’s capital and operating budgets.
• The Committee conducted three meetings in 2007.

WE relies on WEC’s Corporate Governance Committee for identifying and evaluating director nominees. WEC’s Corporate Governance Committee is also responsible for establishing and reviewing the WEC Corporate Governance Guidelines which are followed by the Board. The members of WEC’s Corporate Governance Committee are Barbara L. Bowles (Chair), Robert A. Cornog, Curt S. Culver and Frederick P. Stratton, Jr. WEC’s Corporate Governance Committee conducted three meetings in 2007, including one joint meeting with the Compensation Committees of WEC and WE.

The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), John F. Bergstrom, Barbara L. Bowles, Robert A. Cornog and Frederick P. Stratton, Jr. The Executive Committee did not meet in 2007.

Director Ahearne is currently the Company’s Lead Nuclear Director. However, as Director Ahearne is not standing for re-election at the Meeting, and we sold Point Beach Nuclear Plant in September 2007, the Company will not retain this position after the Meeting.

In addition to the number of committee meetings listed in the preceding table, the Board met six times in 2007 and executed three signed, written unanimous consents. The average meeting attendance during the year was 97%. No director attended fewer than 88% of the total number of meetings of the Board and Board committees on which he or she served.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Deloitte & Touche LLP served as the independent auditors for the Company for each of the six fiscal years in the period ended December 31, 2007. They have been selected by the Audit and Oversight Committee as independent auditors for the Company for the fiscal year ending December 31, 2008, subject to ratification by the stockholders of Wisconsin Energy Corporation at WEC’s Annual Meeting of Stockholders on May 1, 2008.

Representatives of Deloitte & Touche LLP are not expected to be present at the Meeting, but are expected to attend WEC’s Annual Meeting of Stockholders on May 1, 2008. They will have an opportunity to make a statement at WEC’s Annual Meeting, if they so desire, and are expected to respond to appropriate questions that may be directed to them.

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax and other services of the independent auditors. The Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit a description of services anticipated to be rendered for the Committee to approve. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Committee specifically provides for a different period. A fee level will be established for all permissible non-audit services. Any proposed non-audit services exceeding this level will require additional approval by the Committee.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s chair. The Committee Chair shall report any pre-approval decisions at the next scheduled Committee meeting. Under the pre-approval policy, the Committee shall not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board to be performed by the Company’s independent auditors. These services include bookkeeping or other services related to the accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, services provided for a contingent fee or commission and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer of the Company or member of the Audit and Oversight Committee or an immediate family member of these individuals, including spouses, spousal equivalents and dependents.

Fee Table. The following table shows the fees for professional audit services provided by Deloitte & Touche LLP for the audit of Wisconsin Electric’s annual financial statements for fiscal years 2007 and 2006 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities and Exchange Act of 1934, as amended.

	2007	2006
Audit Fees (1)	$807,645	$786,146
Audit-Related Fees (2)	38,689	—
Tax Fees (3)	631,814	—
All Other Fees (4)	3,646	2,339

Total	$1,481,794	$788,485

(1)

Audit Fees consist of fees for professional services rendered in connection with the audit of Wisconsin Electric’s annual financial statements, reviews of financial statements included in Form 10-Q filings of the Company and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services primarily include consultations regarding implementation of accounting standards.

(3)

Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice. During 2007, this included tax strategy consulting. Deloitte & Touche LLP did not provide any tax strategy consulting in 2006.

(4)	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP in 2007 and 2006.

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of Directors of Wisconsin Electric Power Company. In addition, the Committee oversees compliance with legal and regulatory requirements. The Committee operates under a written charter approved by the Board of Directors, which can be found in the “Governance” section of Wisconsin Energy Corporation’s website at www.wisconsinenergy.com.

The Committee is also responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function. The Committee selected Deloitte & Touche LLP to remain as the Company’s independent auditors for 2008, subject to ratification by Wisconsin Energy Corporation’s stockholders.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The Committee held six meetings during 2007. Meetings are designed to facilitate and encourage open communication among the members of the Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws. We reviewed the financial statements and the system of internal controls with the Company’s independent auditors, both with and without management present, and we discussed with Deloitte & Touche LLP matters required by Statement on Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communications with audit committees, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Electric Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the Securities and Exchange Commission.

Respectfully submitted to Wisconsin Electric Power Company’s stockholders by the Audit and Oversight Committee of the Board of Directors.

Thomas J. Fischer, Committee Chair
John F. Bergstrom
Barbara L. Bowles
Robert A. Cornog

COMPENSATION DISCUSSION AND ANALYSIS

General Overview. The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to motivate them to achieve both the Company’s long-term and short-term goals. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of goals that are aligned with the interests of WEC’s stockholders and our customers. As a result, a substantial portion of pay is at risk.

The Compensation Committee of the Company is comprised of the same individuals who are members of the Compensation Committee of the Board of Directors of Wisconsin Energy Corporation (the “WEC Compensation Committee” and, together with the Company’s Compensation Committee, the “Compensation Committee”). The named executive officers of the Company are the same as the named executive officers of WEC, and the WEC Compensation Committee and the Company’s Compensation Committee each have responsibility for making compensation decisions regarding these executive officers.

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee, the elements of our executive compensation program, the purposes and objectives of these elements and the manner in which we established the compensation of our executive officers for fiscal year 2007.

References to “we”, “us”, “our” and the “Company” in this discussion and analysis mean Wisconsin Electric Power Company and its management, as applicable, and references to “WEC” mean Wisconsin Energy Corporation.

Compensation Committee. The Compensation Committee is responsible for making decisions regarding compensation for executive officers of WEC and its principal subsidiaries, including the Company, and for developing our executive compensation philosophy. The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the principal responsibilities of the Compensation Committee. The Compensation Committee also approves the compensation of each of our other executive officers and recommends the compensation of our Board of Directors, with input from WEC’s Corporate Governance Committee, for approval by the Board. In addition, the Compensation Committee administers our long-term incentive compensation programs, including the WEC 1993 Omnibus Stock Incentive Plan, as amended, and the WEC Performance Unit Plan, as amended, which are discussed further below.

The Compensation Committee is comprised solely of directors who are “independent directors” under WEC’s corporate governance guidelines (which are also applicable to the Company) and the rules of the New York Stock Exchange. No member of the Compensation Committee is a current or former employee of WEC or its subsidiaries, including the Company.

Elements of the Executive Compensation Program. The principal goal of the Compensation Committee is to provide an executive compensation program that is competitive with programs of comparable employers, aligns management’s incentives with the short-term and long-term interests of WEC’s stockholders and encourages the retention of top performers. To achieve this goal, we compensate executives through a mix of compensation elements that include:

•	annual base salary;

•	annual cash incentive compensation (based principally on WEC earnings and cash flow performance);

•	long-term incentive compensation through a mix of: (1) WEC stock options; (2) WEC performance units; and (3) dividends on the performance units;

•	retirement programs; and

•	other employee benefit programs, including executive perquisites.

In addition, under our compensation program, each executive officer is entitled to severance compensation if his or her employment is terminated in connection with a change in control of WEC.

A more detailed discussion of each of these elements is set forth below. Except as described in this Compensation Discussion and Analysis, we do not have any particular policies with respect to the allocation of cash versus non-cash compensation or short-term versus long-term incentive compensation.

Competitive Data. As a general matter, we believe the labor market for WEC executive officers is consistent with that of general industry. Although we recognize WEC’s business has become less diversified and more focused on the energy services industry as WEC has divested non-core assets, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

In order to confirm that our annual executive compensation is competitive with the market, we consider market data obtained from Towers Perrin, a compensation consulting firm retained by management. For 2007, Towers Perrin provided us with compensation data from its 2007 Executive Compensation Data Bank, which contains information obtained from approximately 950 companies of varying sizes in a wide range of businesses throughout general industry, including information from approximately 94 companies within the “energy services” industry (i.e., companies with regulated and/or unregulated utility operations and independent power producers).

The extent to which we consider this market data in establishing individual elements of compensation is described in more detail below. For Messrs. Klappa, Leverett and Fleming, the term “market median” means the median level for an executive officer serving in a comparable position in a comparably sized company to WEC (revenues of $3 billion to $6 billion) in general industry based on our analysis of the Towers Perrin survey data. With respect to Mr. Kuester, given the nature of his position as principal executive officer of WEC’s electric utility generation operations, we consider the average of (1) the median level for an individual serving as the top generation officer of a company comparable in size to We Energies (revenues of $3 billion to $6 billion) in the energy services industry and (2) the median level for the chief executive officer in general industry in a business comparable in size to the generation operations of WEC. With respect to Ms. Rappé, given the scope of her responsibilities as Chief Administrative Officer of WEC and the Company, we consider the average of (1) the median level for an individual serving as the top administrative officer of a company comparable in size to We Energies in the energy services industry and (2) the median level for the top administrative officer in general industry in a business comparable in size to WEC.

Retirement of Named Executive Officer. Mr. Salustro retired effective February 28, 2007, and is only included in the compensation tables that follow because his total compensation, excluding change in pension value and nonqualified deferred compensation earnings, was greater than Mr. Fleming’s and Ms. Rappé’s total compensation calculated on the same basis as a result of the value of Mr. Salustro’s accelerated WEC stock options under SFAS 123R. Due to Mr. Salustro’s retirement, we do not believe an analysis of his compensation is material to our investors, and therefore, did not include such a discussion in this Compensation Discussion and Analysis.

Annual Base Salary. The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing a base level of annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive overall executive compensation program.

In determining the annual base salaries to be paid to our named executive officers for 2007, we targeted base salaries to be within 10% of the market median for each named executive officer. Actual salary determinations were made taking into consideration factors such as the relative levels of individual experience, performance, responsibility and contribution to the results of both WEC’s and the Company’s operations.

With respect to Mr. Klappa, based on the factors described above and the results of the Board’s annual CEO evaluation, the Compensation Committee approved an annual base salary of $1,075,356 for 2007, which represented an increase of approximately 7.0% from 2006. The Committee determined Mr. Klappa’s increase was appropriate in recognition of his demonstrated leadership abilities and both WEC’s and the Company’s results in 2006. This annual base salary was within 10% of the market median for general industry.

With respect to each other named executive officer, Mr. Klappa recommended an annual base salary to the Compensation Committee based on a review of market compensation data and the factors described above. The Compensation Committee approved Mr. Klappa’s recommendations, which represented an increase in base salary of approximately (i) 7.0% for Messrs. Leverett and Kuester, (ii) 5.0% for Mr. Fleming and (iii) 4.5% for Ms. Rappé over 2006 levels. Mr. Klappa based his recommendations on their pay relative to the comparative data provided by Towers Perrin and each individual’s contributions to the overall results of WEC and the Company. The annual base salaries of Messrs. Kuester and Fleming, and Ms. Rappé, were within 10% of the appropriate market median. The annual base salary for Mr. Leverett was more than 10% above the market median for general industry. We believe that Mr. Leverett’s responsibilities and contributions vary widely from those of his counterparts within general industry, and thus, additional compensation is warranted. In recognition of his significant responsibilities and contributions to the strategic direction of WEC and the Company beyond those of a typical principal financial officer, the Compensation Committee approved a higher level of base salary for Mr. Leverett.

Annual Cash Incentive Compensation. We provide annual cash incentive compensation through WEC’s Short-Term Performance Plan (STPP). The STPP provides for annual cash awards to named executive officers based upon the achievement of pre-established WEC stockholder, customer and employee focused objectives. All payments under the plan are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Annual bonuses under the STPP are intended to reward achievement of short-term goals that contribute to WEC stockholder value, as well as individual contributions to successful operations.

2007 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our named executive officers. This target level of compensation is expressed as a percentage of base salary. Each of Messrs. Klappa, Leverett and Kuester, and Ms. Rappé, has an employment agreement with WEC that specifies a minimum target level of compensation under the STPP based on a percentage of such executive officer’s annual base salary. The target levels contained in the employment agreements were negotiated and, we believe, consistent with market practice at the time the agreements were entered into. Based upon our annual review of these target levels in 2007, we believe they continue to be supported by market data. Under the terms of these employment agreements, the target award may not be adjusted below these minimum levels unless the WEC Board of Directors or Compensation Committee takes action resulting in the lowering of target awards for the entire senior executive group. Mr. Fleming’s employment agreement provides for a target level of compensation under the STPP equal to 70% of his annual base salary.

For 2007, the Compensation Committee approved the following target awards under the STPP for each named executive officer:

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Klappa	100%
Mr. Leverett	80%
Mr. Kuester	80%
Mr. Fleming	70%
Ms. Rappé	60%

For 2007, the possible payout for any named executive officer ranged from 0% of the target award to 210% of the target award, based on WEC’s performance.

2007 Performance Goals. The Compensation Committee adopted the 2007 STPP with a continued principal focus on financial results. In December 2006, the Compensation Committee approved the two primary performance measures to be used in 2007: (1) WEC earnings per share from ongoing operations (75% weight); and (2) WEC cash flow (25% weight). We believe these measures are key indicators of financial strength and performance and are recognized as such by the investment community. In January 2007, the Compensation Committee approved threshold level, target level, above target level and maximum payout level performance goals for each of these performance measures under the STPP. If the threshold level, target level, above target level or maximum payout level performance goal was achieved for both performance measures, officers participating in the STPP could receive 50%, 100%, 125% or 200%, respectively, of the target award.

In December 2006 and January 2007, the Compensation Committee also approved the operational performance measures of, and targets for, customer satisfaction, supplier and workforce diversity and safety. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon WEC’s performance in the areas of customer satisfaction (5%), supplier and workforce diversity (2.5%) and safety (2.5%). Although the Committee believes that achievement of financial performance goals are necessary, it also recognizes the importance of strong operational results to the success of WEC and the Company.

The target levels for 2007 WEC cash flow were originally established in January 2007 assuming we would own Point Beach Nuclear Plant for the full year. When the Compensation Committee established the 2007 target levels, it assumed we would own Point Beach for a full year due to the level of uncertainty surrounding (1) our ability to obtain the regulatory approvals required to consummate the sale and (2) the timing of the sale. The Committee recognized that the target levels would need to be revised if the sale of Point Beach occurred prior to the end of 2007, but determined it was more appropriate to know the actual date of closing and adjust the target levels accordingly rather than speculate as to such timing. As previously reported, we sold Point Beach effective September 28, 2007.

In October 2007, the Compensation Committee determined that no adjustment to the WEC earnings per share target levels was necessary as a result of the sale of Point Beach, but the Committee did decide to adjust the WEC cash flow target levels. However, the Committee delayed making any adjustments until additional information regarding the impact of the Point Beach sale was available.

In December 2007, based upon the effect the sale of Point Beach was projected to have on WEC’s cash used in investing activities and cash provided by operating activities during the fourth quarter, the Committee increased the threshold level, target level, above target level and maximum payout level performance goals for WEC cash flow by $26.6 million. The WEC earnings per share from ongoing operations goals for 2007 were a threshold level goal of $2.61 per share, a target level goal of $2.66 per share, an above target level goal of $2.68 per share and a maximum payout level goal of $2.74 per share. The performance goals for WEC cash flow, as adjusted in December 2007, were set at a threshold level goal of ($976.8) million, a target level goal of ($937.4) million, an above target level goal of ($917.7) million and a maximum payout level goal of ($858.7) million. Also in December, the Compensation Committee recognized that actual cash flow results would need to be adjusted for the following factors related to the sale of Point Beach:

•	Cash proceeds from the sale and associated tax payments;

•	Transaction costs incurred in 2007;

•	Transfer of nuclear decommissioning funds to the buyer;

•	Taxes associated with the dissolution of the nuclear decommissioning trusts, as well as any cash received upon dissolution; and

•	Refunds to customers of the proceeds received from the sale.

Actual adjustments could not be made in December 2007 as we had not yet received the Public Service Commission of Wisconsin order regarding the use of the proceeds received from the sale.

The Compensation Committee established the target levels for WEC earnings per share based upon expected earnings growth in 2007 in the utility industry. For example, the target level performance goal was set to approximate the median level of expected earnings growth in the utility industry while the maximum payout level goal would only be earned if WEC’s actual earnings per share growth in 2007 exceeded the 90th percentile of expected earnings growth in the utility industry. The Committee projected WEC’s 2007 earnings growth off of WEC’s year-end earnings per share from continuing operations in 2006. The Committee then established WEC cash flow target levels to correspond to the budget necessary to achieve the same levels of WEC earnings per share performance (i.e., the 100% WEC cash flow target corresponds to the budget necessary to achieve the 100% WEC earnings per share target).

In addition to applying these financial and operational factors, the Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it is deemed appropriate.

2007 Performance Under the STPP. In January 2008, the Compensation Committee reviewed WEC’s actual performance for 2007 against the financial and operational performance goals established under the STPP, subject to final audit. In 2007, WEC’s financial performance substantially exceeded the target level goals and satisfied the maximum payout level goals established for both earnings per share from ongoing operations and cash flow. In 2007, WEC’s earnings per share from ongoing operations were $2.84 per share and WEC’s cash flow was ($688.8) million. WEC cash flow is measured by subtracting cash used in investing activities from cash provided by operating activities, excluding the items discussed above related to the sale of Point Beach. The Compensation Committee was able to approve the necessary adjustments to the cash flow results as proposed by management in January 2008 as we had received the order from the Public Service Commission of Wisconsin regarding the use of the Point Beach sale proceeds. WEC’s cash flow measure is not a measure of financial performance under generally accepted accounting principles.

By satisfying the maximum payout level performance goals with respect to both WEC’s earnings per share from ongoing operations and cash flow, officers participating in the STPP, including the named executive officers, earned 200% of the target award from the financial goal component of the STPP.

With respect to operational goals in 2007, the performance at WEC and its subsidiaries, including the Company, generated an additional 2.5% based on performance in supplier and workforce diversity. In 2007, performance exceeded targeted levels with respect to both measures. WEC and its subsidiaries also achieved target level performance with respect to customer satisfaction but did not achieve the levels necessary to further increase the STPP award for 2007. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with WEC and its subsidiaries, including the Company, during the year, which measured (1) our customers’ satisfaction with us in general and (2) our customers’ satisfaction with respect to their particular contacts with us. With respect to safety measures, although WEC and its subsidiaries exceeded the target level for lost-time injuries, they did not meet the target level for Occupational Safety and Health Administration (OSHA) recordable injuries, resulting in a neutral impact on the STPP award.

Based on performance against the financial and operational goals established by the Compensation Committee, Mr. Klappa received annual incentive cash compensation under the STPP of $2,177,596 for 2007. This represented 202.5% of his annual base salary. Messrs. Leverett, Kuester and Fleming, and Ms. Rappé, received annual cash incentive compensation for 2007 under the STPP equal to 162%, 162%, 141.8% and 121.5% of their respective annual base salaries, representing 202.5% of the target award for each officer.

In view of the discretionary component of the annual cash incentive plan, the Compensation Committee also considered other significant accomplishments of WEC and its subsidiaries, including the Company, in 2007. These accomplishments included:

•	Strong financial performance

•	Record WEC earnings from continuing operations of $2.84 per share of WEC common stock.

•	An 8.7% increase in WEC’s dividend.

•

WEC’s debt to total capital ratio of 55.3% at year-end 2007, attributing 50% common equity treatment to WEC’s 2007 Series A Junior Subordinated Notes, which WEC believes is similar to the treatment given by the rating agencies. The year-end debt to total capital ratio was significantly better than WEC’s target of 61.5%.

•	WEC common stock traded at an all time high of $50.48 per share on December 21, 2007.

•	Significant achievements with respect to our Point Beach nuclear facility

•	Completed the sale of Point Beach for the highest price per kilowatt of capacity ever achieved for the full sale of a nuclear plant in the U.S.

•	Allowed to recover all of our transaction and transition costs by the Public Service Commission of Wisconsin, subject to audit.

•	Continued progress in WEC’s Power the Future strategic plan

•	Continued to progress on time and on budget with major construction projects at Oak Creek and Port Washington.

•	Made significant progress with the construction of the Blue Sky Green Field wind project.

•	Operational excellence

•	Named most reliable utility in the Midwest for the fifth time in the last six years by P.A. Consulting.

•	Major improvements in customer satisfaction based on customer surveys.

•	Produced a record amount of electricity at our Presque Isle Power Plant, the most in the plant’s operating history of more than 50 years.

•	Completed a $257 million environmental upgrade at Pleasant Prairie Power Plant on time and under budget.

•	Improved employee safety in 2007, with a 22% reduction in lost-time accidents and a nearly 6% reduction in OSHA recordable injuries.

•

Leadership and excellence in corporate governance as evidenced by continued receipt by WEC during 2007 of a rating of “10”, the highest possible score, from GovernanceMetrics International (only one of three U.S. companies to consistently earn a “10” for governance practices).

•	Completed 2007 with our retail electric rates ranking 4% below the national average.

In view of the financial and operational accomplishments and the accomplishments listed above, the Compensation Committee determined that the awards under the STPP were appropriate in relation to WEC’s and the Company’s 2007 performance without any further adjustment.

Long-Term Incentive Compensation. The Compensation Committee administers WEC’s 1993 Omnibus Stock Incentive Plan, as amended, which is a WEC stockholder approved, long-term incentive plan designed to link the interests of executives and other key employees of WEC and its subsidiaries, including the Company, to creating long-term stockholder value. It allows for various types of awards tied to the performance of WEC’s common stock, including stock options, stock appreciation rights, restricted stock and performance shares. In 2005, the Compensation Committee approved the Wisconsin Energy Corporation Performance Unit Plan, under which the Compensation Committee may award WEC performance units. The Compensation Committee primarily uses (1) WEC stock options and (2) WEC performance units to deliver long-term incentive opportunities.

Each year, the Compensation Committee makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of WEC’s common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent WEC’s stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of WEC’s stockholders in attaining long-term stock price appreciation.

The Compensation Committee also makes annual grants of “performance units” under WEC’s Performance Unit Plan. The WEC performance units are designed to provide an additional form of long-term incentive compensation that more closely aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on receiving dividend payments. Under the terms of the performance units, payouts are based on WEC’s level of “total stockholder return” (stock price appreciation plus dividends) in comparison to a peer group of companies over a three-year performance period. In addition, each holder of performance units receives a cash dividend when WEC declares a dividend on its common stock in an amount equal to the number of performance units granted to the holder at the target 100% rate multiplied by the amount of the dividend paid on a share of WEC’s common stock. The performance units are settled in cash.

Aggregate 2007 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards for each named executive officer in 2007, we analyzed the market compensation data included in the Towers Perrin survey. For Messrs. Klappa and Fleming, and Ms. Rappé, we determined the ratio of (1) the market median value of long-term incentive compensation to (2) the market median level of annual base salary, and multiplied each annual base salary by the applicable market ratio to determine the value of long-term incentive awards to be granted. For Messrs. Leverett and Kuester, we used the average of the results obtained for each to develop a uniform target level of long-term incentive compensation that applied to each officer. We used a different method to establish the amount of long-term incentive awards granted to Messrs. Leverett and Kuester as we wanted to establish parity in long-term incentive opportunity between the heads of the financial and key operational areas of WEC and the Company because of the critical role each plays in executing WEC’s and the Company’s long-term strategy. This target value of long-term incentive compensation for each named executive officer was presented to and approved by the Compensation Committee.

In 2007, the Compensation Committee approved a WEC stock option grant designed to represent approximately two-thirds of the value of the long-term incentive award and a WEC performance unit grant designed to represent approximately one-third of the value of the long-term incentive award. When the Compensation Committee initially implemented performance awards in 2004, the Compensation Committee made 75% of the award option grants and 25% performance units. As the market continued to move away from stock options, we increased the size of the performance units as a component of our long-term incentive awards and decreased the relative size of stock option awards, and have continued to maintain this model.

2007 Stock Option Grants. In December 2006, the Compensation Committee approved the grant of WEC stock options to each of our named executive officers and established an overall pool of options that were granted to approximately 130 other employees. These option grants were made effective January 3, 2007, the first trading day of 2007. The options were granted with an exercise price equal to the average of the high and low prices reported on the New York Stock Exchange for shares of WEC common stock on the January 3, 2007 grant date. The options were granted in accordance with our standard practice of making annual stock option grants in January of each year, and the timing of the grants was not tied to the timing of any release of material non-public information. These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the WEC stock options may be accelerated in connection with a change in control of WEC or an executive officer’s termination of employment. See “Potential Payments upon Termination or Change in Control” under “Executive Officers’ Compensation” for additional information.

For purposes of determining the appropriate number of options to grant to a particular named executive officer, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation primarily because the market information we review from Towers Perrin calculates the value of option awards on this basis. The following table provides the number of WEC stock options granted to each named executive officer.

Executive Officer	Options Granted
Mr. Klappa	271,000
Mr. Leverett	129,000
Mr. Kuester	129,000
Mr. Fleming	61,500
Ms. Rappé	48,500

For financial reporting purposes under SFAS 123R, the WEC stock options granted to the above named executive officers in 2007 had a grant date fair value of $9.12 per option.

2007 Performance Units. In 2007, the Compensation Committee granted WEC performance units to each of our named executive officers and approved a pool of WEC performance units that were granted to approximately 130 other employees. With respect to the 2007 WEC performance units, the amount of the benefit that ultimately vests will be dependent upon WEC’s total stockholder return over a three-year period ending December 31, 2009, as compared to the total stockholder return of a custom peer group of companies described below. Total stockholder return is the calculation of total WEC return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

Upon vesting, the WEC performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of WEC’s common stock on the last trading day of the performance period.

The peer group used for purposes of the performance units is comprised of: Allegheny Energy, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; Consolidated Edison, Inc.; DTE Energy Company; Duke Energy Corp.; Energy East Corporation; Entergy Corporation; Exelon Corporation; FirstEnergy Corp.; FPL Group, Inc.; NiSource Inc.; Northeast Utilities; Nstar; OGE Energy Corp.; Pinnacle West Capital Corporation; Pepco Holdings, Inc.; Progress Energy Inc.; Public Service Enterprise Group Incorporated; Puget Energy, Inc.; SCANA Corporation; Sempra Energy; Sierra Pacific Resources; The Southern Company; Westar Energy, Inc.; Wisconsin Energy Corporation; WPS Resources Corporation (now known as Integrys Energy Group, Inc.); and Xcel Energy Inc. This peer group was chosen at the time of grant because we believed that, at that time, these companies were similar to WEC in terms of business model and long-term strategies.

Beginning in 2008 with the grant of performance units on January 2, 2008, we have recomprised the custom peer group to remove Entergy Corporation, Exelon Corporation, FPL Group, Inc. and Public Service Enterprise Group Incorporated as these companies have significantly increased (or publicly announced that they intend to significantly increase) their revenue from non-regulated operations, which is not consistent with WEC’s business model and long-term strategy. In addition, we removed Energy East Corporation and Puget Energy, Inc. as both companies are in the process of being acquired by a foreign utility holding company and a private equity firm, respectively. We have added Portland General, Great Plains Energy and PG&E Corporation to the custom peer group. Subject to the discussion below under “2007 Payouts Under Previously Granted Long-Term Incentive Awards” regarding Puget Energy, WEC’s total stockholder return is currently compared to the total stockholder return of the peer group of companies identified above for grants of performance units prior to 2008.

The required performance percentile rank and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If WEC’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a named executive officer’s cessation of employment with WEC prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon (1) the termination of the named executive officer’s employment by reason of disability or death or (2) a change in control of WEC while the named executive officer is employed by WEC or its subsidiaries, including the Company. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the named executive officer by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of performance units to grant to a particular named executive officer, the value of a unit was determined based on an assumed approximate value of $46.325 per unit. The assumed approximate value was based on trading prices for WEC’s common stock in November 2006, the time at which we were analyzing target compensation levels for 2007. The following table provides the number of units granted to each named executive officer at the 100% target level.

Executive Officer	Performance Units Granted
Mr. Klappa	27,000
Mr. Leverett	12,750
Mr. Kuester	12,750
Mr. Fleming	6,100
Ms. Rappé	4,800

For financial reporting purposes under SFAS 123R, the WEC performance units granted to the above named executive officers in 2007 had a grant date fair value of $47.93 per unit.

2007 Payouts Under Previously Granted Long-Term Incentive Awards. In 2005, the Compensation Committee granted WEC performance unit awards to participants in the plan, including the named executive officers (other than Mr. Fleming who was not an officer of WEC or the Company at the time). The terms of the WEC performance units granted in 2005 were substantially similar to those of the WEC performance units granted in 2007 described above. The required performance percentile ranks and related vesting schedule were identical to that of the 2007 units described above.

Payouts under the 2005 WEC performance units were based on WEC’s total stockholder return for the three-year performance period ended December 31, 2007 against substantially the same group of peer companies used for the 2007 WEC performance unit awards, except that Puget Energy, Inc. was excluded from the group. In light of Puget Energy’s October 2007 announcement that it was entering into a merger agreement and the subsequent increase in its stock price related thereto, which we believe was not the result of ongoing operating performance, the Compensation Committee modified the peer group established for the 2005 WEC performance unit grant to exclude Puget Energy. The Compensation Committee believes WEC’s total stockholder return should be compared to the total stockholder return of companies whose results are based on operating performance and not extraordinary events. Therefore, the Committee excluded Puget Energy even though such exclusion caused the payout under the 2005 performance unit grant to increase slightly.

For the three-year performance period ended December 31, 2007, WEC’s total stockholder return was at approximately the 54th percentile of the peer group (excluding Puget Energy), resulting in the performance units vesting at a level of 103.6%. If Puget Energy were included in the calculation, WEC’s total stockholder return would have been at approximately the 52nd percentile of the peer group, which would have resulted in the performance units vesting at a level of 101.7%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of WEC’s common stock ($48.71) on December 31, 2007, the last trading day of the performance period. The actual payout to each named executive officer is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2007” table below. This table also reflects amounts realized by any named executive officer in connection with the exercise in 2007 of any vested WEC stock options and the amounts realized by any named executive officer in connection with the vesting of previously granted WEC restricted stock. For information on other outstanding equity awards held by our named executive officers at December 31, 2007, please refer to the table entitled “Outstanding Equity Awards at Fiscal Year-End 2007” below.

Stock Ownership Guidelines. The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the named executive officers. Accordingly, the Compensation Committee has implemented stock ownership guidelines for officers of WEC and the Company. These guidelines provide that each executive officer should, over time (generally within five years of appointment as an executive officer), acquire and hold WEC common stock having a minimum fair market value ranging from 150% to 300% of base salary. In addition to certificated shares, holdings of each of the following are included in determining compliance with the stock ownership guidelines: WEC restricted stock; WEC phantom stock units held in the Executive Deferred Compensation Plan; WEC stock held in the 401(k) plan; WEC performance units at target; vested WEC stock options; WEC shares held in our dividend reinvestment plan; and WEC shares held by a brokerage account, jointly with an immediate family member or in a trust.

Policy Regarding Hedging the Economic Risk of Stock Ownership. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as WEC’s other stockholders. Therefore, we have a policy under which directors, officers and employees are prohibited from engaging in any such transactions.

Analysis of Aggregate Salary, Annual Incentive and Long-Term Incentive Compensation. The discussion above describes the manner in which we determined the (1) annual base salary, (2) target level annual cash incentive compensation and (3) long-term incentive compensation awards for each named executive officer. As we developed preliminary target compensation levels for each of these elements of total compensation, we compared the aggregate amount of these elements to the market compensation data. The purpose of this review was to confirm that the aggregate targeted compensation did not deviate significantly from market medians.

Retirement Programs. We also maintain four different retirement plans in which our named executive officers participate: a defined benefit pension plan of the cash balance type, two supplemental executive retirement plans and individual letter agreements with each of the named executive officers. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including our executive officers. We believe the value of ensuring long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program, which will inspire increased loyalty and improved performance. For more information about our retirement plans, see “Pension Benefits at Fiscal Year-End 2007” and “Retirement Plans” later in this information statement.

Other Benefits, Including Perquisites. The Company provides its executive officers with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this information statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical benefits coverage, retirement benefits and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include the availability of financial planning, limited spousal travel and payment of the cost of a physical exam that is required annually. The Company also pays periodic dues and fees for certain club memberships for the named executive officers and other designated officers. In addition, executive officers receive tax gross-ups to reimburse the officer for certain tax liabilities. For a more detailed discussion of perquisites made available to our named executive officers, please refer to the notes following the Summary Compensation Table below.

We periodically review market data regarding executive perquisite practices. For 2007, we reviewed a survey conducted by The Ayco Company, L.P., a financial services firm (“AYCO”), of 272 companies throughout general industry. Based upon this review, we believe that the perquisites we provide to our executive officers are generally market competitive. We gross-up the financial planning benefits provided to our executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of our preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser. We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer relationships. However, we do not pay any additional expenses incurred for the personal use of these facilities. Although we do not permit personal use of the airplane in which WEC owns a partial interest, we do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by WEC personnel. There is no incremental cost to WEC or the Company for this travel, other than the tax gross-ups, as the airplane cost is the same regardless of whether an executive’s spouse travels.

In addition, each of our executive officers participates in a death benefit only plan. Under the terms of the plan, upon an executive officer’s death a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary if the officer is employed by us at the time of death or the after-tax value of one times final base salary if death occurs post-retirement.

Severance Benefits and Change in Control. Competitive practices dictate that companies should provide reasonable severance benefits to employees. In addition, we believe it is important to provide protections to our executive officers in connection with a change in control of WEC. Our belief is that the interests of WEC’s stockholders will be best served if the interests of our executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of WEC’s stockholders.

Each of Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, has an employment agreement with WEC, which includes change in control and severance provisions. Under the terms of these agreements, the applicable named executive officer is entitled to certain benefits in the event of a termination of employment. In the event of a termination of employment (1) by WEC for any reason other than cause, death or disability in anticipation of or following a change in control, (2) by the applicable executive officer for good reason in connection with or in anticipation of a change in control or (3) by the applicable executive officer after completing one year of service following a change in control, each named executive officer is generally entitled to:

•

A lump sum payment equal to three times: (1) the highest annual base salary in effect during the last three years and (2) the higher of the current year target bonus amount or the highest bonus paid in any of the last three years (except for Ms. Rappé, whose payment is based upon the current year target bonus amount);

•

A lump sum payment assuming three years of additional credited service under the qualified and non-qualified retirement plans based upon the highest annual base salary in effect during the last three fiscal years and highest bonus amount;

•	A lump sum payment equal to the value of three additional years of WEC match in the 401(k) plan and the WEC Executive Deferred Compensation Plan;

•	Continuation of health and certain other welfare benefit coverage for three years following termination of employment;

•	Full vesting of WEC stock options, WEC restricted stock and WEC performance units;

•	Financial planning services and other benefits; and

•	A gross-up payment should any payments trigger federal excise taxes.

In the absence of a change in control, if WEC terminates the employment of the applicable executive officer for any reason other than cause, death or disability, or the applicable executive officer terminates his or her employment for good reason, the payments to the applicable named executive officer will be the same as those described above, except that with respect to Messrs. Leverett, Kuester and Fleming, and Ms. Rappé, (1) the multiple for the lump sum payment in the first bullet point will be reduced to two, (2) the number of additional years of credited service for qualified and non-qualified retirement plans will be two, (3) the number of additional years of matching in the 401(k) plan and the WEC Executive Deferred Compensation Plan will be two, and (4) health and certain other welfare benefits will continue for two years following termination of employment.

The amounts payable under these agreements are consistent with market standards as confirmed by an analysis of data provided by Towers Perrin in 2007. The Compensation Committee did not consider other compensation paid to our executive officers, or analyze the amount payable under these arrangements, when they approved the agreements upon each officer’s commencement of employment with WEC.

In addition, our supplemental executive retirement plan provides that in the event of a change in control of WEC, each named executive officer will be entitled to a lump sum payment of amounts due under the plan without regard to whether such officer’s employment has been terminated.

For a more detailed discussion of the benefits and tables that describe payouts under various termination scenarios, see “Potential Payments upon Termination or Change in Control” later in this information statement.

Impact of Prior Compensation. The Compensation Committee did not consider the amounts realized or realizable from prior incentive compensation awards in establishing the levels of short-term and long-term incentive compensation for 2007.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. Although the Compensation Committee takes into consideration the provisions of Section 162(m), maintaining tax deductibility is but one consideration among many in the design of the executive compensation program.

With respect to 2007 compensation for the named executive officers, the annual stock option grants under WEC’s 1993 Omnibus Stock Incentive Plan, as amended, have been structured to qualify as performance-based compensation under Section 162(m). Annual cash incentive awards under the STPP and performance units under the WEC Performance Unit Plan do not qualify for tax deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this information statement.

The Compensation Committee

John F. Bergstrom, Committee Chair
John F. Ahearne
Ulice Payne, Jr.
Frederick P. Stratton, Jr.

EXECUTIVE OFFICERS’ COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to the Company’s Chief Executive Officer, Chief Financial Officer, each of the Company’s other three most highly compensated executive officers and Mr. Salustro, who retired effective February 28, 2007 (the “named executive officers”), during 2007 and 2006. The amounts shown in this and all subsequent tables in this information statement are WEC consolidated compensation data.

Summary Compensation Table

(a)	(b)	(c)		(d)	(e)		(f)	(g)	(h)		(i)		(j)
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(3) ($)		Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) ($)		All Other Compensation(14)(15) ($)		Total ($)
Gale E. Klappa
Chairman of the Board,	2007	1,075,356		—	1,338,713		2,246,334	2,177,596	4,700,118	(7)	223,749	(16)	11,761,866
President and Chief Executive Officer of WEC, WE and WG	2006	1,005,000		—	1,392,112		1,422,493	2,060,250	1,838,928	(7)	209,828		7,928,611
Allen L. Leverett
Executive Vice President	2007	576,000		—	610,603		913,011	933,120	197,018	(8)	84,733		3,314,485
and Chief Financial Officer of WEC, WE and WG	2006	538,200		—	767,686		520,850	882,648	—	(9)	79,542		2,788,926
Frederick D. Kuester
Executive Vice President	2007	622,752		—	630,140		913,011	1,008,859	2,650,828	(10)	110,334		5,935,924
of WEC and WG; Executive Vice President and Chief Operating Officer of WE	2006	582,000		—	787,223		520,850	954,480	689,533	(10)	116,210		3,650,296
James C. Fleming
Executive Vice President	2007	420,000		—	250,780		379,210	595,350	177,938	(11)	66,315		1,889,593
and General Counsel of WEC, WE and WG	2006	400,008		150,000	145,153		192,250	574,012	147,488	(11)	271,484		1,880,395
Kristine A. Rappé (1)
Senior Vice President and Chief Administrative Officer of WEC, WE and WG	2007	376,752		—	288,896		476,379	457,753	438,017	(12)	61,188		2,098,985
Larry Salustro
Executive Vice President	2007	70,812	(2)	—	202,941	(4)	1,731,867	114,716	—	(13)	109,119	(17)	2,229,455
of WEC, WE and WG	2006	424,872		—	823,758		520,850	518,344	575,196	(13)	115,895		2,978,915

(1)	Ms. Rappé became a named executive officer in 2007 and, therefore, no information has been provided for 2006.

(2)	Represents pro rata amount earned by Mr. Salustro prior to his retirement.

(3)

For 2007, the amounts reported reflect the amounts recognized for financial statement reporting purposes during 2007 in WEC’s 2007 consolidated financial statements in accordance with SFAS 123R for WEC stock option awards and performance unit awards made in 2005, 2006 and 2007 and various WEC restricted stock grants that have not yet vested. For 2006, the amounts reported reflect the amounts recognized for financial statement reporting purposes during 2006 in WEC’s 2006 consolidated financial statements in accordance with SFAS 123R for WEC stock option awards and performance unit awards made in 2005 and 2006, WEC performance share awards made in 2004 and various WEC restricted stock grants that had not yet vested. The expenses related to WEC performance units/shares and restricted stock are reflected in column (e) above, and the expenses related to WEC stock options are reflected in column (f) above. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts recognized for financial statement reporting purposes, depending upon WEC performance and the executive’s number of additional years of service with WEC or its subsidiaries. In accordance with Item 402 of Regulation S-K, the amounts reported in the table above do not reflect the amount of estimated forfeitures related to service-based vesting conditions used for financial reporting purposes. In accordance with SFAS 123R, certain assumptions were made in the valuation of the WEC stock options, performance units/shares and restricted stock for financial reporting purposes. See “Stock Options” in Note A — Summary of Significant Accounting Policies and Note N — Common Equity in the Notes to

Consolidated Financial Statements in our 2007 Annual Report on Form 10-K and our 2006 Annual Report on Form 10-K for a description of these assumptions. For 2007, the assumptions made in connection with the valuation of WEC stock options are the same as described in Note A in our 2007 Annual Report, except that the expected life of the options is 4.6 years for Mr. Salustro and 6.5 years for the rest of the named executive officers. The change in the expected life of the options to 4.6 years for Mr. Salustro and 6.5 years for the rest of the named executive officers from 6.0 years, as set forth in Note A, resulted from Mr. Salustro being “retirement eligible” as of December 31, 2007, which none of the other named executive officers were, while the assumption described in Note A is a weighted average of all option holders. For 2006, the assumptions made in connection with the valuation of the WEC stock options are the same as described in Note A in our 2006 Annual Report, except that the expected life of the options is 6.5 years. The change in the expected life of the options to 6.5 years from 6.3 years, as set forth in Note A, resulted from none of the named executive officers being “retirement eligible” as of December 31, 2006, whereas the assumption in Note A is a weighted average of all option holders, some of who were “retirement eligible.”

The reported amounts for 2007 include expenses attributable to WEC stock options and unvested WEC stock awards granted in prior years, respectively, for each named executive officer as follows: Mr. Klappa –$1,422,494 and $900,323; Mr. Leverett –$520,851 and $403,585; Mr. Kuester – $520,851 and $423,122; Mr. Fleming – $192,250 and $151,736; Ms. Rappé – $328,939 and $210,960; and Mr. Salustro $764,367 and $168,438. For additional information regarding the value of WEC option awards and WEC stock awards granted in 2007, see column (l) in “Grants of Plan-Based Awards for Fiscal Year 2007.”

The reported amounts for 2006 include expenses attributable to WEC stock options and unvested WEC stock awards granted in prior years, respectively, for each named executive officer as follows: Mr. Klappa –$776,533 and $923,840; Mr. Leverett –$277,333 and $565,190; Mr. Kuester – $277,333 and $584,727; Mr. Fleming – $0 and $0; and Mr. Salustro –$277,333 and $621,262. In December 2004, the Compensation Committee approved the acceleration of vesting of all unvested WEC options awarded, including those awarded to executive officers, in 2002, 2003 and 2004 in anticipation of the impact of adoption of SFAS 123R. Therefore, the amounts reported for 2006 only reflect compensation expense for two years of option awards (2005 and 2006) and do not reflect any compensation expense for the options awarded to the named executive officers in 2004 as they were fully vested prior to 2006.

(4)	Includes the reversal of $2,601 that was expensed in 2006 related to the 2005 grant of WEC performance units that vested upon Mr. Salustro’s retirement in February 2007.

(5)

Consists of amounts earned under WEC’s Short-Term Performance Plan for 2007 and 2006. See Note (2) under Grants of Plan-Based Awards for Fiscal Year 2007 for a description of the terms of the 2007 awards.

(6)

The amounts reported for 2007 and 2006 reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans from December 31, 2006 to December 31, 2007 and December 31, 2005 to December 31, 2006, respectively. Our employees, including the named executive officers, participate in WEC’s defined benefit plans. The named executive officers did not receive any above-market or preferential earnings on deferred compensation in 2007 or 2006.

(7)

The change in the actuarial present value of Mr. Klappa’s pension benefit does not constitute a cash payment to Mr. Klappa. WEC’s pension benefit obligations to Mr. Klappa will be offset by pension benefits Mr. Klappa is entitled to receive from a prior employer for nearly 29 years of service. The amount reported for Mr. Klappa represents only WEC’s obligation of the aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Klappa’s total accumulated pension benefit for which WEC will be responsible. For 2007, the total aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit is $5,080,365 – $380,247 of which we estimate the prior employer is obligated to pay. A significant reason for the increase in Mr. Klappa’s benefit in 2007 is the result of his years of credited service going from 29.33 to 30.33. At 30 years of service, WEC’s pension plan pays an unreduced benefit for all employees who retire at or after age 62 as opposed to age 65. Therefore, beginning in 2007, Mr. Klappa’s accumulated benefit is calculated assuming he begins receiving benefits at age 62 rather than age 65. The increase in actuarial present value related to the change in the unreduced benefit date is $2,537,230.

This large increase in the actuarial present value of Mr. Klappa’s pension benefit is expected to be a one-time occurrence, based upon the current terms of WEC’s pension plan and assuming the key assumptions used to calculate the actuarial present value in 2007 remain the same.

For 2006, the total aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit was $1,970,360 – $131,432 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s prior employer becomes unable to pay its portion of his accumulated pension benefit, WEC is obligated to pay the total amount.

(8)

The change in the actuarial present value of Mr. Leverett’s pension benefit does not constitute a cash payment to Mr. Leverett. WEC’s pension benefit obligations to Mr. Leverett will be offset by pension benefits Mr. Leverett is entitled to receive from a prior employer for approximately 15 years of service. The amount reported for Mr. Leverett represents only WEC’s obligation of the aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Leverett’s total accumulated pension benefit for which WEC will be responsible. For 2007, the total aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit is $190,462. However, because the change in the actuarial present value of his prior employer’s obligation decreased by ($6,556), WEC’s obligation of the aggregate change in the actuarial present value of Mr. Leverett’s total accumulated pension benefit is actually $197,018 for 2007. If Mr. Leverett’s prior employer becomes unable to pay its portion of Mr. Leverett’s accumulated pension benefit, WEC is obligated to pay the total amount.

(9)

A change in the assumptions used to calculate the actuarial present values under WEC’s defined benefit plans as a result of a change in the tax laws caused Mr. Leverett’s reported amount to be negative. The tax laws no longer allowed for an acceleration of nonqualified retirement benefits, and therefore WEC’s actuarial valuation began to assume a life annuity rather than a lump sum payment for the nonqualified benefits. The discount rate used to measure the actuarial present value under the nonqualified plans changed to 5.75% from 4.68%. The change affected all named executive officers, but only Mr. Leverett’s balance was small enough to result in a negative change in present value. This change in assumptions did not constitute a plan change. The aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit in 2006 under all defined benefit plans was ($109,950).

(10)

The change in the actuarial present value of Mr. Kuester’s pension benefit does not constitute a cash payment to Mr. Kuester. WEC’s pension benefit obligations to Mr. Kuester will be offset by pension benefits Mr. Kuester is entitled to receive from a prior employer for nearly 32 years of service. The amount reported for Mr. Kuester represents only WEC’s obligation of the aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Kuester’s total accumulated pension benefit for which WEC will be responsible. For 2007, the total aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit is $2,865,319 – $214,491 of which we estimate the prior employer is obligated to pay. A significant reason for the increase in Mr. Kuester’s benefit in 2007 is the result of his years of credited service going from 34.33 to 35.33. At 35 years of service, the WEC pension plan pays an unreduced benefit for all employees who retire at or after age 60 as opposed to age 62. Therefore, beginning in 2007, Mr. Kuester’s accumulated benefit is calculated assuming he begins receiving benefits at age 60 rather than 62. The increase in actuarial present value related to the change in the unreduced benefit date is $1,065,601.

This large increase in the actuarial present value of Mr. Kuester’s pension benefit is expected to be a one-time occurrence, based upon the current terms of WEC’s pension plan and assuming the key assumptions used to calculate the actuarial present value in 2007 remain the same.

For 2006, the total aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit was $802,868 – $113,335 of which we estimate the prior employer is obligated to pay. If Mr. Kuester’s prior employer becomes unable to pay its portion of Mr. Kuester’s accumulated pension benefit, WEC is obligated to pay the total amount.

(11)

The change in the actuarial present value of Mr. Fleming’s pension benefit does not constitute a cash payment to Mr. Fleming. In addition to Mr. Fleming’s participation in WEC’s qualified pension plan and supplemental executive retirement plan, the present value of the amount to be credited to a special supplemental pension account is $122,305 for 2007 and $126,418 for 2006, which will be paid upon termination of employment after age 65. See “Pension Benefits at Fiscal Year-End 2007” and “Retirement Plans” later in this information statement for additional details.

(12)	The change in the actuarial present value of Ms. Rappé’s pension benefit does not constitute a cash payment to Ms. Rappé.

(13)

The change in the actuarial present value of Mr. Salustro’s pension benefit does not constitute a cash payment to Mr. Salustro. WEC’s pension benefit obligations to Mr. Salustro will be offset by pension benefits Mr. Salustro is entitled to receive from a prior employer for approximately 15 years of service. For 2007, the amount reported for Mr. Salustro represents only WEC’s obligation of the aggregate change in the actuarial present value of Mr. Salustro’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Salustro’s total accumulated pension benefit for which WEC will be responsible. The total aggregate change in the actuarial present value of Mr. Salustro’s accumulated benefit is $563,635 Of Mr. Salustro’s total aggregate benefit, the actual present value of the portion payable by his prior employer is $868,793. Therefore, the change in WEC’s obligation of the actuarial present value of Mr. Salustro’s accumulated benefit is ($305,158). For 2006, the amount reported for Mr. Salustro represents the total aggregate change in the actuarial present value of Mr. Salustro’s accumulated benefit. If Mr. Salustro’s prior employer becomes unable to pay its portion of his accumulated pension benefit, WEC is obligated to pay the total amount.

(14)	Messrs. Klappa, Leverett, Kuester, Fleming and Salustro, and Ms. Rappé, received perquisites in 2007 as indicated below.

Named Executive Officer
Type of Perquisite	Gale E. Klappa	Allen L. Leverett	Frederick D. Kuester	James C. Fleming	Kristine A. Rappé	Larry Salustro

Club Dues	X	X	X	X	X (a)

Financial Planning	X	X	X	X	X	X

Medical Physical	X	X	X	X	X

Spousal Travel	X (b)

(a)

Although the Company paid certain club dues and fees for Ms. Rappé in 2007, we received a cash credit from a club that more than offset the dues and fees paid during the year. Therefore, there was no incremental cost to the Company for Ms. Rappé’s 2007 club dues and fees.

(b)

Mr. Klappa’s spouse will occasionally accompany him on certain business trips, flying on the airplane in which WEC owns a partial interest. There is no incremental cost to the Company for this travel as the cost for the plane is the same regardless of whether his spouse travels. The only cost to the Company related to Mr. Klappa’s spouse’s travel on the airplane is the tax gross-up paid to Mr. Klappa to reimburse him for taxes paid on compensation imputed pursuant to the Internal Revenue Code, which amount is separately reflected in the Summary Compensation Table as described in Note (15) below.

(15)

WEC maintains a Death Benefit Only Plan. Pursuant to the terms of the Plan, upon an officer’s death a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary if the officer is employed at the time of death or the after-tax value of one times final base salary if death occurs post-retirement. We recognized expenses for the Death Benefit Only Plan as follows in 2007: Mr. Klappa ($69,997), Mr. Leverett ($14,719), Mr. Kuester ($43,797), Mr. Fleming ($11,312), Ms. Rappé ($13,992) and Mr. Salustro ($12,160).

In addition to the perquisites and amounts recognized under the Death Benefit Only Plan identified above, All Other Compensation for Messrs. Klappa, Leverett, Kuester, Fleming and Salustro, and Ms. Rappé, consists of:

•	Employer matching of contributions into the 401(k) plan in the amount of $6,750 for each named executive;

•

“Make-whole” payments under WEC’s Executive Deferred Compensation Plan that provide a match at the same level as the 401(k) plan (3% for up to 6% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $87,318, $37,009, $40,567, $22,020, $10,925 and $17,856, respectively; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $18,843, $8,837, $5,808, $8,023, $0 and $6,068, respectively.

(16)

Includes $14,927 attributable to WEC’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Board of Directors. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

(17)

Includes $61,284, representing the value of a prorated number of 2007 vacation days and unused vacation days from prior years, which was paid to Mr. Salustro upon his retirement, consistent with the Company’s policy for all salaried employees.

Percentages of Total Compensation. For Messrs. Klappa, Leverett, Kuester, Fleming and Salustro, and Ms. Rappé, (1) salary (as reflected in column (c) above) represented approximately 9%, 17%, 10%, 22%, 3% and 18%, respectively, of total compensation (as shown in column (j) above) for 2007, (2) annual incentive compensation (as reflected in column (g) above) represented approximately 19%, 28%, 17%, 32%, 5% and 22%, respectively, of total compensation in 2007, and (3) salary and annual incentive compensation together represented approximately 28%, 46%, 27%, 54%, 8% and 40%, respectively, of total compensation in 2007.

For Messrs. Klappa, Leverett, Kuester, Fleming and Salustro, (1) salary (as reflected in column (c) above) represented approximately 13%, 19%, 16%, 21% and 14%, respectively, of total compensation (as shown in column (j) above) for 2006, (2) annual incentive compensation (as reflected in column (g) above) represented approximately 26%, 32%, 26%, 31% and 17%, respectively, of total compensation in 2006, and (3) salary and annual incentive compensation together represented approximately 39%, 51%, 42%, 52% and 32%, respectively, of total compensation in 2006.

Grants of Plan-Based Awards for Fiscal Year 2007

The following table shows additional data regarding incentive plan awards to the named executive officers in 2007.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards (4)			Grant
Name	Grant Date	Action Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Number of Securities Underlying Options (#)	Exercise or Base Price (5) ($/Sh)	Closing Market Price (6) ($/Sh)	Date Fair Value of Stock and Option Awards (7) ($)
Gale E.	1/18/07	—	537,678	1,075,356	2,258,248	—	—	—	—	—	—	—	—
Klappa	1/03/07	12/7/06	—	—	—	6,750	27,000	47,250	—	—	—	—	1,294,110
	1/03/07	12/7/06	—	—	—	—	—	—	—	271,000	47.755	47.93	2,471,520
Allen L.	1/18/07	—	230,400	460,800	967,680	—	—	—	—	—	—	—	—
Leverett	1/03/07	12/7/06	—	—	—	3,188	12,750	22,313	—	—	—	—	611,108
	1/03/07	12/7/06	—	—	—	—	—	—	—	129,000	47.755	47.93	1,176,480
Frederick D.	1/18/07	—	249,101	498,202	1,046,224	—	—	—	—	—	—	—	—
Kuester	1/03/07	12/7/06	—	—	—	3,188	12,750	22,313	—	—	—	—	611,108
	1/03/07	12/7/06	—	—	—	—	—	—	—	129,000	47.755	47.93	1,176,480
James C.	1/18/07	—	147,000	294,000	617,400	—	—	—	—	—	—	—	—
Fleming	1/03/07	12/7/06	—	—	—	1,525	6,100	10,675	—	—	—	—	292,373
	1/03/07	12/7/06	—	—	—	—	—	—	—	61,500	47.755	47.93	560,880
Kristine	1/18/07	—	113,026	226,051	474,707	—	—	—	—	—	—	—	—
A. Rappé	1/03/07	12/7/06	—	—	—	1,200	4,800	8,400	—	—	—	—	230,064
	1/03/07	12/7/06	—	—	—	—	—	—	—	48,500	47.755	47.93	442,320
Larry	1/18/07	—	28,325	56,650	118,965	—	—	—	—	—	—	—	—
Salustro	1/03/07	12/7/06	—	—	—	3,188	12,750	22,313	—	—	—	—	611,108
	1/03/07	12/7/06	—	—	—	—	—	—	—	129,000	47.755	47.93	967,500

(1)	On December 7, 2006, the Compensation Committee awarded the 2007 option and performance unit grants effective the first trading day of 2007 (January 3, 2007).

(2)

Non-equity incentive plan awards consist of awards under WEC’s Short-Term Performance Plan. The target bonus levels established for each of Messrs. Klappa, Leverett, Kuester, Fleming and Salustro, and Ms. Rappé, for 2007 were 100%, 80%, 80%, 70%, 80% and 60% of base salary, respectively. Pursuant to the terms of their respective employment agreements, the target bonus levels for each of Messrs. Klappa, Leverett and Kuester, and Ms. Rappé, may not be adjusted downward except by an action of the Board or Compensation Committee which lowers the target bonus for the entire senior executive group. Based on certain financial and operational goals established by the Compensation Committee, actual payments to the named executive officers could have ranged from 0% of the target award to 210% of the target. Based on actual performance for 2007, each named executive officer earned 202.5% of the target award and these amounts are reported above in the Summary Compensation Table. Mr. Salustro’s award represents 162% of his prorated 2007 base salary of $70,812. For a more detailed description of WEC’s Short-Term Performance Plan, see the Compensation Discussion and Analysis above.

(3)

Consists of performance units awarded under the WEC Performance Unit Plan, as amended. Upon vesting, the WEC performance units will be settled in cash in an amount determined by multiplying the number of performance units which have become vested by the closing price of WEC’s common stock on the last trading day of the performance period. The number of WEC performance units that ultimately will vest is dependent upon WEC’s total stockholder return over a three-year period ending December 31, 2009 as compared to the total stockholder return of a Custom Peer Group consisting of 30 companies. These companies are: Allegheny Energy, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; Consolidated Edison, Inc.; DTE Energy Company; Duke Energy Corp.; Energy East Corporation; Entergy Corporation; Exelon Corporation; FirstEnergy Corp.; FPL Group, Inc.; NiSource Inc.; Northeast Utilities; Nstar; OGE Energy Corp.; Pinnacle West Capital Corporation; Pepco Holdings, Inc.; Progress Energy Inc.; Public Service Enterprise Group Incorporated; Puget Energy, Inc.; SCANA Corporation; Sempra Energy; Sierra Pacific Resources; The Southern Company; Westar Energy, Inc.; Wisconsin Energy Corporation; WPS Resources Corporation (now known as Integrys Energy Group, Inc.); and Xcel Energy Inc.

Total stockholder return is the calculation of total WEC return (stock price appreciation plus reinvested dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period. The regular vesting schedule for the performance units is as follows:

Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If WEC’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating the appropriate vesting percentage. Except as discussed herein, unvested performance units are immediately forfeited upon cessation of employment with WEC or its subsidiaries prior to completion of the three-year performance period.

The performance units will vest immediately at the target 100% rate upon (1) the termination of the named executive officer’s employment by reason of disability or death or (2) a change in control of WEC while employed by the Company. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment by reason of retirement prior to the end of the three-year performance period. Participants, including the named executive officers, will receive a cash dividend when WEC declares a dividend on its common stock in an amount equal to the number of WEC performance units granted to the named executive officer at the target 100% rate multiplied by the amount of the dividend paid on a share of WEC common stock. The performance units have no voting rights attached to them.

(4)

Consists of non-qualified stock options to purchase shares of WEC common stock pursuant to WEC’s 1993 Omnibus Stock Incentive Plan, as amended. These options have exercise prices equal to the fair market value of WEC common stock on the date of grant. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The options fully vest and become exercisable three years from the date of grant. Notwithstanding the preceding sentence, the options become immediately exercisable upon the occurrence of a change in control of WEC or termination of employment by reason of retirement, disability or death. The exercise price may be paid by delivery of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of WEC’s 1993 Omnibus Stock Incentive Plan, as amended, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent).

(5)

The exercise price of the option awards is equal to the fair market value of WEC’s common stock on the date of grant, January 3, 2007. Fair market value is the average of the high and low prices of WEC common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

(6)	Reflects the closing market price of WEC common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

(7)

Grant date fair value of each award as determined in accordance with SFAS 123R, which includes the value of the right to receive dividends. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon WEC performance and the executive’s number of additional years of service with WEC or its subsidiaries.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table reflects the number and value of exercisable and unexercisable WEC options as well as the number and value of other WEC stock awards held by the named executive officers at fiscal year-end 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (1) (#)	Number of Securities Underlying Unexercised Options: Unexercisable (2) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
Gale E.	250,000	—	—	25.3100	4/14/13	—		—	—		—
Klappa	200,000	—	—	33.4350	1/02/14	—		—	—		—
	—	280,000	—	34.2000	1/18/15	—		—	—		—
	—	252,000	—	39.4750	1/03/16	—		—	—		—
	—	271,000	—	47.7550	1/03/17	—		—	—		—
	—	—	—	—	—	26,259	(4)	1,279,076	—		—
	—	—	—	—	—	—		—	29,600	(9)	1,441,816	(9)
	—	—	—	—	—	—		—	27,000	(10)	1,315,170	(10)
Allen L.	200,000	—	—	29.1300	7/01/13	—		—	—		—
Leverett	150,000	—	—	33.4350	1/02/14	—		—	—		—
	—	100,000	—	34.2000	1/18/15	—		—	—		—
	—	95,000	—	39.4750	1/03/16	—		—	—		—
	—	129,000	—	47.7550	1/03/17	—		—	—		—
	—	—	—	—	—	6,407	(5)	312,085	—		—
	—	—	—	—	—	—		—	12,800	(9)	623,488	(9)
	—	—	—	—	—	—		—	12,750	(10)	621,053	(10)
Frederick D.	200,000	—	—	31.0700	10/13/13	—		—	—		—
Kuester	150,000	—	—	33.4350	1/02/14	—		—	—		—
	—	100,000	—	34.2000	1/18/15	—		—	—		—
	—	95,000	—	39.4750	1/03/16	—		—	—		—
	—	129,000	—	47.7550	1/03/17	—		—	—		—
	—	—	—	—	—	15,763	(6)	767,816	—		—
	—	—	—	—	—	—		—	12,800	(9)	623,488	(9)
	—	—	—	—	—	—		—	12,750	(10)	621,053	(10)
James C.	—	75,000	—	39.4750	1/03/16	—		—	—		—
Fleming	—	61,500	—	47.7550	1/03/17	—		—	—		—
	—	—	—	—	—	2,086	(7)	101,609	—		—
	—	—	—	—	—	—		—	7,900	(9)	384,809	(9)
	—	—	—	—	—	—		—	6,100	(10)	297,131	(10)
Kristine A.	10,000	—	—	27.3130	6/02/09	—		—	—		—
Rappé	20,925	—	—	33.4350	1/02/14	—		—	—		—
	—	65,000	—	34.2000	1/18/15	—		—	—		—
	—	58,000	—	39.4750	1/03/16	—		—	—		—
	—	48,500	—	47.7550	1/03/17	—		—	—		—
	—	—	—	—	—	7,143	(8)	347,936	—		—
	—	—	—	—	—	—		—	6,200	(9)	302,002	(9)
	—	—	—	—	—	—		—	4,800	(10)	233,808	(10)
Larry	95,000	—	—	39.4750	1/03/16	—		—	—		—
Salustro	129,000	—	—	47.7550	1/03/17	—		—	—		—

(1)	All options reported in this column are fully vested and exercisable.

(2)

All options reported in this column with an exercise price of $34.20 and an expiration date of January 18, 2015, fully vest and become exercisable on January 18, 2008. All options reported in this column with an exercise price of $39.475 and an expiration date of January 3, 2016, fully vest and become exercisable on January 3, 2009. All options reported in this column with an exercise price of $47.755 and an expiration date of January 3, 2017, fully vest and become exercisable on January 3, 2010.

(3)	Based on the closing price of WEC common stock reported in the New York Stock Exchange Composite Transaction Report on December 31, 2007, the last trading day of the year.

(4)

Effective April 14, 2003, Mr. Klappa was granted a WEC restricted stock award of 39,510 shares which vests at the rate of 10% for each year of service until 100% vesting occurs on April 14, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of WEC, (d) Mr. Klappa for good reason, or (e) WEC without cause, or (2) action by the Compensation Committee. The number of shares reported includes WEC shares acquired pursuant to the reinvestment of dividends on the WEC restricted stock.

(5)

Effective July 1, 2003, Mr. Leverett was granted a WEC restricted stock award of 28,850 shares. Two-thirds of the shares vested on July 1, 2005 and the remaining one-third vest at the rate of 20% for each year of service after that date until 100% vesting occurs on July 1, 2010. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of WEC, (d) Mr. Leverett for good reason, or (e) WEC without cause, or (2) action by the Compensation Committee. The number of shares reported includes WEC shares acquired pursuant to the reinvestment of dividends on the WEC restricted stock.

(6)

Effective October 13, 2003, Mr. Kuester was granted a WEC restricted stock award of 24,140 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on October 13, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of WEC, (d) Mr. Kuester for good reason, or (e) WEC without cause, or (2) action by the Compensation Committee. The number of shares reported includes WEC shares acquired pursuant to the reinvestment of dividends on the WEC restricted stock.

(7)

Effective January 6, 2006, Mr. Fleming was granted a WEC restricted stock award of 2,500 shares, which vest at the rate of 20% for each year of service until 100% vesting occurs on January 6, 2011. Earlier vesting may occur due to termination of employment by death, disability or a change in control of WEC or by action of the Compensation Committee. The number of shares reported includes WEC shares acquired pursuant to the reinvestment of dividends on the WEC restricted stock.

(8)

Effective each of May 19, 1998, June 2, 1999, October 21, 2000 and February 7, 2001, Ms. Rappé was granted shares of WEC restricted stock that vest in full ten years from the respective grant date, subject to a performance accelerator. The performance accelerator is triggered by achieving certain WEC cumulative earnings per share targets measured from the respective grant date. Ten percent annually is available for accelerated vesting and the stock is subject to cumulative vesting. Earlier vesting may occur due to termination of employment by death, disability or a change in control of WEC or by action of the Compensation Committee. In addition, the stock vests upon retirement at or after attainment of age 60. The number of shares reported includes WEC shares acquired pursuant to the reinvestment of dividends on WEC restricted stock.

(9)

The number of WEC performance units reported vest at the end of the three-year performance period ending December 31, 2008. The number of performance units reported and their corresponding value are based upon a payout at the target amount.

(10)

The number of WEC performance units reported vest at the end of the three-year performance period ending December 31, 2009. The number of performance units reported and their corresponding value are based upon a payout at the target amount.

Option Exercises and Stock Vested for Fiscal Year 2007

This table shows the number and value of (1) WEC stock options that were exercised by the named executive officers, (2) WEC restricted stock awards that vested and (3) WEC performance units that vested in 2007.

(a)	(b)	(c)		(d)		(e)
	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Gale E. Klappa	—	—		4,479	(2)	223,121	(3)
	—	—		21,238	(4)	1,034,503	(5)
Allen L. Leverett	—	—		2,108	(2)	93,595	(3)
	—	—		9,324	(4)	454,172	(5)
Frederick D. Kuester	—	—		2,725	(2)	125,387	(3)
	—	—		9,324	(4)	454,172	(5)
James C. Fleming	—	—		511	(2)(6)	23,838	(3)(6)
Kristine A. Rappé	26,005	583,222	(1)	261	(2)(6)	12,576	(3)(6)
	—	—		6,216	(4)	302,781	(5)
Larry Salustro	635,000	12,462,344	(1)	28,802	(2)	1,343,615	(3)
	—	—		12,186	(7)	593,585	(7)

(1)

Value realized upon exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of WEC common stock at the time of exercise and the exercise price.

(2)	Reflects the number of shares of WEC restricted stock that vested in 2007.

(3)

Restricted stock value realized is determined by multiplying the number of shares of WEC restricted stock that vested by the fair market value of WEC common stock on the date of vesting. We compute fair market value as the average of the high and low prices of WEC common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(4)	Reflects the number of WEC performance units that vested as of December 31, 2007, the end of the applicable three-year performance period. The performance units were settled in cash.

(5)	Performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of WEC common stock on December 31, 2007.

(6)

Mr. Fleming and Ms. Rappé deferred $23,772 and $12,465, respectively, into the WEC Executive Deferred Compensation Plan. The number of WEC phantom stock units received in the WEC Executive Deferred Compensation Plan equaled the number of shares of WEC restricted stock deferred.

(7)

Represents a prorated amount of WEC performance units granted in 2005, 2006 and 2007 that vested upon Mr. Salustro’s retirement, effective February 28, 2007, pursuant to the terms of the WEC Performance Unit Plan and the corresponding value received, determined by multiplying the number of WEC performance units vested by $48.71, the closing price of WEC common stock on March 1, 2007.

Pension Benefits at Fiscal Year-End 2007

The following table sets forth information for each named executive officer regarding their pension benefits at fiscal year-end 2007 under WEC’s four different retirement plans discussed below.

(a)	(b)	(c)		(d)		(e)
Name	Plan Name	Number of Years Credited Service (1) (#)		Present Value of Accumulated Benefit (2)(3) ($)		Payments During Last Fiscal Year ($)
Gale E. Klappa	WEC Plan	4.67		69,474		—
	SERP A	4.67		646,996		—
	Individual Letter Agreement	30.33		9,717,828		—
Allen L. Leverett	WEC Plan	4.50		56,117		—
	SERP A	4.50		351,576		—
	Individual Letter Agreement	19.00		666,452		—
Frederick D. Kuester	WEC Plan	4.17		59,178		—
	SERP A	4.17		280,220		—
	Individual Letter Agreement	35.33		5,691,728		—
James C. Fleming	WEC Plan	2.00		25,843		—
	SERP A	2.00		50,860		—
	Individual Letter Agreement	2.00		248,723		—
Kristine A. Rappé	WEC Plan	25.33		459,920		—
	SERP A	25.33		1,138,052		—
	SERP B	—	(4)	368,960		—
	Individual Letter Agreement	—		—		—
Larry Salustro	WEC Plan	9.17		—	(5)	161,179
	SERP A	9.17		253,986		16,530
	SERP B	—	(4)	1,158,064		75,380
	Individual Letter Agreement	35.08		4,748,138		309,060

(1)

Years of service are computed as of December 31, 2007, the pension plan measurement date used for financial statement reporting purposes. Messrs. Klappa, Leverett, Kuester and Salustro have been credited with 25.66, 14.5, 31.16 and 25.92 years of service, respectively, pursuant to the terms of their Individual Letter Agreements (ILAs). The increase in the aggregate amount of each of Messrs. Klappa’s, Leverett’s, Kuester’s and Salustro’s accumulated benefit under all of WEC’s retirement plans resulting from the additional years of credited service is the amount identified in connection with each respective ILA set forth in column (d).

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:

•	First projected unreduced retirement age based on current service:

•	For Mr. Klappa, age 62.

•	For Messrs. Leverett and Fleming, and Ms. Rappé, age 65.

•	For Mr. Kuester, age 60.

•	Mr. Salustro was based on his age at December 31, 2007.

•	Discount rate of 6.05%.

•	Cash balance interest crediting rate of 6.75%.

•	Form of payment:

•	WEC Plan: Lump sum.

•	SERP: Life annuity.

•	ILA: Life annuity, other than Mr. Fleming who we assume will receive a lump sum payment.

•	Mortality Table, for life annuity:

•	Messrs. Klappa, Leverett, Kuester and Salustro - RP2000 with projection to 2010 - Male.

•	Mr. Fleming – N/A.

•	Ms. Rappé - RP2000 with projection to 2010 - Female.

(3)

WEC’s pension benefit obligations to Messrs. Klappa, Leverett, Kuester and Salustro will be partially offset by pension benefits Messrs. Klappa, Leverett, Kuester and Salustro are entitled to receive from their former employers. The amounts reported for Messrs. Klappa, Leverett, Kuester and Salustro represent only WEC’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Klappa’s, Leverett’s, Kuester’s and Salustro’s accumulated benefit under all of the plans is $13,252,013, $1,261,146, $8,426,321 and

$7,028,982, respectively, $2,817,714, $187,001, $2,395,195 and $868,793 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s, Mr. Leverett’s, Mr. Kuester’s or Mr. Salustro’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, WEC is obligated to pay the total amount.

(4)

Pursuant to the terms of SERP B, participants are not entitled to any payments until after they retire at or after age 60, regardless of how many years they have been employed with WEC or its subsidiaries. Therefore, there are no years of credited service associated with participation in SERP B.

(5)	In connection with his retirement, in 2007 Mr. Salustro received a lump sum payment of his entire account balance in the WEC Plan.

Retirement Plans

WEC maintains four different plans providing for retirement payments and benefits: a defined benefit pension plan of the cash balance type (WEC Plan); two supplemental executive retirement plans (SERP A and SERP B); and Individual Letter Agreements with each of the named executive officers. The compensation currently considered for purposes of the retirement plans (other than the WEC Plan) for Messrs. Klappa, Leverett, Kuester and Salustro, and Ms. Rappé, is $2,941,025, $1,426,826, $1,468,611, $994,894 and $742,208, respectively. These amounts represent the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Under the terms of Mr. Fleming’s employment agreement with WEC, the compensation considered for purposes of the retirement plans (other than the WEC Plan) is $994,012. This amount represents Mr. Fleming’s 2007 base salary plus his 2006 STPP award paid in 2007. As of December 31, 2007, Messrs. Klappa, Leverett, Kuester, Fleming and Salustro, and Ms. Rappé, currently have or are considered to have 30.33, 19.00, 35.33, 2.00, 35.08 and 25.33 credited years of service, respectively, under the various supplemental plans described below. Messrs. Klappa, Leverett, Kuester and Salustro, and Ms. Rappé, are not entitled to these supplemental benefits until they attain the age of 60. Neither Mr. Fleming nor Ms. Rappé were granted additional years of credited service.

The WEC Plan. Most regular full-time and part-time employees, including the named executive officers, participate in the WEC Plan. The WEC Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. Additionally, the WEC Plan provides that up to an additional 2% of base pay may be earned based upon achievement of earnings targets.

Beginning January 1, 2008, the interest credit on all prior accruals will no longer fluctuate based upon the trust’s investment return for the year. Instead, the interest credit percentage will be set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever is greater. For participants in the WEC Plan on December 31, 2007, their WEC Plan benefit starting January 1, 2008 will never be less than the benefit accrued as of December 31, 2007. The WEC Plan benefit will be calculated under both formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007, interest credits as defined under the prior WEC Plan formula will be taken into account but not any additional pay credits. Participants who were “grandfathered” as of December 31, 1995 as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued. This amount will continue to increase until December 31, 2010, at which time it will be frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

For the named executive officers other than Mr. Fleming who does not participate in the prior plan formula, estimated benefits under the “grandfathered” formula are higher than under the cash balance plan formula. Although all of the named executive officers, other than Ms. Rappé who is grandfathered under the prior plan formula, participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Klappa’s, Leverett’s, Kuester’s and Salustro’s total retirement benefits would currently be determined by the prior plan benefit formula if they were to retire at or after age 60. These benefits are payable under the Individual Letter Agreements, not the WEC Plan. The named executive officers, other than Ms. Rappé, would receive the cash balance in their accounts if they were to terminate employment prior to attaining the age of 60. Ms. Rappé would receive benefits under either the grandfathered formula or the cash balance plan formula, whichever is higher, if she were to terminate employment prior to attaining the age of 60.

Under the WEC Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $225,000 of pension eligible earnings (base pay) may be considered for purposes of the WEC Plan.

Supplemental Executive Retirement Plans and Individual Letter Agreements. Designated officers of WEC and Wisconsin Electric, including all of the named executive officers, participate in the Supplemental Executive Retirement Plan (SERP). There are two components of the SERP (SERP A and SERP B). SERP A provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation. In addition, pursuant to the terms of SERP B, Ms. Rappé and Mr. Salustro also will receive a supplemental lifetime annuity, equal to 10% of the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Except for a “change in control” of WEC, as defined in the SERP, and pursuant to the terms of the Individual Letter Agreements discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP. SERP B is only provided to a grandfathered group of officers and was designed to provide an incentive to key employees to remain with WEC until retirement or death. The Compensation Committee determined to eliminate the SERP B benefit a number of years ago.

WEC entered into an agreement with Mr. Salustro who could not accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula. According to Mr. Salustro’s agreement, upon his retirement effective February 28, 2007, Mr. Salustro began receiving supplemental retirement payments which will make his total retirement benefits at age 60, the age at which he retired, substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

WEC has entered into agreements with Messrs. Klappa, Leverett and Kuester to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Plan at age 27 for Mr. Klappa, on January 1, 1989 for Mr. Leverett, and at the age of 22 for Mr. Kuester. The retirement benefits payable to Messrs. Klappa, Leverett and Kuester will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Klappa’s, Leverett’s and Kuester’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by WEC. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Klappa’s, Leverett’s and Kuester’s prior employers.

WEC has entered into an agreement with Mr. Fleming to provide him a special supplemental pension to keep him whole for pension benefits he would have received from his prior employer. WEC will credit Mr. Fleming’s account with a minimum of $80,000 annually, and will credit up to an additional $40,000 annually based on performance against corporate goals as determined by the Compensation Committee. The amounts credited to Mr. Fleming’s account will earn interest as if it had been credited to the WEC Plan. The account balance vests at the earlier of five years from the date Mr. Fleming commenced employment (January 3, 2011) or age 65, and will be paid pursuant to the terms of the SERP. Mr. Fleming also participates in the WEC Plan and SERP A, without any additional years of credited service.

The purpose of these agreements is to ensure that Messrs. Klappa, Leverett, Kuester, Fleming and Salustro do not lose pension earnings by joining the executive management team at WEC and the Company they otherwise would have received from their former employers. Since retirement plans operate in a manner where accrued amounts increase substantially as a participant increases in age and years of service, these officers forego substantial pension benefits by coming to work for us. Without providing a means to retain these pension benefits, it would have been difficult for us to attract these officers.

In order to allow Ms. Rappé to retire at age 60 with an unreduced pension benefit, WEC entered into an agreement with Ms. Rappé whereby her SERP benefit will not be subject to early retirement reduction factors if she retires at or after age 60. Under this agreement, if Ms. Rappé were to retire at age 60, she would be granted less than one year of additional credited service.

The plans and agreements provide in the instance of a change in control of WEC and, absent a deferral election, mandatory lump sum payments without regard to whether the executive’s employment has terminated. The WEC Amended Non-Qualified Trust, a grantor trust, was established to fund certain non-qualified benefits, including the SERP and the Individual Letter Agreements, as well as WEC’s Executive Deferred Compensation Plan and WEC’s Directors’ Deferred Compensation Plan discussed later in this information statement. See “Potential Payments upon Termination or Change in Control” later in this information statement for additional information.

Nonqualified Deferred Compensation for Fiscal Year 2007

The following table reflects activity by the named executive officers during 2007 in WEC’s Executive Deferred Compensation Plan discussed below.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End (3) ($)
Gale E. Klappa	177,383	87,318	102,314	—	1,457,322
Allen L. Leverett	145,109	37,009	146,527	—	1,788,688
Frederick D. Kuester	286,649	40,567	84,237	—	1,274,056
James C. Fleming	142,774	22,020	10,384	—	211,353
Kristine A. Rappé	57,910	17,856	93,128	—	1,392,639
Larry Salustro	864,693	10,925	63,919	—	1,534,079

(1)

Other than $34,550, $37,772 and $12,465 of Mr. Leverett’s, Mr. Fleming’s and Ms. Rappé’s contribution, respectively, all of the amounts are reported as compensation in the Summary Compensation Table of this information statement. These amounts consist of the value of WEC restricted stock that vested during 2007 and/or dividends paid on WEC performance units during 2007. The grant date fair value of shares of WEC restricted stock and the value of the right to receive dividends on the WEC performance units are expensed by WEC in accordance with SFAS 123R, and the expensed amounts recognized for financial statement reporting purposes in 2007 are included in the Summary Compensation Table in this information statement.

(2)	All of the reported amounts are reported as compensation in the Summary Compensation Table of this information statement.

(3)

$952,486, $1,074,068, $635,433, $34,269, $366,689 and $74,178 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior information statements for Messrs. Klappa, Leverett, Kuester, Fleming and Salustro, and Ms. Rappé, respectively. Messrs. Klappa, Leverett, and Kuester have been named executive officers since commencing employment with Wisconsin Electric in 2003. Mr. Fleming has been a named executive officer since commencing employment with Wisconsin Electric in January 2006. Ms. Rappé was a named executive officer in 2004 and 2005, and became a named executive officer again in 2007. Mr. Salustro became a named executive officer in 2002.

Executive Deferred Compensation Plan

Executive officers and certain other highly compensated employees are eligible to participate in the WEC Executive Deferred Compensation Plan. Under the plan, a participant may defer up to 100% of his or her base salary, annual incentive compensation, long-term incentive compensation (including the value of any WEC stock option gains, vested awards of WEC restricted stock, WEC performance shares and units and dividends earned on unvested WEC performance units), severance payments due under WEC’s Executive Severance Policy or under any change in control agreement between WEC and a participant, and any “make whole” pension supplements.

Generally, deferral elections are made annually by each participant for the upcoming plan year. WEC maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, WEC may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under WEC’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of base salary actually deferred. Also, WEC, in its discretion, may credit any other amounts, as appropriate, to each participant’s account. Additionally, “make whole” payments may be made to participants who are not eligible to participate in the SERP and whose deferrals result in lesser payments under WEC’s qualified pension plan.

WEC tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the available measurement funds. Participants may elect from among eight measurement funds that correspond to investment options in WEC’s 401(k) plan in addition to the prime rate fund and WEC’s stock measurement fund. Deferred amounts relating to the value of participants’ WEC stock option gains and vested WEC restricted stock are always deemed invested in WEC’s stock measurement fund and may not be transferred to any other measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected. The table below shows the funds available under the EDCP and their annual rate of return for the calendar year ended December 31, 2007:

Name of Fund	Rate of Return (%)
Fidelity Balanced Fund	8.99
Fidelity Diversified International Fund	16.03
Fidelity Equity – Income Fund	1.83
Fidelity Growth Company Fund	19.89
Fidelity Low-Priced Stock Fund	3.16
Fidelity U.S. Bond Index Fund	5.40
Prime Rate	8.38
S&P 500 Fund	5.49
Vanguard Mid-Cap Index	6.02
WEC Common Stock Fund	4.81

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. For amounts deferred prior to January 1, 2005, a participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Pursuant to the new IRS rules that became effective on January 1, 2005, amounts deferred after that date may not be withdrawn at the discretion of the participant. Payout amounts may be limited to the extent to which they are deductible under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment, the participant may elect to receive a payout beginning the year after termination in the amount of his account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control of WEC, as defined in the plan, or (2) for amounts deferred prior to January 1, 2005, upon any downgrade of WEC’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of our named executive officers in the event of termination of each executive’s employment. These amounts are in addition to each named executive officers’ aggregate balance in the EDCP at fiscal year-end 2007, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2007.” The amount of compensation payable to each named executive officer upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by WEC for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control” of WEC, disability and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2007 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the named executive officers upon termination. The amounts shown under “Normal Retirement” assume the named executive officers were retirement eligible with no reduction of retirement benefits. The amounts reported in the row

“Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2007.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability. In the event a named executive officer voluntarily terminates employment or is terminated for cause, death or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, pro-rated annual incentive compensation;

•	401(k) plan and EDCP account balances;

•	the WEC Plan cash balance;

•

in the case of death or disability, full vesting in all outstanding WEC stock options, restricted stock and performance units (otherwise, the ability to exercise already vested options within three months of termination); and

•	if termination occurs after age 60 or by death or disability, vesting in the SERP and Individual Letter Agreements.

Named executive officers are also entitled to the value of unused vacation days, if any.

Payments Made Upon Normal Retirement. In the event of the retirement of a named executive officer, the officer will receive:

•	full vesting in all outstanding WEC stock options and restricted stock, and a prorated amount of WEC performance units;

•	full vesting in all retirement plans, including the WEC Plan, SERP and Individual Letter Agreements; and

•	401(k) plan and EDCP account balances.

Named executive officers are also entitled to the value of unused vacation days, if any.

Payments Made Upon a Change in Control or Involuntary Termination. WEC has entered into written employment agreements with each of Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, which provide for certain severance benefits as described below.

Under the agreement with Mr. Klappa, severance benefits are provided if his employment is terminated:

•	in anticipation of a change in control by WEC for any reason, other than cause, death or disability;

•	by Mr. Klappa for good reason following a change in control of WEC;

•	by Mr. Klappa within six months after completing one year of service following a change in control of WEC; or

•	in the absence of a change in control of WEC, by WEC for any reason other than cause, death or disability or by Mr. Klappa for good reason.

Upon the occurrence of one of these events, Mr. Klappa’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Klappa’s highest annual base salary in effect in the last three years and highest bonus amount;

•	three years’ continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;

•	a payment equal to the value of three additional years’ of participation in the applicable qualified and non-qualified retirement plans;

•	a payment equal to the value of three additional years of WEC match in the 401(k) plan and the EDCP;

•	full vesting in all outstanding WEC stock options, restricted stock and other equity awards;

•	401(k) plan and EDCP account balances;

•	certain financial planning services and other benefits; and

•	in the event of a change in control, a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law.

The highest bonus amount would be calculated as the largest of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years prior to termination or the change in control of WEC. The agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Leverett’s, Mr. Kuester’s and Mr. Fleming’s agreements are substantially similar to Mr. Klappa’s, except that if their employment is terminated by WEC for any reason other than cause, death or disability or by them for good reason in the absence of a change in control:

•	the special lump sum severance benefit is two times the sum of their highest annual base salary in effect for the three years preceding their termination and their highest bonus amount;

•	health and certain other welfare benefits are provided for a two-year period;

•	the special retirement plan lump sum is calculated as if their employment continued for a two-year period following termination of employment; and

•	the payment for 401(k) plan and EDCP match is equal to two years of WEC match.

Mr. Leverett’s and Mr. Kuester’s agreements contain a one-year non-compete provision applicable on termination of employment.

Ms. Rappé’s agreement is substantially similar to Mr. Klappa’s, except that if Ms. Rappé’s employment is terminated upon a change in control of WEC, the special lump sum severance benefit is three times the sum of her highest annual base salary in effect for the three years preceding termination and her target bonus amount. In addition, if Ms. Rappé’s employment is terminated by WEC for any reason other than cause, death or disability or by Ms. Rappé for good reason in the absence of a change of control of WEC:

•	the special lump sum severance benefit is two times the sum of her highest annual base salary in effect for the three years preceding her termination and her target bonus amount;

•	health and certain other welfare benefits are provided for a two-year period;

•	the special retirement plan lump sum is calculated as if her employment continued for a two-year period following termination of employment; and

•	the payment for 401(k) plan and EDCP match is equal to two years of WEC match.

Ms. Rappé’s agreement contains a one-year non-compete provision applicable on termination of employment.

Pursuant to the terms of the SERP and Individual Letter Agreements, retirement benefits are paid to the named executive officers upon a change in control of WEC, without regard to whether the executive’s employment has been terminated. Participants in the SERP, including the named executive officers, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the Internal Revenue Code on annual compensation recognized under the broad-based plan.

Generally, pursuant to the agreements, a change in control is deemed to occur:

(1)	if any person acquires 20% or more of WEC’s voting securities, other than securities acquired directly from WEC or any of its affiliates;

(2)	if a majority of the Board of WEC as of the date of the agreement (or any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the Board who were either directors as of the date of the agreement or who were appointed or elected as set forth herein) are replaced;

(3)	upon the consummation of a merger of WEC or any of its subsidiaries other than (a) a merger where the directors immediately prior to the merger continue to constitute at least a majority of the Board of Directors of WEC, the surviving entity or any parent thereof, or (b) a merger effected to implement a recapitalization of WEC in which no person is or becomes the beneficial owner of securities of WEC representing 20% or more of the combined voting power of WEC’s then outstanding securities;

(4)	upon a liquidation or dissolution of WEC or a sale of all or substantially all of WEC’s assets, other than a sale of assets to a company, at least a majority of the Board of which were directors of WEC immediately prior to the sale; or

(5)	if the Board determines that there has been a change in control of WEC.

Generally, pursuant to the agreements, good reason means:

(1)	solely in the context of a change in control of WEC, a material reduction of the executive’s duties and responsibilities;

(2)	any failure by WEC to provide for the continuation of the executive’s compensation at certain prescribed levels following a change in control;

(3)	the relocation of the executive’s principal place of employment after a change in control to a location more than 35 miles from the executive’s principal place of employment immediately prior to the change in control;

(4)	WEC requires the executive to travel on business to a materially greater extent than was required immediately prior to a change in control; or

(5)	a material breach of the agreement by WEC.

Mr. Salustro was not entitled to any severance benefits upon his retirement, effective February 28, 2007. Upon his retirement, Mr. Salustro was entitled to (1) the retirement benefits set forth under “Pension Benefits at Fiscal Year-End 2007” and “Retirement Plans,” (2) the aggregate balance in his EDCP account, (3) the aggregate balance in his 401(k) plan account, and (4) $61,284, representing the value of a prorated number of 2007 vacation days and unused vacation days from prior years. Pursuant to the terms of the WEC Performance Unit Plan, as amended, Mr. Salustro also received $593,585, the amount equal to a prorated number of WEC performance units granted in 2005, 2006 and 2007 multiplied by $48.71, the closing price of WEC common stock on March 1, 2007.

In addition, on February 26, 2007, the Compensation Committee accelerated the vesting of all of Mr. Salustro’s outstanding WEC stock options granted in 2005, 2006 and 2007. Mr. Salustro is eligible to participate in all retiree health and other welfare benefits.

The following table shows the potential payments upon termination or a change in control of WEC for Gale E. Klappa.

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	—	—	—	9,406,818	9,406,818	—	—
Additional Pension Credited Service	—	—	—	1,935,974	1,935,974	—	—
Additional 401(k) and EDCP Match	—	—	—	282,205	282,205	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,380,117	—	2,756,986	2,756,986	2,756,986	2,756,986
Restricted Stock	—	1,279,076	—	1,279,076	1,279,076	1,279,076	1,279,076
Options	—	2,586,025	—	2,586,025	2,586,025	2,586,025	2,586,025
Benefits & Perquisites:
Retirement Plans	69,474	10,434,298	69,474	9,530,891	9,530,891	10,434,298	4,356,966
Health and Welfare Benefits	—	—	—	35,829	35,829	—	—
Excise Tax Gross-Up	—	—	—	—	9,536,347	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—

Total	69,474	15,679,516	69,474	27,888,804	37,425,151	17,056,385	10,979,053

The following table shows the potential payments upon termination or a change in control of WEC for Allen L. Leverett.

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	—	—	—	3,036,088	4,554,132	—	—
Additional Pension Credited Service	—	—	—	320,941	463,299	—	—
Additional 401(k) and EDCP Match	—	—	—	87,519	131,278	—	—
Long-Term Incentive Compensation:
Performance Units	—	662,676	—	1,244,541	1,244,541	1,244,541	1,244,541
Restricted Stock	—	312,085	—	312,085	312,085	312,085	312,085
Options	—	1,000,520	—	1,000,520	1,000,520	1,000,520	1,000,520
Benefits & Perquisites:
Retirement Plans	56,117	1,074,145	56,117	1,150,826	1,150,826	1,074,145	709,352
Health and Welfare Benefits	—	—	—	23,886	35,829	—	—
Excise Tax Gross-Up	—	—	—	—	3,830,983	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—

Total	56,117	3,049,426	56,117	7,251,406	12,798,493	3,631,291	3,266,498

The following table shows the potential payments upon termination or a change in control of WEC for Frederick D. Kuester.

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	—	—	—	3,154,464	4,731,696	—	—
Additional Pension Credited Service	—	—	—	618,625	1,307,526	—	—
Additional 401(k) and EDCP Match	—	—	—	94,634	146,951	—	—
Long-Term Incentive
Compensation:
Performance Units	—	622,676	—	1,244,541	1,244,541	1,244,541	1,244,541
Restricted Stock	—	767,816	—	767,816	767,816	767,816	767,816
Options	—	1,000,520	—	1,000,520	1,000,520	1,000,520	1,000,520
Benefits & Perquisites:
Retirement Plans	59,178	6,031,126	59,178	4,398,016	5,842,153	6,031,126	2,692,970
Health and Welfare Benefits	—	—	—	23,886	35,829	—	—
Excise Tax Gross-Up	—	—	—	—	5,154,547	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—

Total	59,178	8,422,138	59,178	11,377,502	20,306,579	9,044,003	5,705,847

The following table shows the potential payments upon termination or a change in control of WEC for James C. Fleming.

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	—	—	—	1,988,024	2,982,036	—	—
Additional Pension Credited Service	—	—	—	280,000	509,102	—	—
Additional 401(k) and EDCP Match	—	—	—	59,641	89,461	—	—
Long-Term Incentive
Compensation:
Performance Units	—	355,583	—	681,940	681,940	681,940	681,940
Restricted Stock	—	101,609	—	101,609	101,609	101,609	101,609
Options	—	751,358	—	751,358	751,358	751,358	751,358
Benefits & Perquisites:
Retirement Plans	25,843	325,426	25,843	328,874	326,678	325,426	320,293
Health and Welfare Benefits	—	—	—	23,886	35,829	—	—
Excise Tax Gross-Up	—	—	—	—	2,215,455	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—

Total	25,843	1,533,976	25,843	4,290,332	7,768,468	1,860,333	1,855,200

The following table shows the potential payments upon termination or a change in control of WEC for Kristine A. Rappé.

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	—	—	—	1,205,606	1,808,409	—	—
Additional Pension Credited Service	—	—	—	173,457	260,186	—	—
Additional 401(k) and EDCP Match	—	—	—	36,168	54,252	—	—
Long-Term Incentive
Compensation:
Performance Units	—	279,271	—	535,810	535,810	535,810	535,810
Restricted Stock	—	347,936	—	347,936	347,936	347,936	347,936
Options	—	581,948	—	581,948	581,948	581,948	581,948
Benefits & Perquisites:
Retirement Plans	459,920	1,966,931	459,920	2,564,044	2,564,044	1,966,931	1,713,429
Health and Welfare Benefits	—	—	—	23,886	35,829	—	—
Excise Tax Gross-Up	—	—	—	—	2,599,803	—	—
Financial Planning	—	—	—	30,000	30,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—

Total	459,920	3,176,086	459,920	5,528,855	8,848,217	3,432,625	3,179,123

DIRECTOR COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to each of the Company’s non-employee directors during 2007. The amounts shown in this table are WEC consolidated compensation data.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid In Cash ($)	Stock Awards (1)(2)(3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (5) ($)	Total ($)
John F. Ahearne	82,500	68,493	—	—	—	24,893	175,886
John F. Bergstrom	80,000	68,493	—	—	—	19,203	167,696
Barbara L. Bowles	80,000	68,493	—	—	—	17,602	166,095
Patricia W. Chadwick	75,000	35,615	—	—	—	20,434	131,049
Robert A. Cornog	75,000	68,493	—	—	—	38,788	182,281
Curt S. Culver	80,000	68,493	—	—	—	13,683	162,176
Thomas J. Fischer	82,500	57,562	—	—	—	23,387	163,449
Ulice Payne, Jr.	75,000	68,493	—	—	—	9,677	153,170
Frederick P. Stratton, Jr.	75,000	68,493	—	—	—	43,880	187,373

(1)

The amounts reported reflect the amounts recognized for financial statement reporting purposes in WEC’s 2007 consolidated financial statements in accordance with SFAS 123R for annual WEC restricted stock awards made to directors in 2005, 2006 and 2007. Each restricted stock award vests in full on the third anniversary of the grant date. We made certain assumptions in our valuation of the WEC restricted stock awarded to the directors. See Note N — Common Equity in the Notes to Consolidated Financial Statements in our 2007 Annual Report on Form 10-K for a description of these assumptions.

(2)	The grant date fair value of each award made in 2007 determined in accordance with SFAS 123R is $75,000.

(3)

Directors held the following number of shares of WEC restricted stock as of December 31, 2007: Dr. Ahearne (5,378), Mr. Bergstrom (5,378), Ms. Bowles (5,378), Ms. Chadwick (2,459), Mr. Cornog (5,378), Mr. Culver (5,379), Mr. Fischer (4,179), Mr. Payne (5,378) and Mr. Stratton (5,378).

(4)

Directors held the following number of options to purchase WEC common stock as of December 31, 2007, all of which are exercisable: Dr. Ahearne (13,000), Mr. Bergstrom (23,000), Ms. Bowles (26,000), Mr. Cornog (26,000), Mr. Payne (10,000) and Mr. Stratton (20,000).

(5)	All amounts represent costs for the WEC Directors’ Charitable Awards Program.

Compensation of the Board of Directors

During 2007, each non-employee director received an annual retainer fee of $75,000. Non-employee chairs of Board committees received a quarterly retainer of $1,250, except the chair of the Audit and Oversight Committee and the Lead Nuclear Director each received a quarterly retainer of $1,875. The Company reimbursed non-employee directors for all out-of-pocket travel expenses (which reimbursed amounts are not reflected in the table above). Each non-employee director also received on January 3, 2007, the 2007 annual stock compensation award in the form of WEC restricted stock equal to a value of $75,000, with all shares vesting three years from the grant date. Employee directors do not receive these fees. Insurance is also provided for director liability coverage, fiduciary and employee benefit liability coverage and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

Non-employee directors may defer all or a portion of director fees pursuant to WEC’s Directors’ Deferred Compensation Plan. Deferred amounts can be credited to any of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director’s service to WEC and its subsidiaries, including WE. The deferred amounts will be paid out of general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Although WE directors also serve on the Wisconsin Energy and Wisconsin Gas boards and their committees, a single annual retainer fee was paid and only a single attendance fee was paid for meetings held on the same day. Fees were allocated among Wisconsin Electric, Wisconsin Energy and Wisconsin Gas based on services rendered.

A Directors’ Charitable Awards Program has been established to help further WEC’s philosophy of charitable giving. Under the program, WEC intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, upon the director’s death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries, including WE. There is a vesting period of three years of service on the Board required for participation in this program. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to WEC. The tax deductibility of these charitable donations mitigates the net cost to WEC. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007 because the Compensation Committee concluded, based on a market review, that the program was no longer needed to attract new directors. Directors already participating as of that date were grandfathered.

In December 2007, the Compensation Committee reviewed director compensation and determined that no changes should be made for 2008.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

None of the WE directors, nomininees or executive officers own any of WE’s stock, but do beneficially own shares of its parent company, Wisconsin Energy Corporation. The following table lists the beneficial ownership of WEC common stock of each WE director, nominee, named executive officer and all of the directors and executive officers as a group as of February 15, 2008. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and WEC stock options that are exercisable currently or within 60 days of February 15, 2008. Included are shares owned by each individual’s spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC’s Stock Plus Investment Plan and 401(k) plan. None of these persons beneficially owns more than 1% of the outstanding WEC common stock.

Name	Shares Beneficially Owned(1)
	Shares Owned(2) (3) (4) (5)	Option Shares Exercisable Within 60 Days		Total
John F. Ahearne	16,194	13,000		29,194
John F. Bergstrom	8,884	23,000		31,884
Barbara L. Bowles	11,854	26,000		37,854
Patricia W. Chadwick	4,021	—		4,021
Robert A. Cornog	12,620	24,500		37,120
Curt S. Culver	4,884	—		4,884
Thomas J. Fischer	8,661	—		8,661
James C. Fleming	1,900	—		1,900
Gale E. Klappa	39,771	730,000		769,771
Frederick D. Kuester	20,032	450,000		470,032
Allen L. Leverett	7,658	450,000		457,658
Ulice Payne, Jr.	8,088	10,000		18,088
Kristine A, Rappé	13,960	95,925		109,885
Larry Salustro	—	224,000		224,000
Frederick P. Stratton, Jr.	13,984	20,000		33,984
All directors and executive officers as a group (16 persons)	194,276	2,061,481	(6)	2,255,757	(7)

(1)

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of WEC’s proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)

Certain directors, named executive officers and other executive officers also hold share units in the WEC phantom common stock account under WEC’s deferred compensation plans as indicated: Mr. Bergstrom (11,820), Mr. Cornog (17,712), Mr. Culver (9,774), Mr. Fleming (1,049), Mr. Kuester (2,660), Ms. Rappé (9,145), Mr. Stratton (13,725) and all directors and executive officers as a group (66,944). Share units are intended to reflect the performance of WEC common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, named executive officers and other executive officers tied to the performance of WEC common stock.

(3)

Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Bergstrom (3,000), Mr. Cornog (5,007), Mr. Klappa (2,500), Mr. Stratton (4,600) and all directors and executive officers as a group (15,107).

(4)

Certain directors and executive officers hold shares of WEC restricted stock (included in the table above) over which the holders have sole voting but no investment power: Dr. Ahearne (4,884), Mr. Bergstrom (4,884), Ms. Bowles (4,884), Ms. Chadwick (4,021), Mr. Cornog (4,884), Mr. Culver (4,884), Mr. Fischer (5,741), Mr. Fleming (1,558), Mr. Klappa (26,259), Mr. Kuester (15,763), Mr. Leverett (6,407), Mr. Payne (4,884), Ms. Rappé (6,876), Mr. Stratton (4,884) and all directors and executive officers as a group (108,494).

(5)	None of the shares beneficially owned by the directors, named executive officers and all directors and executive officers as a group are pledged as security.

(6)	Option shares listed include options granted by WICOR, Inc. which were converted to WEC stock options on the effective date of WEC’s acquisition of WICOR, Inc.

(7)	Represents 1.9% of total WEC common stock outstanding on February 15, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of equity and derivative securities of WE with the Securities and Exchange Commission. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2007 were complied with in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company provides to and receives from WEC, and other subsidiaries of WEC, services, property and other things of value (the “Items”). These transactions are made pursuant to either a master affiliated interest agreement or a service agreement, both of which have been approved by the Public Service Commission of Wisconsin. The master affiliated interest agreement provides that the Company receive payment equal to the higher of its cost or fair market value for the Items provided to WEC or its nonutility subsidiaries, and that the Company make payment equal to the lower of the provider’s cost or fair market value for the Items which WEC or its nonutility subsidiaries provided to the Company. The service agreement provides that Items provided by the Company or Wisconsin Gas to each other shall be provided at cost. Modification or amendment to the master affiliated interest agreement or the service agreement requires the approval of the Public Service Commission of Wisconsin.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of Wisconsin Electric Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WE preferred stock by writing to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P. O. Box 2046, Milwaukee, Wisconsin 53201. The WE consolidated financial statements and certain other information found in the Form 10-K are included in the Wisconsin Electric Power Company 2007 Annual Report to Stockholders, attached hereto as Appendix A.

APPENDIX A

WISCONSIN ELECTRIC POWER COMPANY

2007 ANNUAL REPORT TO STOCKHOLDERS

2007 ANNUAL FINANCIAL STATEMENTS

And

REVIEW of OPERATIONS

DEFINITION OF ABBREVIATIONS AND INDUSTRY TERMS

The abbreviations and terms set forth below are used throughout this report and have the meanings assigned to them below.

Wisconsin Electric Subsidiary and Affiliates

Primary Subsidiary and Affiliates
Bostco	Bostco LLC
Edison Sault	Edison Sault Electric Company
We Power	W.E. Power, LLC
Wisconsin Gas	Wisconsin Gas LLC
Wisconsin Energy	Wisconsin Energy Corporation

Significant Assets
OC 1	Oak Creek expansion Unit 1
OC 2	Oak Creek expansion Unit 2
Point Beach	Point Beach Nuclear Plant
PWGS	Port Washington Generating Station
PWGS 1	Port Washington Generating Station Unit 1
PWGS 2	Port Washington Generating Station Unit 2

Other Affiliates
ATC	American Transmission Company LLC
NMC	Nuclear Management Company, LLC

Federal and State Regulatory Agencies
DOE	United States Department of Energy
EPA	United States Environmental Protection Agency
FERC	Federal Energy Regulatory Commission
MPSC	Michigan Public Service Commission
NRC	United States Nuclear Regulatory Commission
PSCW	Public Service Commission of Wisconsin
SEC	Securities and Exchange Commission
WDNR	Wisconsin Department of Natural Resources

Environmental Terms
Act 141	2005 Wisconsin Act 141
Air Permit	Air Pollution Control Construction Permit
BART	Best Available Retrofit Technology
BTA	Best Technology Available
CAIR	Clean Air Interstate Rule
CAMR	Clean Air Mercury Rule
CAVR	Clean Air Visibility Rule
CO2	Carbon Dioxide
CWA	Clean Water Act

DEFINITION OF ABBREVIATIONS AND INDUSTRY TERMS - (Cont’d)

The abbreviations and terms set forth below are used throughout this report and have the meanings assigned to them below.

NAAQS	National Ambient Air Quality Standard
NOx	Nitrogen Oxide
PM 2.5	Fine Particulate Matter
SO2	Sulfur Dioxide
WPDES	Wisconsin Pollution Discharge Elimination System

Other Terms and Abbreviations
ALJ	Wisconsin Administrative Law Judge
Compensation Committee	Compensation Committee of the Wisconsin Energy Board of Directors
CPCN	Certificate of Public Convenience and Necessity
D&D Fund	Uranium Enrichment Decontamination and Decommissioning Fund
Energy Policy Act	Energy Policy Act of 2005
Fitch	Fitch Ratings
FPL	FPL Group, Inc.
FTRs	Financial Transmission Rights
GCRM	Gas Cost Recovery Mechanism
GDP	Gross Domestic Product
LMP	Locational Marginal Price
LSEs	Load Serving Entities
MISO	Midwest Independent Transmission System Operator, Inc.
MISO Energy Markets	MISO bid-based energy markets
Moody’s	Moody’s Investor Service
PJM	PJM Interconnection, L.L.C.
PTF	Power the Future
PUHCA 1935	Public Utility Holding Company Act of 1935, as amended
PUHCA 2005	Public Utility Holding Company Act of 2005
RSG	Revenue Sufficiency Guarantee
RTO	Regional Transmission Organizations
S&P	Standard & Poor’s Ratings Services

Measurements
Btu	British thermal unit(s)
Dth	Dekatherm(s) (One Dth equals one million Btu)
kW	Kilowatt(s) (One kW equals one thousand watts)
kWh	Kilowatt-hour(s)
MW	Megawatt(s) (One MW equals one million watts)
MWh	Megawatt-hour(s)
Watt	A measure of power production or usage

Accounting Terms
AFUDC	Allowance for Funds Used During Construction
APB	Accounting Principles Board
ARO	Asset Retirement Obligation
CWIP	Construction Work in Progress

DEFINITION OF ABBREVIATIONS AND INDUSTRY TERMS - (Cont’d)

The abbreviations and terms set forth below are used throughout this report and have the meanings assigned to them below.

FASB	Financial Accounting Standards Board
FIN	FASB Interpretation
FSP	FASB Staff Position
GAAP	Generally Accepted Accounting Principles
OPEB	Other Post-Retirement Employee Benefits
SFAS	Statement of Financial Accounting Standards

Accounting Pronouncements
FIN 46	Consolidation of Variable Interest Entities
FIN 46R	Consolidation of Variable Interest Entities (Revised 2003)
FIN 47	Accounting for Conditional Asset Retirement Obligations
FIN 48	Accounting for Uncertainty in Income Taxes
FSP SFAS 106-2	Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003
FSP FIN 46R-6	Determining the Variability to Be Considered in Applying FIN 46R
SFAS 71	Accounting for the Effects of Certain Types of Regulation
SFAS 87	Employers’ Accounting for Pensions
SFAS 106	Employers’ Accounting for Postretirement Benefits Other Than Pensions
SFAS 109	Accounting for Income Taxes
SFAS 115	Accounting for Certain Investments in Debt and Equity Securities
SFAS 123	Accounting for Stock-Based Compensation
SFAS 123R	Share-Based Payment (Revised 2004)
SFAS 133	Accounting for Derivative Instruments and Hedging Activities
SFAS 143	Accounting for Asset Retirement Obligations
SFAS 149	Amendment of SFAS 133 on Derivative Instruments and Hedging Activities
SFAS 157	Fair Value Measurements
SFAS 158	Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans
SFAS 159	The Fair Value Option for Financial Assets and Financial Liabilities

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based upon management’s current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements include, among other things, statements concerning management’s expectations and projections regarding earnings, completion of construction projects, regulatory matters, fuel costs, sources of electric energy supply, coal and gas deliveries, remediation costs, environmental and other capital expenditures, liquidity and capital resources and other matters. In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “guidance,” “intends,” “may,” “objectives,” “plans,” “possible,” “potential,” “projects” or similar terms or variations of these terms.

Actual results may differ materially from those set forth in forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with these statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements or otherwise affect our future results of operations and financial condition include, among others, the following:

•

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related or terrorism-related damage; availability of electric generating facilities; unscheduled generation outages, or unplanned maintenance or repairs; unanticipated events causing scheduled generation outages to last longer than expected; unanticipated changes in fossil fuel, purchased power, coal supply, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; environmental incidents; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; or inflation rates.

•	Increased competition in our electric and gas markets and continued industry consolidation.

•

Timing, resolution and impact of pending and future rate cases and negotiations, including recovery for new investments as part of Wisconsin Energy’s PTF strategy, environmental compliance, transmission service, fuel costs and costs associated with the implementation of the MISO Energy Markets.

•

Regulatory factors such as changes in rate-setting policies or procedures; changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission or distribution system operation and/or administration initiatives; required changes in facilities or operations to reduce the risks or impacts of potential terrorist activities; required approvals for new construction; and the siting approval process for new generation and transmission facilities and new pipeline construction.

•

Factors affecting the economic climate in our service territories such as customer growth; customer business conditions, including demand for their products and services; and changes in market demand and demographic patterns.

•

Factors which impede execution of Wisconsin Energy’s PTF strategy, including receipt of necessary state and federal regulatory approvals and permits; timely and successful resolution of legal challenges, including current challenges to the WPDES permit for the Oak Creek expansion; opposition to siting of new generating facilities; the adverse interpretation or enforcement of permit conditions by the permitting agencies; and obtaining the investment capital from outside sources necessary to implement the strategy.

•

The impact of recent and future federal, state and local legislative and regulatory changes, including electric and gas industry restructuring initiatives; implementation of the Energy Policy Act; changes in allocation of energy assistance, including state public benefits funds; changes in environmental, tax and other laws and regulations to which we are subject; and changes in the application of existing laws and regulations.

•	The cost and other effects of legal and administrative proceedings, settlements, investigations, claims and changes in those matters.

•

Factors affecting the availability or cost of capital such as changes in interest rates and other general capital market conditions; our capitalization structure; market perceptions of the utility industry, us or our subsidiary; or our credit ratings.

•	The investment performance of our pension and other post-retirement benefit plans.

•	The effect of accounting pronouncements issued periodically by standard setting bodies.

•	Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

•	Changes in the creditworthiness of the counterparties with whom we have contractual arrangements, including participants in the energy trading markets and fuel suppliers and transporters.

•	The cyclical nature of property values that could affect our real estate investments.

•	Other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

Wisconsin Electric Power Company expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED SELECTED FINANCIAL AND STATISTICAL DATA

Financial	2007	2006	2005	2004	2003
Year Ended December 31
Earnings available for common stockholder (Millions)	$287.7	$275.6	$283.6	$248.7	$255.5
Operating revenues (Millions)
Electric	$2,674.6	$2,499.5	$2,320.9	$2,070.8	$1,986.4
Gas	611.9	590.0	593.6	523.8	513.0
Steam	35.1	27.2	23.5	22.0	22.5

Total operating revenues	$3,321.6	$3,116.7	$2,938.0	$2,616.6	$2,521.9

At December 31 (Millions)
Total assets	$8,312.8	$8,257.8	$7,909.2	$7,050.3	$6,644.6
Long-term debt and capital lease obligations (including current maturities)	$1,990.4	$2,152.1	$2,058.5	$1,706.8	$1,599.5

CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	(Millions of Dollars) (a)
	March		June
Three Months Ended	2007	2006	2007	2006
Total operating revenues	$915.5	$872.7	$758.2	$685.8
Operating income	$119.6	$142.6	$88.0	$94.3
Earnings available for common stockholder	$69.9	$87.1	$55.6	$56.8

	September		December
Three Months Ended	2007	2006	2007	2006
Total operating revenues	$784.7	$745.2	$863.2	$813.0
Operating income	$140.7	$126.1	$142.5	$92.9
Earnings available for common stockholder	$84.8	$77.7	$77.4	$54.0

(a)	Quarterly results of operations are not directly comparable because of seasonal and other factors. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE DEVELOPMENTS

INTRODUCTION

Wisconsin Electric Power Company, a wholly-owned subsidiary of Wisconsin Energy, is engaged primarily in the business of generating electricity and distributing electricity and natural gas in Wisconsin and the Upper Peninsula of Michigan. Unless qualified by their context, when used in this document the terms Wisconsin Electric, the Company, our, us or we refer to Wisconsin Electric Power Company and its subsidiary.

Wisconsin Energy is also the parent company of Wisconsin Gas, a natural gas distribution utility, which serves customers throughout Wisconsin; Edison Sault, an electric utility which serves customers in the Upper Peninsula of Michigan; and We Power. We Power is principally engaged in the engineering, construction and development of electric generating power facilities for long-term lease to us. Wisconsin Electric and Wisconsin Gas have combined common functions and operate under the trade name of “We Energies.”

CORPORATE STRATEGY

Business Opportunities

Wisconsin Energy’s key corporate strategy is PTF, which was announced in September 2000. This strategy is designed to address Wisconsin’s growing electric supply needs by increasing the electric generating capacity in the state while maintaining a fuel-diverse, reasonably priced electric supply. It is also designed to improve the delivery of energy within our distribution systems to meet increasing customer demands and to support our commitment to improved environmental performance. Wisconsin Energy’s PTF strategy, which is discussed further below, is having, and is expected to continue to have, a significant impact on us. In July 2005, the first of four new electric generating units under the PTF strategy was placed into service. Construction on the remaining three units is underway with the second PWGS unit expected to be placed in service during the second quarter of 2008.

Sale of Point Beach: On September 28, 2007, we sold Point Beach to an affiliate of FPL for approximately $924 million. Pursuant to the terms of the sale agreement, the buyer purchased Point Beach, its nuclear fuel, associated inventories and assumed the obligation to decommission the plant. We retained approximately $506 million of the sales proceeds, which represents the net book value of the assets sold and certain transaction costs. In addition, we have deferred the net gain on the sale of approximately $418 million as a regulatory liability and have deposited those proceeds into a restricted cash account.

In connection with the sale, we also transferred $390 million of decommissioning funds to the buyer. We then liquidated the balance of the decommissioning trust assets and retained approximately $552 million, which was also placed into the restricted cash account. We intend to use the cash in the restricted cash account and the interest earned on the balance for the benefit of our customers and to pay certain taxes. Our regulators are directing the manner in which these proceeds will benefit customers. For further information on the 2008 rate case, see Factors Affecting Results, Liquidity and Capital Resources - Rates and Regulatory Matters in this report.

A long-term power purchase agreement with the buyer became effective upon closing of the sale. Pursuant to this agreement, we are purchasing all of the energy produced by Point Beach. The power purchase agreement extends through 2030 for Unit 1 and 2033 for Unit 2. Based on the agreement, we will be paying a predetermined price per MWh for energy delivered. For additional information on the sale of Point Beach, see Nuclear Operations under Factors Affecting Results, Liquidity and Capital Resources in this report.

Power the Future Strategy: In February 2001, Wisconsin Energy filed a petition with the PSCW that would allow Wisconsin Energy to begin implementing its 10-year PTF strategy to improve the supply and reliability of electricity in Wisconsin. PTF is intended to meet a growing demand for electricity and ensure a diverse fuel mix while keeping electricity prices reasonable. Under PTF, Wisconsin Energy is (1) investing approximately $2.6 billion in 2,120 MW of new natural gas-fired and coal-fired generating capacity at existing sites; (2) upgrading our existing electric generating facilities; and (3) investing in upgrades of our existing energy distribution system. The new generating capacity will be built by We Power.

Subsequent to Wisconsin Energy’s February 2001 filing, the Wisconsin legislature amended several laws, making changes which were critical to the implementation of PTF. In October 2001, the PSCW issued a declaratory ruling finding, among other things, that it was prudent to proceed with PTF and for Wisconsin Energy to incur the associated pre-certification expenses. However, individual expenses are subject to review by the PSCW in order to be recovered.

In November 2001, Wisconsin Energy created We Power to design, construct, own and lease the new generating capacity. We will lease each new generating facility from We Power as well as operate and maintain the new plants under 25- to 30-year lease agreements approved by the PSCW. Based upon the structure of the leases, Wisconsin Energy expects to recover the investments in

We Power’s new facilities over the initial lease term. At the end of the leases, we will have the right to acquire the plants outright at market value or to renew the leases. We expect that payments under the plant leases will be recoverable in rates under the provisions of the Wisconsin Leased Generation Law.

Under the PTF strategy, Wisconsin Energy expects to meet a significant portion of our future generation needs through We Power’s construction of the PWGS units and the Oak Creek expansion.

As of December 31, 2007, Wisconsin Energy:

•

Received approval from the PSCW to build two 545 MW natural gas-fired intermediate load units in Port Washington, Wisconsin (PWGS 1 and PWGS 2). PWGS 1 was placed into service in July 2005 and is fully operational. PWGS 1 was completed within the PSCW approved cost parameters.

•	Completed site preparation for PWGS 2 and procured all of the major components for PWGS 2. Construction is underway and PWGS 2 is expected to become operational in the second quarter of 2008.

•

Received approval from the PSCW to build two 615 MW coal-fired base load units (OC 1 and OC 2) adjacent to the site of our existing Oak Creek Power Plant in Oak Creek, Wisconsin (the Oak Creek expansion), with OC 1 expected to be in service in 2009 and OC 2 in 2010. The CPCN was granted contingent upon us obtaining the necessary environmental permits. We have received all permits necessary to commence construction. In June 2005, construction commenced at the site.

•	Completed the planned sale of approximately a 17% ownership interest in the Oak Creek expansion to two co-owners. We will lease We Power’s approximate 515 MW interest in each unit.

•	Received approval from the PSCW for various leases between us and We Power.

Primary risks under PTF are construction risks associated with the schedule and costs for both Wisconsin Energy’s Oak Creek expansion and PWGS 2; continuing legal challenges to permits obtained and changes in applicable laws or regulations; adverse interpretation or enforcement of permit conditions, laws and regulations by the permitting agencies; the inability to obtain necessary operating permits in a timely manner; obtaining the investment capital from outside sources necessary to implement the strategy; governmental actions and events in the global economy.

For additional information regarding risks associated with the PTF strategy, as well as the regulatory process, and specific regulatory approvals, see Factors Affecting Results, Liquidity and Capital Resources below.

Utility Operations: We are realizing operating efficiencies through the integration of our operations with those of Wisconsin Gas. These operating efficiencies are expected to continue to increase customer satisfaction and further reduce operating costs. In connection with Wisconsin Energy’s PTF strategy, we are improving our existing energy distribution systems and upgrading existing electric generating assets.

RESULTS OF OPERATIONS

EARNINGS

2007 vs. 2006: Earnings increased to $287.7 million in 2007 compared with $275.6 million in 2006. Operating income increased $34.9 million between the comparative periods. During 2007, we experienced more favorable weather which increased electric and gas sales. In addition, we experienced an increase in retail sales as a result of customer growth and we reached a settlement regarding a billing dispute with our largest customers, two iron ore mines. These items were partially offset by an increase in fuel and purchased power expenses.

2006 vs. 2005: Earnings decreased to $275.6 million in 2006 compared with $283.6 million in 2005. Operating income decreased $21.4 million between the comparative periods. During 2006, we experienced mild weather, which reduced electric and gas sales. In addition, operation and maintenance expenses increased due to the timing of scheduled outages and maintenance projects at our coal units. However, these items were largely offset by improved recovery of fuel costs, only one scheduled refueling outage at Point Beach and increased gas margins.

The following table summarizes our consolidated earnings during 2007, 2006 and 2005:

	2007	2006	2005
	(Millions of Dollars)
Utility Gross Margin
Electric (See below)	$1,693.3	$1,710.1	$1,555.0
Gas (See below)	170.0	158.4	147.3
Steam	24.3	18.6	15.6

Total Gross Margin	1,887.6	1,887.1	1,717.9
Other Operating Expenses
Other operation and maintenance	1,041.9	1,074.5	880.5
Depreciation, decommissioning and amortization	269.7	270.9	281.8
Property and revenue taxes	91.7	85.8	78.3
Amortization of gain	(6.5)	—	—

Operating Income	490.8	455.9	477.3
Equity in Earnings of Transmission Affiliate	37.9	33.9	30.4
Other Income and Deductions, net	41.7	42.9	28.4
Interest Expense, net	93.0	87.0	85.8

Income Before Income Taxes	477.4	445.7	450.3
Income Taxes	188.5	168.9	165.5
Preferred Stock Dividend Requirement	1.2	1.2	1.2

Earnings Available for Common Stockholder	$287.7	$275.6	$283.6

During September 2007, we completed the sale of Point Beach. In connection with the sale, a power purchase agreement with an affiliate of FPL became effective to purchase all of the energy produced by Point Beach. As a result of the sale and the power purchase agreement, we expect future income statements to look different than historical income statements. Prospectively, we expect to see significantly higher purchased power expense because we will be purchasing energy from Point Beach. We also expect to see a reduction of other operation and maintenance costs, as well as lower depreciation, decommissioning and amortization costs because we no longer own Point Beach. Under the power purchase agreement, we also expect to see higher costs for purchased power in the summer months and lower amounts in the non-summer months. Finally, we expect our future income statements to reflect the regulatory impact of the amortization of the gain resulting from the sale of Point Beach.

Electric Utility Gross Margin

The following table compares our electric utility gross margin during 2007 with similar information for 2006 and 2005, including a summary of electric operating revenues and electric sales by customer class.

	Electric Revenues and Gross Margin			Electric MWh Sales
Electric Utility Operations	2007	2006	2005	2007	2006	2005
	(Millions of Dollars)			(Thousands, Except Degree Days)
Customer Class
Residential	$915.5	$870.8	$815.6	8,416.1	8,154.0	8,389.6
Small Commercial/Industrial	840.6	796.0	727.6	9,185.4	8,899.0	8,943.9
Large Commercial/Industrial	664.2	637.0	592.7	11,036.7	10,972.2	11,489.8
Other-Retail	19.2	18.9	17.5	162.4	163.7	166.5

Total Retail Sales	2,439.5	2,322.7	2,153.4	28,800.6	28,188.9	28,989.8
Wholesale - Other	83.5	68.1	85.6	1,939.6	1,819.0	2,300.6
Resale - Utilities	110.7	73.5	42.5	1,920.7	1,436.2	682.8
Other Operating Revenues	40.9	35.2	39.4	—	—	—

Total	$2,674.6	$2,499.5	$2,320.9	32,660.9	31,444.1	31,973.2

Fuel and Purchased Power
Fuel	570.0	487.7	432.6
Purchased Power	411.3	301.7	333.3

Total Fuel and Purchased Power	981.3	789.4	765.9

Total Electric Gross Margin	$1,693.3	$1,710.1	$1,555.0

Weather - Degree Days (a)
Heating (6,627 Normal)				6,508	6,043	6,628
Cooling (722 Normal)				800	723	949

(a)	As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a 20-year moving average.

Electric Utility Revenues and Sales

2007 vs. 2006: Our electric utility operating revenues increased by $175.1 million, or 7.0%, when compared to 2006. The biggest drivers of the increase in revenues relate to the recognition of revenues attributable to fuel and purchased power of approximately $37.4 million and increased revenues related to Resale - Utilities of approximately $37.2 million. Our policy for electric fuel revenues is to not recognize revenue for any currently billable amounts if it is probable that we will refund those amounts to customers. In 2006, we experienced lower than expected fuel and purchased power costs, and we established $37.4 million of reserves to reflect amounts that were refunded to customers. No such reserves were established in 2007 as we experienced higher fuel and purchased power costs. The increase in Resale - Utilities reflects our ability to sell electricity into the MISO and PJM markets due to the increased availability of our baseload plants. Under the Wisconsin fuel rules, sales to other utilities reduce fuel costs charged to customers.

In addition, we estimate that $27.1 million of the increase in operating revenues relates to pricing increases. This increase primarily reflects rate increases received in late January 2006 that were in effect for the entire twelve months ended December 31, 2007 and a wholesale rate increase effective May 2007. We also estimate that $28.9 million of the increase was due to more favorable weather and $22.8 million relates to sales growth in residential and commercial sales. Finally, approximately $9.0 million of the increase relates to the settlement in the second quarter of 2007 of a billing dispute with our largest customers, two iron ore mines.

Our retail electric sales volume grew by approximately 2.2%. The increase in retail sales was driven by growth in residential and commercial sales and more favorable weather in 2007 as compared to the same period in 2006. In 2007, heating degree days increased by approximately 7.7% compared to 2006, and cooling degree days increased by approximately 10.7%.

Our electric utility operating revenues are expected to increase in 2008 primarily due to the implementation of the January 2008 Wisconsin retail pricing increase. However, as the primary driver for the pricing increase is increased costs, we do not expect this pricing increase to cause a material increase in earnings. For more information on the pricing increases and the fuel cost adjustment clause, see Rates and Regulatory Matters in Factors Affecting Results, Liquidity and Capital Resources.

2006 vs. 2005: Our electric utility operating revenues increased by $178.6 million, or 7.7%, when compared to 2005. Revenues in 2006 were $213.3 million higher than 2005 due to pricing increases that we received in January 2006 and during 2005. The most significant pricing increases authorized by the PSCW related to the recovery of higher fuel costs, costs associated with the new plants under Wisconsin Energy’s PTF strategy and increased transmission costs.

Our electric sales volumes decreased by 1.7% in 2006 as compared to 2005 due to mild weather and lower commercial and industrial sales, offset by an increase in sales for resale. Residential sales volumes decreased 2.8% due largely to weather. In 2006, heating degree days decreased approximately 8.8% compared to 2005, and cooling degree days decreased approximately 23.8%. We estimate that the weather had an unfavorable impact on operating revenues of approximately $46.5 million when compared to the prior year. Total sales volumes to commercial/industrial customers decreased 2.8% between the comparative periods. Sales volumes to commercial/industrial customers, excluding our two largest customers, decreased 1.4%. Sales volumes in the wholesale class decreased approximately 19.6% compared to the prior year due, in part, to the expiration of a wholesale contract on December 31, 2005. The increase in sales volumes to other utilities is attributed to the availability of PWGS 1 for all of 2006, which provided additional generation capacity. PWGS 1 was not operational until the third quarter of 2005.

Electric Fuel and Purchased Power Expenses

2007 vs. 2006: Our fuel and purchased power expenses increased by $191.9 million, or approximately 24.3%, when compared to 2006. Our total electric sales volume increased by approximately 3.9%, when compared to the twelve months ended December 31, 2006. However, our average fuel and purchased power costs increased by $4.87 per MWh, or approximately 20.6%. The largest factors for the higher cost per MWh are the power purchase agreement entered into in connection with the sale of Point Beach, which increased total purchased power costs by approximately $47.0 million, increased coal and transportation costs, increased market prices for purchased energy and an increase in production of gas-fired generation used for opportunity sales.

We expect that electric fuel and purchased power expenses in 2008 will be higher than 2007 because of the full year impact of the Point Beach power purchase agreement and expected increases in the cost of coal and related transportation.

2006 vs. 2005: In 2006, our fuel and purchased power expenses increased by $23.5 million, or approximately 3.1%, when compared to 2005. Our average cost of fuel and purchased power increased from $23.95 per MWh in 2005 to $25.10 per MWh in 2006. The largest factor for the higher cost per MWh was a 24.1% increase in the per MWh cost of coal-fired generation, which includes coal and related transportation costs, between the comparative periods. This increase was partially offset by increased generation from Point Beach and a decrease in the average costs of purchased power and fuel for our natural gas-fired units.

Gas Utility Revenues, Gross Margin and Therm Deliveries

The following table compares our total gas utility operating revenues and gross margin (total gas utility operating revenues less cost of gas sold) during 2007, 2006 and 2005:

Gas Utility Operations	2007	2006	2005
	(Millions of Dollars)
Operating Revenues	$611.9	$590.0	$593.6
Cost of Gas Sold	441.9	431.6	446.3

Gross Margin	$170.0	$158.4	$147.3

We believe gross margin is a better performance indicator than revenues because changes in the cost of gas sold flow through to revenue under our GCRM. The following table compares our gas utility gross margin and therm deliveries by customer class during 2007, 2006 and 2005:

	Gross Margin			Therm Deliveries
Gas Utility Operations	2007	2006	2005	2007	2006	2005
	(Millions of Dollars)			(Millions, Except Degree Days)
Customer Class
Residential	$113.1	$104.8	$96.4	342.6	313.2	340.5
Commercial/Industrial	38.7	35.5	33.0	199.6	190.3	199.9
Interruptible	0.7	0.6	0.5	7.1	6.0	6.2

Total Retail Gas Sales	152.5	140.9	129.9	549.3	509.5	546.6
Transported Gas	15.6	15.4	15.6	333.7	303.1	355.8
Other Operating	1.9	2.1	1.8	—	—	—

Total	$170.0	$158.4	$147.3	883.0	812.6	902.4

Weather — Degree Days (a)
Heating (6,627 Normal)				6,508	6,043	6,628

(a)	As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a 20-year moving average.

2007 vs. 2006: Our gas margin increased by $11.6 million, or 7.3%, between the comparative periods. We estimate that approximately $8.7 million of this increase related to increased sales as a result of more normal winter weather. Temperatures (as measured by heating degree days) were approximately 7.7% colder in 2007 as compared to 2006. As a result, our retail therm deliveries increased approximately 7.8% from 2006. In addition, we estimate that our gas margin improved by $2.3 million due to a rate order that went into effect in the latter part of January 2006 and was effective for the entire twelve months ended December 31, 2007.

We expect our gas margin to increase in 2008 primarily because of pricing increases as a result of the January 2008 rate order. In addition, 2008 gross margin will be impacted by weather and customer demand. For more information on the pricing increases, see Rates and Regulatory Matters in Factors Affecting Results, Liquidity and Capital Resources below.

2006 vs. 2005: Our gas margin increased by $11.1 million, or 7.5%, between the comparative periods. The increase in gross margin was due, in part, to a pricing increase that was granted by the PSCW and implemented in January 2006. The gas pricing increase was primarily granted to recover higher operating costs, including bad debt expenses. We estimate that our gross margin increased between the comparative periods by approximately $19.1 million due to this pricing increase.

The 2006 pricing increase was partially offset by a decline in gas sales volumes that was driven by mild winter weather and by lower customer usage. Temperatures (as measured by heating degree days) were approximately 8.8% warmer in 2006 as compared to 2005. The mild winter weather reduced customer demand for heating. We estimate that the weather decreased our gross margin by approximately $8.3 million between the comparative periods. In 2006, we saw a reduction in normalized use of gas per customer which we believe was caused by high natural gas prices and the continued improvements in energy efficient appliances. During 2006, we estimated this reduction in normalized use decreased our gross margin by approximately $2.0 million. The decrease in volume of transport gas sales was due in part to fuel switching during months where gas commodity prices were high during 2006. Residential therm deliveries decreased 8.0% as compared to 2005, due to warmer weather and a decrease in use per customer that was driven in part by high commodity prices.

Other Operation and Maintenance Expense

2007 vs. 2006: Our other operation and maintenance expense decreased by $32.6 million, or 3.0%, when compared to 2006. This decrease was primarily because of a decline in nuclear operations of approximately $37.8 million because we owned Point Beach for only nine months in 2007 as compared to a full year in 2006. Additionally, fossil operations decreased by approximately $6.0 million due to fewer planned outages in 2007 as compared to 2006. These decreases were partially offset by an increase of $11.4 million in regulatory amortizations as a result of the January 2006 rate order. The January 2006 rate order covered increased expenses related to transmission costs, bad debt costs and PTF costs.

Our utility operation and maintenance expenses are influenced by wage inflation, employee benefit costs, plant outages and the amortization of regulatory assets. While we expect our 2008 other operation and maintenance costs to decline as a result of the Point Beach sale, we expect a net increase in 2008 costs because of increased amortization of regulatory assets as directed by the January 2008 rate order.

2006 vs. 2005: Our other operation and maintenance expense increased by $194.0 million, or 22.0%, when compared to 2005. As discussed above, we received a pricing increase in January 2006 to cover increased costs. The increases in other operation and maintenance expenses that relate to the pricing increase include higher PTF lease costs of $85.4 million, increased transmission expenses of $62.7 million, increased renewable energy and energy efficiency program expenses of $9.1 million and increased bad debt expenses of $2.8 million. Other operation and maintenance expenses increased approximately $34.8 million due to PWGS 1 operating costs and the timing of scheduled outages and maintenance projects at our coal plants. In 2005, we received approximately $10.0 million as a settlement to resolve a vendor dispute, reducing other operation and maintenance expense in 2005. These increases were partially offset by decreased nuclear operating and maintenance expense. In 2006, we had only one scheduled nuclear refueling outage as compared to two scheduled refueling outages in 2005, which resulted in approximately a $10.9 million decrease in nuclear operation and maintenance expenses between the comparative periods. In addition, the elimination of seams elimination transmission charges, effective March 31, 2006, resulted in reduced costs of approximately $9.5 million for 2006.

Depreciation, Decommissioning and Amortization Expense

2007 vs. 2006: Depreciation, decommissioning and amortization expense decreased by $1.2 million, or 0.4%, when compared to 2006. This decrease reflects a reduction in depreciation and decommissioning costs related to the sale of Point Beach in September 2007 offset, in part, by normal plant additions.

We expect depreciation, decommissioning and amortization expense to decline slightly in 2008 because we no longer own Point Beach. This decline is expected to be partially offset by normal plant additions and the addition of new wind generation.

2006 vs. 2005: Depreciation, decommissioning and amortization expense decreased by $10.9 million, or 3.9%, when compared to 2005. In January 2006, we implemented new depreciation rates approved by the PSCW which reduced annual depreciation expense. We estimate that the new rates reduced annual depreciation expense by approximately $15 million, which was offset, in part, by net plant additions in 2006.

Amortization of Gain

In connection with the sale of Point Beach, we recorded a net gain of approximately $902.2 million, representing a net gain on the sale and the decommissioning assets retained by the Company. We reached agreements with our respective regulators whereby we deferred the gain as a regulatory liability as it would be used for the benefit of our customers, primarily in the form of bill credits.

We will amortize the regulatory liability to income as we issue customer bill credits. During 2007, we issued $6.5 million of bill credits to Michigan customers. In 2008 and 2009, we expect to amortize approximately $359.3 million and $255.3 million of the deferred gain, respectively, as we issue additional customer bill credits. In addition, in 2008 the PSCW authorized a one-time amortization of approximately $85.0 million to match the amortization of $85.0 million of regulatory assets, which will be reflected in the first quarter of 2008.

Other Income and Deductions, Net

The following table identifies the components of consolidated other income and deductions, net during 2007, 2006 and 2005.

Other Income and Deductions, Net	2007	2006	2005
	(Millions of Dollars)
Carrying Costs	$28.8	$25.0	$20.4
Gain on Sale of Property	12.9	3.2	3.5
AFUDC - Equity	5.1	14.5	9.2
Donations and Contributions	(10.3)	(6.0)	(6.7)
Other, net	5.2	6.2	2.0

Total Other Income and Deductions, Net	$41.7	$42.9	$28.4

2007 vs. 2006: Other income and deductions, net decreased by $1.2 million when compared to 2006. The reduction primarily reflects a decrease in AFUDC of $9.4 million in connection with environmental controls related to the new scrubber placed in service at our Pleasant Prairie Power Plant during the fourth quarter of 2006. This scrubber was installed as part of the implementation of our EPA Consent Decree. For further information on the Consent Decree with the EPA, see Note Q — Commitments and Contingencies in the Notes to Consolidated Financial Statements in this report. This reduction was offset, in part, by an increase in gains on sales of property primarily associated with land sold in Northern Wisconsin and the Upper Peninsula of Michigan.

2006 vs. 2005: Other income and deductions, net increased by $14.5 million when compared to 2005. The largest increases relate to increased AFUDC - Equity of $5.3 million and capitalized carrying costs of $4.6 million.

Interest Expense, Net

Interest Expense, Net	2007	2006	2005
	(Millions of Dollars)
Gross Interest Costs	$94.8	$92.1	$90.4
Less: Capitalized Interest	1.8	5.1	4.6

Interest Expense, Net	$93.0	$87.0	$85.8

2007 vs. 2006: Interest expense, net increased by $6.0 million in 2007 when compared with 2006. This increase was due to a full year of interest on the $300 million of 5.70% Debentures that we issued in November 2006 and a reduction in capitalized interest due to lower construction levels.

We expect interest expense, net to increase in 2008 due to increased debt levels to fund our planned construction activity; however, these increases are expected to be mitigated by increases in our capitalized interest.

2006 vs. 2005: Interest expense, net increased by $1.2 million in 2006 when compared with 2005. This increase was due to higher interest rates on short-term debt, increased average balances of commercial paper outstanding and a net increase in long-term debt outstanding. These increases were partially offset by the items that follow. We expensed approximately $6.2 million in 2005 related to the amortization of costs associated with prior debt redemptions. These costs were fully amortized as of July 2005; therefore, there was no similar expense in 2006. In addition, there was increased capitalized interest in 2006 due to a higher average balance of construction projects in 2006.

Income Taxes

2007 vs. 2006: Our effective income tax rate was 39.5% in 2007 compared with 38.0% in 2006.

2006 vs. 2005: Our effective income tax rate was 38.0% in 2006 compared with 36.9% in 2005.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

The following table summarizes our cash flows during 2007, 2006 and 2005:

Wisconsin Electric	2007	2006	2005
	(Millions of Dollars)
Cash Provided by (Used in)
Operating Activities	$213.8	$498.5	$481.3
Investing Activities	$236.2	($473.8)	($482.1)
Financing Activities	($446.2)	($29.7)	($2.1)

Operating Activities

2007 vs. 2006: Cash provided by operating activities was $213.8 million during 2007, which is $284.7 million lower than 2006. This decline was primarily due to higher tax payments, lower fuel recoveries and changes in working capital. In 2007, we paid approximately $108 million in cash taxes because of the Point Beach sale and the liquidation of the nuclear decommissioning trust. In addition, cash taxes from operating income were higher due to higher taxable income. Our cash from fuel collections was unfavorable in 2007 as compared to 2006 because in 2006 we over-collected fuel and purchased power costs and in 2007 we under-collected such costs.

2006 vs. 2005: Cash provided by operating activities increased to $498.5 million during 2006 compared with $481.3 million during 2005. There were two primary areas that drove this improvement in operating cash flows. During 2006, we estimate that our collections of fuel costs improved by nearly $95 million as we had favorable collections in 2006 and unfavorable recoveries and fuel cost deferrals in 2005. The other primary area related to the working capital requirements related to gas in storage. During 2006, we entered into certain contracts that reduced our need to inject gas in storage. In addition, lower gas commodity prices, offset in part by less withdrawals due to weather, have lowered working capital requirements between the comparative periods. We estimate that these items reduced our cash needs for gas in storage by approximately $25.0 million. Partially offsetting these items was an increase of cash taxes of approximately $58.6 million due to higher taxable earnings.

Investing Activities

2007 vs. 2006: During 2007, net cash inflows from investing activities were $236.2 million compared with cash outflows of $473.8 million in 2006. The most significant factor related to cash provided by investing activities relates to the unrestricted proceeds we received from the sale of Point Beach as well as the liquidation of the decommissioning trust. Our 2007 capital expenditures increased $82.3 million over 2006. This increase was expected and it primarily reflects our construction activity for environmental controls.

During 2007, we experienced a significant inflow of cash related to the sale of Point Beach; however, we restricted a significant amount of that cash as it will be used for the benefit of our customers. The 2007 cash flows related to the Point Beach sale are summarized as follows:

(Millions of Dollars)
Proceeds from the sale of Point Beach	$924.1
Proceeds from the liquidation of decommissioning trusts	552.4

Total Proceeds	1,476.5
Less: Proceeds restricted for the benefit of customers, net of taxes and bill credits	(731.6)

Unrestricted cash to the Company	$744.9

As the gain on the Point Beach sale is given back to customers, primarily in the form of bill credits, we will release the restricted cash. We expect approximately $408 million of restricted cash will be released as the Point Beach gain will be amortized to income in 2008 and the remaining balance will be released and amortized in future years.

2006 vs. 2005: During 2006, net cash outflows from investing activities were $473.8 million compared with $482.1 million in 2005. The decrease primarily reflects lower capital expenditures of $10.5 million, partially offset by an increase in capital contributions to ATC of $3.6 million.

Financing Activities

The following table summarizes our cash flows from financing activities:

	2007	2006	2005
	(Millions of Dollars)
Dividends to Wisconsin Energy	($179.6)	($179.6)	($179.6)
Capital Contribution from Wisconsin Energy	—	100.0	—
Increase (Reduction) in Total Debt	(271.9)	50.0	178.7
Other	5.3	(0.1)	(1.2)

Cash Used in Financing	($446.2)	($29.7)	($2.1)

2007 vs. 2006: During 2007, we used $446.2 million for net financing activities compared with $29.7 million during 2006. During 2007, we retired $250 million of unsecured 3.50% debentures due December 1, 2007 at their scheduled maturity.

2006 vs. 2005: During 2006, we used $29.7 million for net financing activities compared with $2.1 million during 2005. In November 2006, we issued $300 million of 5.70% Debentures due December 1, 2036. The net proceeds from the sale were used to retire our $200 million of 6-5/8% Debentures due November 15, 2006 at their scheduled maturity and to repay outstanding commercial paper incurred for working capital requirements. During 2006, short-term debt decreased approximately $48.5 million.

For additional information concerning changes in our long-term debt, see Note G — Long-Term Debt in the Notes to Consolidated Financial Statements.

CAPITAL RESOURCES AND REQUIREMENTS

We are the obligor under two series of insured tax-exempt pollution control refunding bonds in outstanding principal amount of $147 million that were issued in 2004 (the 2004 Bonds). Since the 2004 Bonds were issued, they have borne interest at an “auction rate.” Because of substantial disruptions in the auction rate bond market that occurred in early to mid-February, 2008, we gave notice on February 15, 2008 of the exercise of our option to purchase all of the 2004 Bonds (in lieu of redemption) on March 4, 2008 at a purchase price of par plus accrued interest to the date of purchase. We intend to issue commercial paper to fund the purchase of the 2004 Bonds. Depending on market conditions and other factors, we may change the method used to determine the interest rate on the 2004 Bonds and have them remarketed to third parties.

Capital Resources

We anticipate meeting our capital requirements during 2008 and the next several years primarily through internally generated funds and short-term borrowings, supplemented from time to time, depending on market conditions and other factors, by the issuance of intermediate or long-term debt securities and equity contributions from our parent.

In August 2007, we filed a shelf registration statement with the SEC to issue up $800 million in debt securities. The registration statement has been declared effective by the SEC and, subject to market conditions, is available for use.

We have access to capital markets and have been able to generate funds internally and externally to meet our capital requirements. Our ability to attract the necessary financial capital at reasonable terms is critical to our overall strategic plan. We believe that we have adequate capacity to fund our operations for the foreseeable future through our borrowing arrangements, access to capital markets and internally generated cash.

We have a credit agreement that provides liquidity support for our obligations with respect to commercial paper and for general corporate purposes.

As of December 31, 2007, we had approximately $496.0 million of available unused lines under our bank back-up credit facility and $354.3 million of total consolidated short-term debt outstanding.

We review our bank back-up credit facility needs on an ongoing basis and expect to be able to maintain adequate credit facilities to support our operations. The following table summarizes our facility as of December 31, 2007:

Total Facility	Letters of Credit	Credit Available	Facility Expiration	Facility Term
(Millions of Dollars)
$500.0	$4.0	$496.0	March 2011	5 year

This facility has a renewal provision for two one-year extensions, subject to lender approval.

The following table shows our consolidated capitalization structure as of December 31:

Capitalization Structure	2007		2006
	(Millions of Dollars)
Common Equity	$2,656.2	52.8%	$2,528.6	50.4%
Preferred Stock	30.4	0.6%	30.4	0.6%
Long-Term Debt (a)	1,338.1	26.6%	1,587.2	31.6%
Capital Lease Obligations (a)	652.3	13.0%	564.9	11.3%
Short-Term Debt	354.3	7.0%	304.2	6.1%

Total	$5,031.3	100.0%	$5,015.3	100.0%

(a)	Includes current maturities

We recorded a $162.1 million capital lease in November 2007 in connection with the in-service date of the Oak Creek coal handling system. For additional information, see Note G — Long-Term Debt in the Notes to Consolidated Financial Statements.

Access to capital markets at a reasonable cost is determined in large part by credit quality. The following table summarizes the ratings of our debt securities and preferred stock by S&P, Moody’s and Fitch as of December 31, 2007:

	S&P	Moody’s	Fitch
Commercial Paper	A-2	P-1	F1
Senior Secured Debt	A-	Aa3	AA-
Unsecured Debt	A-	A1	A+
Preferred Stock	BBB	A3	A

In July 2007, S&P affirmed our corporate credit rating and revised our ratings outlook from negative to stable.

On June 15, 2006, Fitch affirmed our security ratings. Our security ratings outlook assigned by Fitch is stable.

Our security ratings outlook assigned by Moody’s is stable.

We believe these security ratings should provide a significant degree of flexibility in obtaining funds on competitive terms. However, these security ratings reflect the views of the rating agencies only. An explanation of the significance of these ratings may be obtained from each rating agency. Such ratings are not a recommendation to buy, sell or hold securities, but rather an indication of creditworthiness. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change. Each rating should be evaluated independently of any other rating.

Capital Requirements

Total capital expenditures are currently estimated to be approximately $600 million during 2008. Due to changing environmental and other regulations such as air quality standards and electric reliability initiatives that impact us, future long-term capital requirements may vary from recent capital requirements. We currently expect these capital expenditures to be between $500 million and $700 million per year during the next three years.

In June 2005, we purchased the development rights to a wind farm project (Blue Sky Green Field) from Navitas Energy, Inc. After receiving the necessary approvals and permits, we began construction in June 2007. Wind turbine components began arriving at the site during the fourth quarter of 2007. We estimate that this project will add 145 MW of generating capacity and the capital cost of the project, excluding AFUDC, will be approximately $300 million. We currently expect the wind turbines to be placed into service by the second quarter of 2008.

In addition, in October 2007 we provided notice to FPL Energy, a subsidiary of FPL, that we were exercising the option we received in connection with the sale of Point Beach to purchase all rights to a new wind farm site in central Wisconsin. Once the purchase is complete, we will proceed with securing approvals and permits for construction and operation, and we expect to install wind turbines with approximately 100 MW of generating capacity. We expect the wind turbines to be placed into service between late 2010 or 2011, subject to regulatory approvals and turbine availability.

Investments in Outside Trusts: We have funded our pension obligations and certain OPEB obligations in outside trusts. Collectively, these trusts had investments that exceeded $0.8 billion as of December 31, 2007. These trusts hold investments that are subject to the volatility of the stock market and interest rates. For further information, see Note L — Benefits in the Notes to Consolidated Financial Statements.

Off-Balance Sheet Arrangements: We are a party to various financial instruments with off-balance sheet risk as a part of our normal course of business, including financial guarantees and letters of credit which support commodity contracts and other payment obligations. We believe that these agreements do not have, and are not reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our investors. For further information, see Note M — Guarantees in the Notes to Consolidated Financial Statements.

We have identified three tolling and purchased power agreements with third parties but have been unable to determine if we are the primary beneficiary of any of these three variable interest entities as defined by FIN 46. As a result, we do not consolidate these entities. Instead, we account for one of these contracts as a capital lease and for the other two contracts as operating leases as reflected in the table below. We have included our contractual obligations under all three of these contracts in our Contractual Obligations/Commercial Commitments disclosure that follows. For additional information, see Note D — Variable Interest Entities in the Notes to Consolidated Financial Statements.

Contractual Obligations/Commercial Commitments: We have the following contractual obligations and other commercial commitments as of December 31, 2007:

	Payments Due by Period
Contractual Obligations (a)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Millions of Dollars)
Long-Term Debt Obligations (b)	$3,303.1	$72.3	$144.7	$144.6	$2,941.5
Capital Lease Obligations (c)	2,400.0	105.5	214.1	219.1	1,861.3
Operating Lease Obligations (d)	135.1	37.0	44.3	35.4	18.4
Purchase Obligations (e)	12,845.5	689.7	1,238.0	780.1	10,137.7
Other Long-Term Liabilities (f)	75.2	73.0	1.5	0.7	—

Total Contractual Obligations	$18,758.9	$977.5	$1,642.6	$1,179.9	$14,958.9

(a)	The amounts included in the table are calculated using current market prices, forward curves and other estimates. Contracts with multiple unknown variables have been omitted from the analysis.

(b)	Principal and interest payments on our Long-Term Debt and the Long-Term Debt of our affiliate (excluding capital lease obligations).

(c)	Capital Lease Obligations for PWGS 1, power purchase commitments and the OC coal handling system.

(d)	Operating Lease Obligations for power purchase commitments and vehicle and rail car leases.

(e)	Purchase Obligations under various contracts for the procurement of fuel, power, gas supply and associated transportation and for information technology and other services for utility operations. This includes the power purchase agreement for all of the energy produced by Point Beach.

(f)	Other Long-Term Liabilities include the expected 2008 supplemental executive retirement plan obligation and non-discretionary pension contribution. For additional information on employer contributions to our benefit plans see Note L — Benefits in the Notes to Consolidated Financial Statements.

The table above does not include FIN 48 liabilities. For further information regarding FIN 48 liabilities, refer to Note E — Income Taxes in the Notes to Consolidated Financial Statements in this report.

Our obligations for utility operations have historically been included as part of the rate making process and therefore are generally recoverable from customers.

FACTORS AFFECTING RESULTS, LIQUIDITY AND CAPITAL RESOURCES

MARKET RISKS AND OTHER SIGNIFICANT RISKS

We are exposed to market and other significant risks as a result of the nature of our businesses and the environment in which those businesses operate. These risks, described in further detail below, include but are not limited to:

Regulatory Recovery: Our electric operations burn natural gas in our leased power plants, in several of our peaking power plants and as a supplemental fuel at several coal-fired plants. In addition, the cost of purchased power is generally tied to the cost of natural gas. We bear regulatory risk for the recovery of these fuel and purchased power costs when these costs are higher than the base rate established in our rate structure. For further information on the recovery of fuel and purchase power costs see Commodity Prices below.

We account for our regulated operations in accordance with SFAS 71. Our rates are determined by regulatory authorities. Our primary regulator is the PSCW. SFAS 71 allows regulated entities to defer certain costs that would otherwise be charged to expense, if the regulated entity believes the recovery of these costs is probable. We record regulatory assets pursuant to specific orders or by a generic order issued by our regulators, and recovery of these deferred costs in future rates is subject to the review and approval of those regulators. We assume the risks and benefits of ultimate recovery of these items in future rates. If the recovery of these costs is not approved by our regulators, the costs are charged to income in the current period. We expect to recover our outstanding regulatory assets in rates over a period of no longer than 20 years. Regulators can impose liabilities on a prospective basis for amounts previously collected from customers and for amounts that are expected to be refunded to customers. Under SFAS 71, we record these items as regulatory liabilities.

Commodity Prices: In the normal course of providing energy, we are subject to market fluctuations of the costs of coal, natural gas and the cost of purchased power. We manage our fuel and gas supply costs through a portfolio of short- and long-term procurement contracts with various suppliers for the purchase of coal, natural gas and fuel oil. In addition, we manage the risk of price volatility by utilizing gas and electric hedging programs.

Wisconsin’s retail electric fuel cost adjustment procedure mitigates some of our risk of electric fuel cost fluctuation. If cumulative fuel and purchased power costs for electric utility operations deviate from a prescribed range when compared to the costs projected in the most recent retail rate proceeding, retail electric rates may be adjusted prospectively. For 2008, we will operate under a traditional fuel cost adjustment clause in the Wisconsin retail jurisdiction whereby fuel revenues may be adjusted prospectively if fuel and purchased power costs fall outside a pre-established annual band of plus or minus 2%. For information regarding the 2008 fuel rules, see Rates and Regulatory Matters.

The PSCW has authorized dollar for dollar recovery for the majority of natural gas costs for our gas utility operations through a gas cost recovery mechanism, which mitigates most of the risk of gas cost variations. For information concerning the electric utility fuel cost adjustment procedure and our natural gas utility’s GCRM, see Rates and Regulatory Matters.

Natural Gas Costs: Significant increases in the cost of natural gas affect our electric and gas utility operations. Natural gas costs have increased because the supply of natural gas in recent years has not kept pace with the demand for natural gas. We expect that demand for natural gas will remain high into the foreseeable future and that significant price relief will not occur until additional natural gas resources are developed.

Higher natural gas costs increase our working capital requirements and result in higher gross receipts taxes in the State of Wisconsin. Higher natural gas costs combined with slower economic conditions also expose us to greater risks of accounts receivable write-offs as more customers are unable to pay their bills. Because federal and state energy assistance dollars have not kept pace with rising natural gas costs over the recent year, our risks related to bad debt expenses have increased.

In February 2005, the PSCW authorized the use of the escrow method of accounting for bad debt costs allowing for deferral of Wisconsin residential bad debt expense that exceed amounts allowed in rates. This authorization extends through March 2009.

As a result of our GCRM, our gas distribution operation receives dollar for dollar recovery on the cost of natural gas. However, increased natural gas costs increase the risk that customers will switch to alternative fuel sources, which could reduce future gas margins.

Weather: Our Wisconsin utility rates are set by the PSCW based upon estimated temperatures which approximate 20-year averages. Our electric revenues are unfavorably sensitive to below normal temperatures during the summer cooling season, and to some extent, to above normal temperatures during the winter heating season. Our gas revenues are unfavorably sensitive to above normal temperatures during the winter heating season. A summary of actual weather information in our service territory during 2007, 2006 and 2005, as measured by degree-days, may be found above in Results of Operations.

Interest Rate: We have various short-term borrowing arrangements to provide working capital and general corporate funds. We also have variable rate long-term debt outstanding at December 31, 2007. Borrowing levels under these arrangements vary from period to period depending upon capital investments and other factors. Future short-term interest expense and payments will reflect both future short-term interest rates and borrowing levels.

We performed an interest rate sensitivity analysis at December 31, 2007 of our outstanding portfolio of $354.3 million of short-term debt with a weighted average interest rate of 4.92% and $164.4 million of variable-rate long-term debt with a weighted average interest rate of 4.39%. A one-percentage point change in interest rates would cause our annual interest expense to increase or decrease by approximately $3.5 million before taxes from short-term borrowings and by $1.6 million before taxes from variable rate long-term debt outstanding.

Marketable Securities Return: We fund our pension and OPEB obligations through various trust funds, which in turn invest in debt and equity securities. Changes in the market prices of these assets can affect future pension and OPEB expenses. Additionally, future contributions can also be affected by changes in the market price of trust fund assets. We expect that the risk of expense and contribution variations as a result of changes in the market price of trust fund assets would be mitigated in part through future rate actions by our various utility regulators. Through December 31, 2005, we were operating under a PSCW-ordered, qualified five-year rate restriction period.

At December 31, 2007, we held, or Wisconsin Energy held on our behalf, the following total trust fund assets at fair value, primarily consisting of publicly traded debt and equity security investments.

Wisconsin Electric Power Company	Millions of Dollars
Pension trust funds	$719.4
Other post-retirement benefits trust funds	$126.9

Fiduciary oversight of the pension and OPEB trust fund investments is the responsibility of an Investment Trust Policy Committee. Qualified external investment managers are engaged to manage the investments. Asset/liability studies are periodically conducted with the assistance of an outside investment advisor. The current study for the pension fund projects long-term annualized returns of approximately 8.5%.

Credit Ratings: We do not have any credit agreements that would require material changes in payment schedules or terminations as a result of a credit rating downgrade. We do have certain agreements in the form of commodity contracts and employee benefit plans that could require collateral or a termination payment only in the event of a credit rating change to below investment grade. As of December 31, 2007, we estimate that the collateral or the termination payment required under these agreements totaled approximately $195.1 million. In addition, we have commodity contracts that in the event of a credit rating downgrade could result in a reduction of our unsecured credit granted by counterparties.

Economic Conditions: We are exposed to market risks in the regional midwest economy. Our sales growth is impacted by Wisconsin employment and industrial production demand.

Inflation: We continue to monitor the impact of inflation, especially with respect to the rising costs of medical plans, fuel, transmission access, construction costs, regulatory and environmental compliance and new generation in order to minimize its effects in future years through pricing strategies, productivity improvements and cost reductions. We have expectations of slightly elevated inflation in these costs and resultant energy costs in the near future. We do not believe the impact of general inflation will have a material impact on our future results of operations.

For additional information concerning risk factors, including market risks, see the Cautionary Statement Regarding Forward-Looking Information at the beginning of this report.

POWER THE FUTURE

Under Wisconsin Energy’s PTF strategy, we expect to meet a significant portion of our future generation needs through the construction of the PWGS and the Oak Creek expansion by We Power. We Power will lease the new plants to us under long-term leases, and we expect to recover the lease payments in our electric rates. Our lease payments are based on the cash costs authorized by our primary regulator to We Power.

The PTF units include PWGS 1, PWGS 2, OC 1 and OC 2. The following table identifies certain key items related to the units:

Unit Name	Expected In Service	Authorized Cash Costs (a)
PWGS 1	July 2005 (Actual)	$333 million	(Actual)
PWGS 2	Second Quarter 2008	$329 million
OC 1	2009	$1,300 million
OC 2	2010	$640 million

(a)	Authorized cash costs represent the PSCW approved costs and the increases for factors such as inflation as identified in the PSCW approved lease terms for PWGS 2, and adjusted for Wisconsin Energy’s ownership percentages in the case of OC 1 and OC 2.

Power the Future - Port Washington

Background: In December 2002, the PSCW issued a written order (the Port Order) granting Wisconsin Energy, us and We Power a CPCN to commence construction of the PWGS consisting of two 545 MW natural gas-fired combined cycle generating units on the site of our existing Port Washington Power Plant. The Port Order also authorized Wisconsin Gas to proceed with the construction of a connecting natural gas lateral, which was completed in December 2004, and it authorized ATC to construct transmission system upgrades to serve PWGS 1 and PWGS 2. PWGS 1 was completed in July 2005 and placed into service at that time. PWGS 1 was completed within the PSCW approved cost parameters. In October 2003, we received approval from FERC to transfer by long-term lease certain associated FERC jurisdictional transmission related assets from We Power to us. Construction of PWGS 2 is well underway. Site preparation, including removal of the old coal units at the site, was completed in early 2006, and all of the major components have been procured. The unit is expected to begin commercial operation in the second quarter of 2008.

Lease Terms: The PSCW approved the lease agreements and related documents under which we will staff, operate and maintain PWGS 1 and PWGS 2. Key terms of the leased generation contracts include:

•	Initial lease term of 25 years with the potential for subsequent renewals at reduced rates;

•	Cost recovery over a 25 year period on a mortgage basis amortization schedule;

•	Imputed capital structure of 53% equity, 47% debt;

•	Authorized rate of return of 12.7% after tax on equity;

•	Fixed construction cost of PWGS 1 and PWGS 2 at $309.6 million and $280.3 million (2001 dollars) subject to escalation at the GDP inflation rate;

•	Recovery of carrying costs during construction; and

•	Ongoing PSCW supervisory authority over those lease terms and conditions specifically identified in the Port Order, which do not include the key financial terms.

In January 2003, we filed a request with the PSCW to defer costs for recovery in future rates. The PSCW approved the request in an open meeting in April 2003. We Power began collecting certain costs from us in the third quarter of 2003 as provided for in lease generation contracts that were signed in May 2003. We defer the lease costs on our balance sheet, and we amortize the costs to expense as we recover the costs in rates.

Legal and Regulatory Matters: There are currently no legal challenges to the construction of PWGS and all construction permits have been received for PWGS 1 and PWGS 2. As a result of the enactment of the Energy Policy Act, FERC, through an amendment to Section 203 of the Federal Power Act, has been given jurisdiction over the acquisition of generation (which includes leasing generation), an activity that previously was not subject to FERC’s jurisdiction. Under FERC’s rules implementing the Energy Policy Act, we, along with Wisconsin Energy, and We Power, filed a joint application for FERC authorization to transfer the generating assets and limited interconnection facilities of PWGS 2 through a lease arrangement between We Power and us. Approval was received from FERC for this asset transfer in December 2006.

Power the Future - Oak Creek Expansion

Background: In November 2003, the PSCW issued an order (the Oak Creek Order) granting us, along with Wisconsin Energy and We Power, a CPCN to commence construction of two 615 MW coal-fired units (the Oak Creek expansion) to be located adjacent to the site of our existing Oak Creek Power Plant. We anticipate OC 1 will be operational in 2009 and OC 2 will be operational in 2010. The Oak Creek Order concluded, among other things, that there was a need for additional electric generation for Southeastern Wisconsin and that a diversity of fuel sources best serves the interests of the State. The total cost for the two units was set at $2.191 billion, and the order provided for recovery of excess costs of up to 5% of the total project, subject to a prudence review by the PSCW. The CPCN was granted contingent upon us obtaining the necessary environmental permits. All necessary permits have been received at this time. In June 2005, construction commenced at the site. In November 2005, we completed the sale of approximately a 17% interest in the project to two unaffiliated entities, who will share ratably in the construction costs.

The Oak Creek expansion includes a new coal handling system that will serve both the existing units at Oak Creek and OC 1 and OC 2. The new coal handling system was placed into service during the fourth quarter of 2007 at a cost of approximately $171.2 million.

Lease Terms: In October 2004, the PSCW approved the lease generation contracts between us and We Power for the Oak Creek expansion. Key terms of the leased generation contracts include:

•	Initial lease term of 30 years with the potential for subsequent renewals at reduced rates;

•	Cost recovery over a 30 year period on a mortgage basis amortization schedule with the potential for subsequent renewals at reduced rates;

•	Imputed capital structure of 55% equity, 45% debt;

•	Authorized rate of return of 12.7% after tax on equity;

•	Recovery of carrying costs during construction; and

•	Ongoing PSCW supervisory authority over those lease terms and conditions specifically identified in the Oak Creek Order, which do not include the key financial terms.

Legal and Regulatory Matters: The CPCN granted for the construction of the Oak Creek expansion was the subject of a number of legal challenges by third parties; these legal challenges were resolved in June 2005. We have received all permits necessary to commence construction, which began in June 2005. Certain of these permits continue to be contested, but remain in effect unless and until overturned by a reviewing court or ALJ.

A contested case hearing for the WPDES permit was held in March 2006. The ALJ upheld the issuance of the permit in a decision issued in July 2006. In August 2006, the opponents filed in Dane County Circuit Court for judicial review of the ALJ’s decision upholding the issuance of the permit. In March 2007, the Dane County Circuit Court affirmed in part the decision by the ALJ to uphold the WDNR’s issuance of the permit. The Court also remanded certain aspects of the ALJ’s decision for further consideration based on the January 2007 decision by the Federal Court of Appeals for the Second Circuit concerning the federal rule on cooling water intake systems for existing facilities (the Phase II rule) (Riverkeeper, Inc. v. EPA, 475 F.3d 83 (2d Cir. 2007)). The Second Circuit found certain portions of the Phase II rule impermissible and remanded several parts of the Phase II rule to the EPA for further consideration or potential additional rulemaking. Consistent with its announcement in March, in July 2007, the EPA formally suspended the Phase II rule in its entirety and directed states to use their “best professional judgment” in evaluating intake systems for existing facilities.

In November 2007, the ALJ determined that the two additional coal-fired units, OC 1 and OC 2, are new facilities under Section 316(b) of the Clean Water Act. The ALJ did not vacate the WPDES permit or any other permit necessary to continue construction of the two units, pointing out that, based upon the present record, the water intake system currently under construction as part of the Oak Creek expansion may be permittable under the standards that apply to new facilities.

The ALJ remanded the WPDES permit to the WDNR and directed the WDNR to reissue or modify the permit to reflect “best technology available” to comply with the standards applicable to new facilities under Wisconsin state law. As part of the decision, the ALJ restated his prior opinion that the water intake system currently under construction may not be operated until the Wisconsin Division of Hearings and Appeals hears any challenge to a reissued or modified permit.

We believe that there are alternatives under the EPA rule for new facilities that would permit the use of the once-through cooling system under construction rather than the use of cooling towers. We have requested that the WDNR issue a modified permit that authorizes the use of the once-through cooling system under the Phase I rule, have submitted information in support of that request and anticipate making additional information submissions in the near future. We anticipate that the WDNR will issue a modified permit in the first half of 2008. At this time, we cannot predict with certainty what the WDNR’s decision will be. A re-issued or modified permit will be subject to a public comment period and can be challenged in a hearing before the Wisconsin Division of Hearings and Appeals or through judicial review. While the process for modifying the WPDES permit proceeds, we will continue construction of OC 1 and OC 2 on the current schedule.

In addition, we filed in Milwaukee County Circuit Court a petition for judicial review of the ALJ’s decision. We took this action, even though we did not believe that the ALJ’s decision is a “final order” that is reviewable, to ensure that we did not lose our right to appeal. The City of Oak Creek and the WDNR also filed petitions for judicial review and the petitions were consolidated into a single case. At the time that we filed our petition for review, we also filed a motion requesting a determination from the court that the ALJ order is not final and, therefore, not subject to judicial review at this time. On February 11, 2008, the Court granted our motion dismissing the three petitions for review on the grounds that the ALJ’s decision is not a final order and further ruled that all issues decided by the ALJ may be judicially reviewed when there is a final agency decision.

As a result of the enactment of the Energy Policy Act, FERC, through an amendment to Section 203 of the Federal Power Act, has been given jurisdiction over the acquisition of generation (which includes leasing generation), an activity that previously was not subject to FERC’s jurisdiction. Under FERC’s rules implementing the Energy Policy Act, we, along with Wisconsin Energy and We Power, filed a joint application for FERC authorization to transfer the generating assets and limited interconnection facilities of OC 1 and OC 2 through a lease arrangement between We Power and us. We received approval from FERC on these leases in December 2006.

RATES AND REGULATORY MATTERS

The PSCW regulates our retail electric, natural gas and steam rates in the State of Wisconsin, while FERC regulates our wholesale power and electric transmission service rates. The MPSC regulates our retail electric rates in the State of Michigan. We estimate that approximately 88% of our electric revenues are regulated by the PSCW, 5% are regulated by the MPSC and the balance of our electric revenues is regulated by FERC. All of our natural gas revenues are regulated by the PSCW. Orders from the PSCW can be viewed at http://psc.wi.gov/ and orders from the MPSC can be viewed at www.michigan.gov/mpsc/.

The table below summarizes the anticipated annualized revenue impact of recent rate changes.

Service - Wisconsin Electric	Incremental Annualized Revenue Increase	Percent Change in Rates	Effective Date
	(Millions)
Retail electric, Wisconsin	$389.1	17.2%	January 17, 2008
Retail gas, Wisconsin	$4.0	0.6%	January 17, 2008
Retail steam, Wisconsin	$3.6	11.2%	January 17, 2008
Retail electric, Michigan	$0.3	0.6%	May 23, 2007
Fuel electric, Michigan	$3.4	7.5%	January 1, 2007
Retail electric, Wisconsin	$222.0	10.6%	January 26, 2006
Retail gas, Wisconsin	$21.4	2.9%	January 26, 2006
Retail steam, Wisconsin	$7.8	31.5%	January 26, 2006
Fuel electric, Michigan	$2.7	5.9%	January 1, 2006
Fuel electric, Wisconsin	$7.7	0.3%	November 24, 2005
Fuel electric, Michigan	$2.5	5.8%	November 1, 2005
Retail electric, Wisconsin	$59.7	3.1%	May 19, 2005
Retail steam, Wisconsin	$0.5	3.6%	May 19, 2005
Fuel electric, Wisconsin	$114.9	5.9%	March 18, 2005
Fuel electric, Michigan	$3.4	8.0%	January 1, 2005

2008 Pricing: During 2007, we initiated rate proceedings. We asked the PSCW to approve a comprehensive plan which would result in price increases of $648.6 million for our electric customers in Wisconsin. This price increase would be reduced by expected bill credits resulting from the sale of Point Beach. The initial rate filing estimated bill credits of $371.0 million in 2008 and $187.5 million in 2009, resulting in net pricing increases of 7.5% in 2008 and 7.5% in 2009. In addition, we requested a 1.8% price increase in 2008 for our gas customers and an approximately 16.0% price increase in 2008 for all steam customers in Milwaukee.

Electric pricing increases were needed to allow us to continue progress on previously approved initiatives, including: costs associated with the new PTF plants; recovery of costs associated with transmission; compliance with environmental regulations; continuation of investment in renewable and efficiency programs, including the new wind facilities approved by the PSCW in February 2007; and scheduled recovery of regulatory assets.

On January 17, 2008, the PSCW approved pricing increases for us as follows:

•

$389.1 million (17.2%) in electric rates—the pricing increase will be offset by $315.9 million in bill credits in 2008 and $240.7 million in bill credits in 2009, resulting in a net increase of $73.2 million (3.2%) and $75.2 million (3.2%), respectively;

•	$4.0 million (0.6%) for natural gas service; and

•	$3.6 million (11.2%) for steam service.

In addition, the PSCW lowered our return on equity from 11.2% to 10.75%. The PSCW also determined that $85.0 million of the Point Beach proceeds should be immediately applied to offset certain regulatory assets.

We expect to provide a total of approximately $669.7 million of bill credits to our Wisconsin customers over the three year period ending 2010.

Michigan Price Increase Request: On January 31, 2008, we filed a rate increase request with the MPSC. This overall request represents an increase in electric rates of 14.7%, or $22.0 million, to support the growing demand for electricity, continued investment in renewable programs, compliance with environmental regulations, addition of distribution infrastructure and increased operational expenses. This filing also includes a request for immediate rate relief of 5.6%, or approximately $8.4 million. We expect an order from the MPSC during the third quarter of 2008.

2006 Pricing: In January 2006, we received an order from the PSCW that allowed us to increase annual electric revenues by approximately $222.0 million, or 10.6%, to recover increased costs associated with investments in Wisconsin Energy’s PTF units, transmission services and fuel and purchased power, as well as costs associated with additional sources of renewable energy. The rate increase was based on an authorized return on equity of 11.2%. The order also required us to refund to customers, with interest, any fuel revenues that we receive that are in excess of fuel and purchased power costs that we incur, as defined by the Wisconsin fuel rules. The original order stipulated that any refund would also include interest at short-term rates. This refund provision did not extend past December 31, 2006.

During 2006, we experienced lower than expected fuel and purchased power costs. In September 2006, we requested and received approval from the PSCW to refund favorable fuel recoveries including accrued interest at a short-term rate. In addition, in September 2006 the PSCW determined that if the total recoveries for 2006 exceeded $36 million, interest on the amount in excess of $36 million would be paid at the rate of 11.2%, our authorized return on equity rather than at short-term rates as originally set forth in the order. During October 2006, we refunded $28.7 million, including interest, to Wisconsin retail customers as a credit on their bill and we received approval from the PSCW to refund an additional $10 million, including interest, in the first quarter of 2007.

During 2007, we operated under a traditional fuel cost adjustment clause in the Wisconsin retail jurisdiction whereby fuel revenues could have been adjusted prospectively if fuel and purchased power costs fell outside a pre-established annual band of plus or minus 2%.

Our gas operations went through a traditional rate proceeding whereby the revenues were set to recover projected costs and to provide a return on rate base. The January 2006 order provided for an increase in gas revenues totaling $21.4 million or 2.9%. The rate increase was based on an authorized return on equity of 11.2%.

The steam rate proceeding was a traditional rate proceeding. The January 2006 order provided for an increase in steam rates of $7.8 million, or 31.5%, to be phased in over a two year period beginning in 2006. The rate increase was based on an authorized return on equity of 11.2%.

Limited Rate Adjustment Requests

2005 Fuel Recovery Filing: In February 2005, we filed an application with the PSCW for an increase in electric rates in the amount of $114.9 million due to the increased costs of fuel and purchased power as a result of customer growth and the increase in the reliance upon natural gas as a fuel source. We received approval for the increase in fuel recoveries on an interim basis in March 2005. In November 2005, we received the final rate order, which authorized an additional $7.7 million in rate increases, for a total increase of $122.6 million (6.2%). In December 2005, two parties filed suit against the PSCW in Dane County Circuit Court challenging the PSCW’s decision to allow fuel cost recovery, while allowing us to keep the savings that resulted from Wisconsin Energy’s acquisition of WICOR. As a condition of the PSCW approval of Wisconsin Energy’s WICOR acquisition, we were restricted from increasing Wisconsin rates for a five year period ending December 31, 2005, with certain limited exceptions, but we were allowed to keep the savings generated from the merger. In July 2006, the Dane County Circuit Court affirmed the PSCW’s decision. In August 2006, the opponents appealed this decision to the Wisconsin Court of Appeals. In July 2007, the Court of Appeals affirmed the Dane County Circuit Court decision upholding the PSCW order. The time period for appeal has expired and no appeals were filed.

2005 Revenue Deficiencies: In May 2004, we filed an application with the PSCW for an increase in electric and steam rates for anticipated 2005 revenue deficiencies associated with (1) costs for the new PWGS and the Oak Creek expansion being constructed as part of Wisconsin Energy’s PTF strategy, (2) costs associated with our energy efficiency procurement plan and (3) costs associated with making changes to our steam utility systems as part of the construction of the Marquette Interchange highway project in downtown Milwaukee, Wisconsin. The filing identified anticipated revenue deficiencies in 2005 attributable to Wisconsin in the amount of $84.8 million (4.5%) for our electric operations and $0.5 million (3.6%) for our steam operations. In January 2005, as a result of the litigation involving the Oak Creek expansion, we amended this filing to reduce the total revenue request to $52.4 million. In May 2005, the PSCW issued its final written order implementing an annualized increase in electric rates of $59.7 million (3.1%) and an increase of $0.5 million (3.6%) in steam rates.

Other Rate Matters

Electric Transmission Cost Recovery: We divested our transmission assets with the formation of ATC in January 2001. We now procure transmission service from ATC at FERC approved tariff rates. In connection with the formation of ATC, our transmission costs have escalated due to the socialization of costs within ATC and increased transmission infrastructure requirements in the state. In 2002, in connection with the increased costs experienced by our customers, the PSCW issued an order which allowed us to use escrow accounting whereby we defer transmission costs that exceed amounts embedded in our rates. We are allowed to earn a return on the unrecovered transmission costs at our weighted average cost of capital. As of December 31, 2007, we have deferred $240.9 million of unrecovered transmission costs. The January 2008 rate order provided for the recovery of these costs over six years and the escrow accounting treatment has been discontinued.

Fuel Cost Adjustment Procedure: Within the State of Wisconsin, we operate under a fuel cost adjustment clause for fuel and purchased power costs associated with the generation and delivery of electricity and purchase power contracts. Embedded within our base rates is an amount to recover fuel costs. Under the current fuel rules, no adjustments are made to rates as long as fuel and purchased power costs are expected to be within a band of the costs embedded in current rates for the twelve month period ending December 31. If, however, annual fuel costs are expected to fall outside of the band, and actual costs fall outside of established fuel bands, then we may file for a change in fuel recoveries on a prospective basis. For 2008, the band is plus or minus 2%.

In June 2006, the PSCW opened a docket (01-AC-224) in which it was looking into revising the current fuel rules (Chapter PSC 116). In February 2007, five Wisconsin utilities regulated by the fuel rules, including us, filed a joint proposal to modify the existing rules in this docket. The proposal recommends modifying the rules to allow for escrow accounting for fuel costs outside a plus or minus 1% annual band of fuel costs allowed in rates. It further recommends that the escrow balance be trued-up annually following the end of each calendar year. We are unable to predict if or when the PSCW will make any changes to the existing fuel rules.

Our electric operations in Michigan operate under a Power Supply Cost Recovery mechanism which generally allows for the recovery of fuel and purchase power costs on a dollar for dollar basis.

Gas Cost Recovery Mechanism: Our natural gas operations operate under a GCRM as approved by the PSCW. Generally, the GCRM allows for a dollar for dollar recovery of gas costs. There is an incentive mechanism under the GCRM which allows for increased revenues if we acquire gas lower than benchmarks approved by the PSCW. During 2007, 2006 and 2005, no additional revenues were earned under the incentive portion of the GCRM.

Bad Debt Costs: In January 2006, the PSCW issued an order approving the amortization over the next five years of the bad debts deferred in 2004 for our gas operations. The bad debts deferred in 2004 related to electric operations will be considered for recovery in future rates, subject to audit and approval of the PSCW.

In February 2005, the PSCW approved our use of escrow accounting for residential bad debt costs. The final decision was received in March 2005. The escrow method of accounting for bad debt costs allows for deferral of Wisconsin residential bad debt expense that exceed amounts allowed in rates. As a result of this approval from the PSCW, which extends through March 2009, we escrowed approximately $9.5 million, $6.0 million and $9.7 million in 2007, 2006 and 2005, respectively, related to bad debt costs. The January 2008 rate order allowed for the continued use of escrow accounting.

MISO Energy Markets: In January 2005, we requested deferral accounting treatment from the PSCW for certain incremental costs or benefits that may occur due to the implementation on April 1, 2005 of the MISO Energy Markets. We received approval for this accounting treatment in March 2005. Additionally, in March 2005 we submitted a joint proposal to the PSCW with other utilities requesting escrow accounting treatment for the MISO Energy Markets costs until each utility’s first rate case following April 1, 2008. The purpose of the March 2005 request for escrow accounting was to provide clarification on costs not included in the March 2005 approval for deferral accounting treatment. The PSCW approved deferral treatment for these costs in June 2006. In August 2007, the PSCW issued an order that adjusted the deferral treatment for certain MISO costs and determined that deferral accounting would end December 31, 2007. For additional information, see Industry Restructuring and Competition — Electric Transmission and Energy Markets — MISO below.

Coal Generation Forced Outage - 2007: In March 2007, we requested and received approval from the PSCW to defer as a regulatory asset approximately $13.2 million related to replacement power costs due to a forced outage of Unit 1 at the Pleasant Prairie Power Plant. The outage extended from February 2007 through March 2007. These costs will be recovered as part of the 2008 rate order.

Wholesale Electric Rates: In August 2006, we filed a wholesale rate case with FERC. The filing requested an annual increase in rates of approximately $16.7 million applicable to four existing wholesale electric customers. This includes a mechanism for fuel and other cost adjustments. In November 2006, FERC accepted the rate filing subject to refund with interest. Three of the existing customers’ rates were effective in January 2007. The remaining wholesale customer’s rates were effective in May 2007. FERC approved a settlement of the rate filing in September 2007.

Depreciation Rates: In January 2005, along with Wisconsin Gas, we filed a joint application with the PSCW for certification of depreciation rates for specific classes of utility plant assets. In November 2005, we received notice from the PSCW that the proposed estimated lives, net salvage values and depreciation rates were approved and became effective January 1, 2006. For more information, see Note A — Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements.

Renewables, Efficiency and Conservation: In March 2006, Wisconsin enacted new public benefits legislation, Act 141, which changes the renewable energy requirements for utilities. Act 141 requires Wisconsin utilities to provide 2% more of their total retail energy from renewable resources than their current levels by 2010, and 6% more renewable energy than their current levels by 2015. Act 141 establishes a statewide goal that 10% of all electricity in Wisconsin be generated by renewable resources by December 31, 2015. Assuming the bulk of additional renewables is wind turbines, we must obtain approximately 210 MW of additional renewable capacity by 2010 and another approximately 610 MW of additional renewable capacity by 2015 to meet the retail energy delivered requirements. We have already started development of additional sources of renewable energy to comply with commitments made as part of Wisconsin Energy’s PTF initiative which will assist us in complying with Act 141. See Wind Generation below.

Act 141 allows the PSCW to delay a utility’s implementation of the renewable portfolio standard if it finds that achieving the renewable requirement would be too expensive or would lessen reliability, or that new renewable projects could not be permitted on a timely basis or could not be served by adequate transmission facilities. The previous law did not include similar provisions. Act 141 provides that if a utility is in compliance with the renewable energy and energy efficiency requirements as determined by the PSCW, then the utility is considered in compliance with the Energy Priorities law. Prior to Act 141, there had been no agreement on how to determine compliance with the Energy Priorities law, which provides that it is the policy of the PSCW, to the extent it is cost-effective and technically feasible, to consider the following options in the listed order when reviewing energy-related applications: (1) energy conservation and efficiency, (2) noncombustible renewable energy resources, (3) combustible renewable energy resources, (4) natural gas, (5) oil or low sulfur coal and (6) high sulfur coal and other carbon-based fuels.

We continue to implement the requirements of Act 141. The PSCW has completed two rule-making proceedings required by the law. These proceedings dealt with renewable energy credits and conditions for utility and business voluntary participation in providing energy efficiency programs. Effective July 1, 2007, we began to pay the 1.2% charge to support energy efficiency, conservation and renewable programs in Wisconsin as required by Act 141.

Wind Generation: In June 2005, we purchased the development rights to a wind farm project (Blue Sky Green Field) from Navitas Energy, Inc. After receiving the necessary approvals and permits, we began construction in June 2007. Wind turbine components began arriving at the site during the fourth quarter of 2007. We estimate that this project will add 145 MW of generating capacity and the capital cost of the project, excluding AFUDC, will be approximately $300 million. We currently expect the wind turbines to be placed into service by the second quarter of 2008.

In addition, in October 2007 we provided notice to FPL Energy, a subsidiary of FPL, that we were exercising the option we received in connection with the sale of Point Beach to purchase all rights to a new wind farm site in central Wisconsin. Once the purchase is complete, we will proceed with securing approvals and permits for construction and operation, and we expect to install wind turbines with approximately 100 MW of generating capacity. We expect the wind turbines to be placed into service between late 2010 or 2011, subject to regulatory approvals and turbine availability.

ELECTRIC SYSTEM RELIABILITY

In response to customer demand for higher quality power required by modern equipment, we are evaluating and updating our electric distribution system. We are taking steps to reduce the likelihood of outages by upgrading substations and rebuilding lines to upgrade voltages and reliability. These improvements, along with better technology for analysis of our existing system, better resource management to speed restoration and improved customer communication, are near-term efforts to enhance our current electric distribution infrastructure. For the long-term, we have developed a distribution system asset management strategy that requires increased levels of automation of both substations and line equipment to consistently provide the level of reliability needed for a digital economy.

We had adequate capacity to meet all of our firm electric load obligations during 2007. All of our generating plants performed well during the warmest periods of the summer and all power purchase commitments under firm contract were received. During this period, public appeals for conservation were not required and we did not interrupt or curtail service to non-firm customers who participate in load management programs.

We expect to have adequate capacity to meet all of our firm load obligations during 2008. However, extremely hot weather, unexpected equipment failure or unavailability could require us to call upon load management procedures during 2008 as we have in past years.

ENVIRONMENTAL MATTERS

Consistent with other companies in the energy industry, we face significant ongoing environmental compliance and remediation challenges related to current and past operations. Specific environmental issues affecting us include, but are not limited to, (1) air emissions such as CO2, SO2, NOx, small particulates and mercury, (2) disposal of combustion by-products such as fly ash and (3) remediation of former manufactured gas plant sites.

We are currently pursuing a proactive strategy to manage our environmental issues including (1) substituting new and cleaner generating facilities for older facilities as part of Wisconsin Energy’s PTF strategy, (2) developing additional sources of renewable electric energy supply, (3) reviewing water quality matters such as discharge limits and cooling water requirements, (4) adding emission control equipment to existing facilities to comply with new ambient air quality standards and federal clean air rules, (5) entering into an agreement with the EPA to reduce emissions of SO2 and NOx by more than 65% by 2013, (6) evaluating and implementing improvements to our cooling water intake systems, (7) continuing the beneficial re-use of ash and other solid products from coal-fired generating units and (8) conducting the clean-up of former manufactured gas plant sites. The capital costs of implementing the EPA Consent Decree are estimated to be approximately $1 billion over the 10 years ending 2013. These costs are principally associated with the installation of air quality controls on Pleasant Prairie Units 1 and 2 and Oak Creek Units 5-8. In June 2007, we submitted an application to the PSCW requesting approval to construct environmental controls at Oak Creek Units 5-8 by 2012 as required by the EPA Consent Decree. We estimate the cost of this project to be approximately $750 million. Through December 31, 2007, we have spent approximately $381.0 million associated with implementing the EPA agreement. For further information concerning the Consent Decree, see Note Q — Commitments and Contingencies in the Notes to Consolidated Financial Statements in this report.

National Ambient Air Quality Standards: In 2000 and 2001, Michigan and Wisconsin finalized state rules implementing phased emission reductions required to meet the NAAQS for 1-hour ozone. In 2004, the EPA began implementing NAAQS for 8-hour ozone and PM2.5. In December 2006, the EPA further revised the PM2.5 standard, and in June 2007, the EPA announced its proposal to further lower the 8-hour ozone standard.

8-hour Ozone Standard: In April 2004, the EPA designated 10 counties in Southeastern Wisconsin as non-attainment areas for the 8-hour ozone NAAQS. States were required to develop and submit State Implementation Plans to the EPA by June 2007 to demonstrate how they intend to comply with the 8-hour ozone NAAQS. The rule that applies to emissions from our power plants in the affected areas of Wisconsin has been adopted by the state. The required reductions will be accomplished through implementation of the CAIR. (See below for further information regarding CAIR.) We believe compliance with the NOx emission reduction requirements under the agreement with the EPA will substantially mitigate costs to comply with the EPA’s 8-hour ozone NAAQS. In June 2007, the EPA announced its proposal to further lower the 8-hour standard. Until this proposal becomes a final rule, we are unable to predict the impact on the operation of our existing coal-fired generation facilities.

PM2.5 Standard: In December 2004, the EPA designated PM 2.5 non-attainment areas in the country. All counties in Wisconsin and all counties in the Upper Peninsula of Michigan were designated as in attainment with the standard. It is unknown at this time whether Wisconsin or Michigan will require additional emission reductions as part of state or regional implementation of the PM2.5 standard and what impact those requirements would have on operation of our existing coal-fired generation facilities. In December 2006, a more restrictive federal standard became effective, which may place some counties into non-attainment status. This standard is currently being litigated. Until such time as the states develop rules and submit State Implementation Plans to the EPA to demonstrate how they intend to comply with the standard, we are unable to predict the impact of this more restrictive standard on the operation of our existing coal-fired generation facilities or Wisconsin Energy’s new PTF generating units that we are leasing, including OC 1, OC 2 and PWGS.

Clean Air Interstate Rule: The EPA issued the final CAIR regulation in March 2005 to facilitate the states in meeting the 8-hour ozone and PM2.5 standards by addressing the regional transport of SO2 and NOx. CAIR requires NOx and SO2 emission reductions in two phases from electric generating units located in a 28-state region within the eastern United States. Wisconsin and Michigan are affected states under CAIR. The phase 1 compliance deadline is January 1, 2009 for NOx and January 1, 2010 for SO2, and the phase 2 compliance deadline is January 1, 2015 for both NOx and SO2. Overall, the CAIR is expected to result in a 70% reduction in SO2 emissions and a 65% reduction in NOx emissions from 2002 emission levels. The states were required to develop and submit implementation plans by no later than March 2007. A final CAIR rule has been adopted in Wisconsin and Michigan. We believe that compliance with the NOx and SO2 emission reductions requirements under the Consent Decree will substantially mitigate costs to comply with the CAIR rule.

Clean Air Mercury Rule: The EPA issued the final CAMR in March 2005, following the agency’s 2000 regulatory determination that utility mercury emissions should be regulated. CAMR would limit mercury emissions from new and existing coal-fired power plants, and cap utility mercury emission in two phases, applicable in 2010 and 2018. The caps would limit emissions at approximately 20% and ultimately 70% below today’s utility mercury levels. Because the control technology is under development, it is difficult to estimate what the cost would be to comply with the CAMR requirements. We believe the range of possible expenditures could be approximately $50 million to $200 million. The construction Air Permit issued for the Oak Creek expansion is not impacted by CAMR.

The federal rule was challenged by a number of states including Wisconsin and Michigan. On February 8, 2008, the U.S. Court of Appeals for the District of Columbia Circuit vacated CAMR and sent the rule back to the EPA for re-consideration. At this time, we cannot predict the timing or impact on our operations of a future federal rule.

In October 2004, the WDNR issued mercury emission control rules that affect electric utilities in Wisconsin. The Wisconsin rules explicitly recognize an underlying state statutory restriction that state regulations cannot be more stringent than those included in any federal program and require that the WDNR must adopt state rule changes within 18 months of publication of any federal rules. In March 2007, the WDNR proposed changes to this rule to include an implementation plan for CAMR, along with a proposal for more stringent state-only rules. WDNR did not take any final action on the March 2007 rule proposal. The 2004 state rule will continue to apply to our Wisconsin facilities, unless and until it is revised in the future. This rule requires mercury emission reductions from existing coal-fueled units in three phases, beginning with an emission cap in 2008, and followed by a 40% reduction requirement by 2010 and a 75% reduction requirement by 2015.

As of January 2008, the Michigan Department of Environmental Quality has also proposed a rule to both implement CAMR and impose state-only requirements for achieving 90% emission reductions in 2015. At this time, we cannot predict how the Michigan Department of Environmental Quality will proceed with their rule proposal and its impact on our operations. As part of a new technology demonstration which we undertook in partnership with the DOE, technology for the control of mercury has been installed at our Presque Isle Power Plant. We plan to continue the operation of that equipment beyond the test period. Until the Michigan rule is promulgated, it is not known if that equipment will be sufficient to comply with reductions that might be required under that rule.

Clean Air Visibility Rule: The EPA issued the CAVR in June 2005 to address regional haze, or regionally-impaired visibility caused by multiple sources over a wide area. The rule defines BART requirements for electric generating units and how BART will be addressed in the 28 states subject to EPA’s CAIR. Under CAVR, states are required to identify certain industrial facilities and power plants that affect visibility in the nation’s 156 Class I protected areas. States are then required to determine the types of emission controls that those facilities must use to control their emissions. The pollutants from power plants that reduce visibility include particulate matter or compounds that contribute to fine particulate formation, NOx, SO2 and ammonia. States were required to submit plans to implement CAVR to the EPA by December 2007. The reductions associated with the state plans are scheduled to begin to take effect in 2014, with full implementation before 2018. Wisconsin is in the final phase of promulgating rules which cover one aspect of the regulations. We do not believe that these rules, if adopted in their current form, will have a material impact on our costs. Michigan has not yet issued a draft rule. Until the rules are final, we are unable to predict the impact on our system.

Clean Water Act: Section 316(b) of the CWA requires that the location, design, construction and capacity of cooling water intake structures reflect the BTA for minimizing adverse environmental impact. This law dates back to 1972; however, prior to September 2004, there were no federal rules that defined precisely how states and EPA regions determined that an existing intake met BTA requirements. The Phase II rule established, for the first time, national performance standards and compliance alternatives for existing facilities that are designed to minimize the potential adverse environmental impacts to aquatic organisms associated with water withdrawals from cooling water intakes. Costs associated with implementation of the 316(b) rules for our Oak Creek Power Plant, We Power’s Oak Creek expansion and PWGS were included in project costs.

In January 2007, the Federal Court of Appeals for the Second Circuit issued a decision concerning the Phase II rule for existing facilities (Riverkeeper, Inc. v. EPA, Nos. 04-6692-ag(L) (2d Cir. 2007)). The Second Circuit found certain portions of the rule impermissible and remanded several parts of the Phase II rule to the EPA for further consideration or potential additional rulemaking. Consistent with its announcement in March, in July 2007, the EPA formally suspended the Phase II rule in its entirety and directed states to use their “best professional judgment” in evaluating intake systems. We will work with the relevant state agencies as permits for our facilities come due for renewal to determine what, if any, actions need to be taken. Until the EPA completes its reconsideration and rulemaking, we cannot predict what impact these changes to the federal rules may have on our facilities. For additional information on this matter related to the Oak Creek expansion, see Factors Affecting Results, Liquidity and Capital Resources — Power the Future — Oak Creek Expansion in this report.

Manufactured Gas Plant Sites: We are voluntarily reviewing and addressing environmental conditions at a number of former manufactured gas plant sites. For further information, see Note Q — Commitments and Contingencies in the Notes to Consolidated Financial Statements.

Ash Landfill Sites: We aggressively seek environmentally acceptable, beneficial uses for our combustion byproducts. For further information, see Note Q — Commitments and Contingencies in the Notes to Consolidated Financial Statements.

EPA Consent Decree: In April 2003, we announced along with the EPA that a Consent Decree had been reached that resolved all issues related to a request for information that had been issued by the EPA. The U.S. District Court for the Eastern District of Wisconsin approved the amended Consent Decree and entered it in October 2007. For further information, see Note Q — Commitments and Contingencies in the Notes to Consolidated Financial Statements.

Greenhouse Gases: We continue to take voluntary measures to reduce our emissions of greenhouse gases. We support flexible, market-based strategies to curb greenhouse gas emissions, including emissions trading, joint implementation projects and credit for early actions. We support a voluntary approach that encourages technology development and transfer and includes all sectors of the economy and all significant global emitters.

Our emissions in future years will continue to be influenced by several actions completed, planned or underway, including:

•	Repowering the Port Washington Power Plant from coal to natural gas-fired combined cycle units.

•	Adding coal-fired units as part of the Oak Creek expansion that will be the most thermally efficient coal units in our system.

•	Increasing investment in energy efficiency and conservation.

•	Adding additional wind capacity and promoting increased participation in the Energy for Tomorrow® renewable energy program.

Federal, state, regional and international authorities have undertaken efforts to limit greenhouse gas emissions. Legislative proposals that would impose mandatory restrictions on CO2 emissions continue to be considered in the U.S. Congress. Although the ultimate outcome of these efforts cannot be determined at this time, mandatory restrictions on our CO2 emissions could result in significant compliance costs that could affect future results of operations, cash flows and financial condition.

LEGAL MATTERS

Arbitration Proceedings: Our largest electric customers, two iron ore mines, operate in the Upper Peninsula of Michigan. The mines represent approximately 6% of our annual electric sales; however, the earnings are insignificant to us. The mines had special negotiated contracts that expired in December 2007. The contracts had price caps for approximately 80% of the energy sales. We did not recognize revenue on amounts billed that exceeded the price caps.

The incremental power costs in the Upper Peninsula of Michigan are now determined by MISO. In April 2005, we began to bill the mines the incremental power costs as quantified by the MISO Energy Markets. The mines notified us that they were disputing these billings and a portion of these disputed amounts were deposited in escrow. In September 2005, the mines notified us that they filed for formal arbitration related to the contracts. We notified the mines that we believe that they failed to comply with certain notification provisions related to annual production as specified within the contracts.

In May 2007, we entered into a settlement agreement with the mines. The settlement was a full and complete resolution of all claims and disputes between the parties for electric service rendered by us under the power purchase agreements through March 31, 2007. Pursuant to the settlement, the mines paid us approximately $9.0 million and we released to the mines all funds held in escrow. The settlement also provided a mutually satisfactory pricing structure through the power purchase agreement expiration date of December 31, 2007. Beginning January 1, 2008, the mines became eligible to receive electric service from us in accordance with tariffs approved by the MPSC.

Stray Voltage: On July 11, 1996, the PSCW issued a final order regarding the stray voltage policies of Wisconsin’s investor-owned utilities. The order clarified the definition of stray voltage, affirmed the level at which utility action is required, and placed some of the responsibility for this issue in the hands of the customer. Additionally, the order established a uniform stray voltage tariff which delineates utility responsibility and provides for the recovery of costs associated with unnecessary customer demanded services.

In recent years, dairy farmers have commenced actions or made claims against us for loss of milk production and other damages to livestock allegedly caused by stray voltage, and, more recently, ground currents resulting from the operation of our electrical system, even though that electrical system has been operated within the parameters of the PSCW’s order. The Wisconsin Supreme Court has rejected the arguments that, if a utility company’s measurement of stray voltage is below the PSCW “level of concern,” that utility could not be found negligent in stray voltage cases. Additionally, the Court has held that the PSCW regulations regarding stray voltage were only minimum standards to be considered by a jury in stray voltage litigation. As a result of this case, claims by dairy farmers for livestock damage have been based upon ground currents with levels measuring less than the PSCW “level of concern.”

In May 2005, a stray voltage lawsuit was filed against us. This lawsuit was settled in June 2007 and such settlement did not have a material adverse effect on our financial condition or results of operations. Although we do not have any open stray voltage cases at this time, we continue to evaluate various options and strategies to mitigate this risk.

NUCLEAR OPERATIONS

Point Beach Nuclear Plant: We previously owned two electric generating units (Unit 1 and Unit 2) at Point Beach in Two Rivers, Wisconsin. During 2007, 2006 and 2005, Point Beach provided approximately 17.5%, 25.7% and 20.3%, respectively, of our net electric energy supply.

On September 28, 2007, we sold Point Beach to an affiliate of FPL for approximately $924 million. Pursuant to the terms of the sale agreement, the buyer purchased Point Beach, its nuclear fuel, associated inventories and assumed the obligation to decommission the plant. We retained approximately $506 million of the sales proceeds, which represents the net book value of the assets sold and certain transaction costs. In addition, we have deferred the net gain on the sale of approximately $418 million as a regulatory liability and have deposited those proceeds into a restricted cash account.

In connection with the sale, we also transferred $390 million of decommissioning funds to the buyer. We then liquidated the balance of the decommissioning trust assets and retained approximately $552 million, which was also placed into the restricted cash account. We intend to use the cash in the restricted cash account and the interest earned on the balance for the benefit of our customers and to pay certain taxes. Our regulators are directing the manner in which these proceeds will benefit customers. For further information on the 2008 rate case, see Factors Affecting Results, Liquidity and Capital Resources - Rates and Regulatory Matters in this report.

A long-term power purchase agreement with the buyer became effective upon closing of the sale. Pursuant to this agreement, we are purchasing all of the energy produced by Point Beach. The power purchase agreement extends through 2030 for Unit 1 and 2033 for Unit 2. Based on the agreement, we are paying a predetermined price per MWh for energy delivered according to a schedule that is established in the agreement. Under the agreement, if our credit rating from either S&P or Moody’s falls below investment grade, or if the holders of any indebtedness in excess of $100 million accelerate or have the right to accelerate the maturity of such indebtedness as a result of a default, we would need to provide a parent guaranty or other form of collateral in the amount of $100 million (escalating at 3% per year commencing in 2024).

Used Nuclear Fuel Storage and Disposal: During our ownership of Point Beach, we were authorized by the PSCW to load and store sufficient dry fuel storage containers to allow Point Beach Units 1 and 2 to operate to the end of their original operating licenses, but not to exceed the original 48-canister capacity of the dry fuel storage facility. The original operating licenses were set to expire in October 2010 for Unit 1 and in March 2013 for Unit 2 before they were renewed by the NRC in December 2005.

Temporary storage alternatives at Point Beach are necessary until the DOE takes ownership of and permanently removes the used fuel as mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987. The Nuclear Waste Policy Act established the Nuclear Waste Fund which is composed of payments made by the generators and owners of such waste and fuel. Effective January 31, 1998, the DOE failed to meet its contractual obligation to begin removing used fuel from Point Beach, a responsibility for which we paid a total of $215.2 million into the Nuclear Waste Fund over the life of our ownership of Point Beach.

On August 13, 2000, the United States Court of Appeals for the Federal Circuit ruled in a lawsuit brought by Maine Yankee and Northern States Power Company that the DOE’s failure to begin performance by January 31, 1998 constituted a breach of the Standard Contract, providing clear grounds for filing complaints in the Court of Federal Claims. Consequently, we filed a complaint on November 16, 2000 against the DOE in the Court of Federal Claims. In October 2004, the Court of Federal Claims granted our motion for summary judgment on liability. The Court held a trial during September and October 2007 to determine damages. We anticipate a decision by the end of 2008 or during 2009. We incurred substantial damages prior to the sale of Point Beach and we are seeking recovery of our damages in this lawsuit. We expect that any recoveries would be considered in setting future rates.

INDUSTRY RESTRUCTURING AND COMPETITION

Electric Utility Industry

The regulated energy industry continues to experience significant changes. FERC continues to support large RTOs, which will affect the structure of the wholesale market. To this end, the MISO implemented a bid-based market, the MISO Energy Markets, including the use of LMP to value electric transmission congestion and losses. The MISO Energy Markets commenced operation on April 1, 2005. Increased competition in the retail and wholesale markets, which may result from restructuring efforts, could have a significant and adverse financial impact on us. It is uncertain when retail access might be implemented in Wisconsin; however, Michigan has adopted retail choice which potentially affects our Michigan operations. In August 2005, President Bush signed into law the Energy Policy Act, which impacts the electric utility industry. (See Other Matters below for additional information on the Energy Policy Act). In addition, major issues in industry restructuring, implementation of RTO markets and market power mitigation received substantial attention in 2006 and prior years. We continue to focus on infrastructure issues through Wisconsin Energy’s PTF growth strategy.

Restructuring in Wisconsin: Electric utility revenues in Wisconsin are regulated by the PSCW. Due to many factors, including relatively competitive electric rates charged by the state’s electric utilities, the PSCW has been focused in recent years on electric reliability infrastructure issues for the State of Wisconsin. These issues include:

•	Addition of new generating capacity in the state;

•	Modifications to the regulatory process to facilitate development of merchant generating plants;

•	Development of a regional independent electric transmission system operator;

•	Improvements to existing and addition of new electric transmission lines in the state; and

•	Addition of renewable generation.

The PSCW continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date.

Restructuring in Michigan: As of January 1, 2002, our Michigan retail customers were allowed to remain with their regulated utility at regulated rates or choose an alternative electric supplier to provide power supply service. We have maintained our generation capacity and distribution assets and provide regulated service as we have in the past. We continue providing distribution and customer service functions regardless of the customer’s power supplier.

Competition and customer switching to alternative suppliers in our service territory in Michigan has been limited. With the exception of two general inquiries, no alternate supplier activity has occurred in our service territory in Michigan. We believe that this lack of alternate supplier activity reflects our small market area in Michigan, our competitive regulated power supply prices and a general lack of interest in the Upper Peninsula of Michigan as a market for alternative electric suppliers.

Electric Transmission and Energy Markets

ATC: ATC is regulated by FERC for all rate terms and conditions of service and is a transmission-owning member of MISO. As of February 1, 2002, operational control of ATC’s transmission system was transferred to MISO, and we became a non-transmission owning member and customer of MISO.

MISO: In connection with its status as a FERC approved RTO, MISO implemented a bid-based energy market, the MISO Energy Markets, which commenced operations on April 1, 2005. As part of this energy market, MISO developed a market-based platform for valuing transmission congestion and losses premised upon the LMP system that has been implemented in certain northeastern and mid-Atlantic states. The LMP system includes the ability to mitigate or eliminate congestion costs through FTRs. FTRs are allocated to market participants by MISO. A new allocation of FTRs was completed for the period of June 1, 2007 through May 31, 2008. We were granted substantially all of the FTRs that we were permitted to request during the allocation process. Previously, our unhedged congestion costs had not been explicitly identified and were embedded in our fuel and purchased power expenses. The congestion charges are deferred as approved by the PSCW, and we expect to recover these costs in current rates, subject to review and approval by the PSCW.

In MISO, base transmission costs are currently being paid by LSEs located in the service territories of each MISO transmission owner. On February 1, 2008, FERC issued several orders confirming that the current transmission cost allocation methodology is just and reasonable and should continue in the future. These orders are subject to rehearings or appeals.

In April 2006, FERC issued an order determining that MISO had not applied its energy markets tariff correctly in the assessment of RSG charges. FERC ordered MISO to resettle all affected transactions retroactive to April 1, 2005. In October 2006 and March 2007, we received additional rulings from FERC on these issues. FERC’s rulings have been challenged by MISO and numerous other market participants. MISO commenced with the resettlement of the market in accordance with the orders in July 2007. The resettlement was completed in January 2008 and resulted in a net cost increase of $7.8 million. Several entities filed formal complaints with FERC on the assessment of these charges. We filed in support of these complaints.

In November 2007, FERC issued another RSG order related to the rehearing requests previously filed. This order provided a clarification that is contrary to how MISO has been implementing the resettlements. Once again, we filed for rehearing or clarification, along with several other parties.

In addition, FERC ruled on the formal complaints filed by other entities in August 2007. FERC ruled that the current RSG cost allocation methodology may be unjust and unreasonable and established a refund effective date of August 10, 2007. MISO has been ordered to file a new cost allocation methodology by March 2008. At this time, we are unable to determine the resulting financial impact associated with this proceeding.

MISO is in the process of developing a market for two ancillary services, regulation reserves and contingency reserves. In February 2007, MISO filed tariff revisions to include ancillary services. The MISO ancillary services market is expected to begin in June 2008.

We currently self-provide both regulation reserves and contingency reserves. In the MISO ancillary services market, we expect that we will buy/sell regulation and contingency reserves from/to the market. The MISO ancillary services market is expected to reduce overall ancillary services costs in the MISO footprint. The MISO ancillary services market is also expected to enable MISO to assume significant balancing area responsibilities such as frequency control and disturbance control.

Natural Gas Utility Industry

Restructuring in Wisconsin: The PSCW previously instituted generic proceedings to consider how its regulation of gas distribution utilities should change to reflect the changing competitive environment in the natural gas industry. To date, the PSCW has made a policy decision to deregulate the sale of natural gas in customer segments with workably competitive market choices and has adopted standards for transactions between a utility and its gas marketing affiliates. However, work on deregulation of the gas distribution industry by the PSCW is presently on hold. Currently, we are unable to predict the impact of potential future deregulation on our results of operations or financial position.

OTHER MATTERS

Energy Policy Act: In August 2005, President Bush signed into law the Energy Policy Act. Among other things, the Energy Policy Act includes tax subsidies for electric utilities and the repeal of PUHCA 1935. The Energy Policy Act also amends federal energy laws and provides FERC with new oversight responsibilities for the electric utility industry. Implementation of the Energy Policy Act requires the development of regulations by federal agencies, including FERC. As noted above, the Energy Policy Act and corresponding rules required us to seek FERC authorization to allow us to lease from We Power the three PTF units that are currently being constructed by We Power. We received approval of these leases from FERC in December 2006. Additionally, the Energy Policy Act repealed PUHCA 1935 and enacted PUHCA 2005, transferring jurisdiction over holding companies from the SEC to FERC. We were an exempt holding company under PUHCA 1935, and, accordingly, were exempt from that law’s provisions other than with respect to certain acquisitions of securities of a public utility. In March 2006, we filed with FERC notification of our status as a holding company as required under FERC regulations implementing PUHCA 2005 and a request for exempt status similar to that held under PUHCA 1935. In June 2006, we received notice from FERC confirming our status as a holding company as required under FERC regulations implementing PUHCA 2005 and granting exempt status similar to that held under PUHCA 1935. As federal agencies continue to develop new rules to implement the Energy Policy Act, we expect additional impacts on us in the future.

ACCOUNTING DEVELOPMENTS

New Pronouncements: See Note B — Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for information on new accounting pronouncements.

CRITICAL ACCOUNTING ESTIMATES

Preparation of financial statements and related disclosures in compliance with GAAP requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions. In addition, the financial and operating environment also may have a significant effect, not only on the operation of our business, but on our results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies applied have not changed.

The following is a list of accounting policies that are most significant to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments:

Regulatory Accounting: We operate under rates established by state and federal regulatory commissions which are designed to recover the cost of service and provide a reasonable return to investors. Under SFAS 71, the actions of our regulators may allow us to defer costs that non-regulated companies would expense. The actions of our regulators may also require us to accrue liabilities that non-regulated entities would not. As of December 31, 2007, we had $940.3 million in regulatory assets and $1,571.8 million in regulatory liabilities. In the future, if we move to market based rates, or if the actions of our regulators change, we may conclude that we are unable to follow SFAS 71. In this situation, continued deferral of certain regulatory asset and liability amounts on our books, as allowed under SFAS 71, may no longer be appropriate and the unamortized regulatory assets net of the regulatory liabilities would be recorded as an extraordinary after-tax non-cash charge to earnings. We continually review the applicability of SFAS 71 and have determined that it is currently appropriate to continue following SFAS 71. In addition, each quarter we perform a review of our regulatory assets and our regulatory environment and we evaluate whether we believe that it is probable that we will recover the regulatory assets in future rates. See Note C — Regulatory Assets and Liabilities in the Notes to Consolidated Financial Statements for additional information.

Pension and OPEB: Our reported costs of providing non-contributory defined pension benefits (described in Note L — Benefits in the Notes to Consolidated Financial Statements) are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience. Pension costs are impacted by actual employee demographics (including age, compensation levels and employment periods), the level of contributions made to plans and earnings on plan assets. Changes made to the provisions of the plans may also impact current and future pension costs. Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

In accordance with SFAS 87 and SFAS 158, changes in pension obligations associated with these factors may not be immediately recognized as pension costs on the income statement, but generally are recognized in future years over the remaining average service period of plan participants. As such, significant portions of pension costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants.

The following chart reflects pension plan sensitivities associated with changes in certain actuarial assumptions by the indicated percentage. Each sensitivity reflects a change to the given assumption, holding all other assumptions constant:

Pension Plan Actuarial Assumption	Impact on Annual Cost
(Millions of Dollars)
0.5% decrease in discount rate and lump sum conversion rate	$5.1
0.5% decrease in expected rate of return on plan assets	$4.0

In addition to pension plans, we maintain OPEB plans which provide health and life insurance benefits for retired employees (described in Note L — Benefits in the Notes to Consolidated Financial Statements). We account for these plans in accordance with SFAS 106. Our reported costs of providing these post-retirement benefits are dependent upon numerous factors resulting from actual plan experience including employee demographics (age and compensation levels), our contributions to the plans, earnings on plan assets and health care cost trends. Changes made to the provisions of the plans may also impact current and future OPEB costs. OPEB costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the OPEB and post-retirement costs. Our OPEB plan assets are primarily made up of equity and fixed income investments. Fluctuations in actual equity market returns, as well as changes in general interest rates, may result in increased or decreased other post-retirement costs in future periods. Similar to accounting for pension plans, our regulators have adopted SFAS 106 for rate making purposes.

The following chart reflects OPEB plan sensitivities associated with changes in certain actuarial assumptions by the indicated percentage. Each sensitivity reflects a change to the given assumption, holding all other assumptions constant:

OPEB Plans Actuarial Assumption	Impact on Reported Annual Cost
(Millions of Dollars)
0.5% decrease in discount rate	$2.1
0.5% decrease in health care cost trend rate in all future years	($2.5)
0.5% decrease in expected rate of return on plan assets	$0.6

Unbilled Revenues: We record utility operating revenues when energy is delivered to our customers. However, the determination of energy sales to individual customers is based upon the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of their last meter reading are estimated and corresponding unbilled revenues are calculated. This unbilled revenue is estimated each month based upon actual generation and throughput volumes, recorded sales, estimated customer usage by class, weather factors, estimated line losses and applicable customer rates. Significant fluctuations in energy demand for the unbilled period or changes in the composition of customer classes could impact the accuracy of the unbilled revenue estimate. Total operating revenues during 2007 of $3.3 billion included accrued revenues of $213.4 million as of December 31, 2007.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED INCOME STATEMENTS

Year Ended December 31

	2007	2006	2005
	(Millions of Dollars)
Operating Revenues	$3,321.6	$3,116.7	$2,938.0
Operating Expenses
Fuel and purchased power	992.1	798.0	773.8
Cost of gas sold	441.9	431.6	446.3
Other operation and maintenance	1,041.9	1,074.5	880.5
Depreciation, decommissioning and amortization	269.7	270.9	281.8
Property and revenue taxes	91.7	85.8	78.3
Amortization of gain	(6.5)	—	—

Total Operating Expenses	2,830.8	2,660.8	2,460.7

Operating Income	490.8	455.9	477.3
Equity in Earnings of Transmission Affiliate	37.9	33.9	30.4
Other Income and Deductions, Net	41.7	42.9	28.4
Interest Expense, Net	93.0	87.0	85.8

Income Before Income Taxes	477.4	445.7	450.3
Income Taxes	188.5	168.9	165.5

Net Income	288.9	276.8	284.8
Preferred Stock Dividend Requirement	1.2	1.2	1.2

Earnings Available for Common Stockholder	$287.7	$275.6	$283.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31

	2007	2006	2005
	(Millions of Dollars)
Operating Activities
Net income	$288.9	$276.8	$284.8
Reconciliation to cash
Depreciation, decommissioning and amortization	279.3	280.5	297.0
Nuclear fuel expense amortization	23.2	28.7	23.0
Equity in earnings of transmission affiliate	(37.9)	(33.9)	(30.4)
Distributions from transmission affiliate	29.2	26.7	23.7
Deferred income taxes and investment tax credits, net	8.9	(59.3)	19.9
Change in - Accounts receivable and accrued revenues	8.3	(2.0)	(66.7)
Inventories	2.8	(15.5)	(23.7)
Other current assets	(17.4)	(19.4)	(2.9)
Accounts payable	19.7	(2.0)	44.1
Accrued income taxes, net	(154.7)	49.5	31.5
Deferred costs, net	(56.3)	(29.1)	(132.6)
Other current liabilities	(19.3)	(15.8)	1.1
Other	(160.9)	13.3	12.5

Cash Provided by Operating Activities	213.8	498.5	481.3
Investing Activities
Capital expenditures	(481.0)	(398.7)	(409.2)
Investment in transmission affiliate	—	(12.8)	(9.2)
Proceeds from asset sales, net	938.8	5.6	5.5
Proceeds from liquidation of nuclear decommissioning trust	552.4	—	—
Cash designated as restricted cash	(731.6)	—	—
Nuclear fuel	(23.8)	(47.7)	(49.7)
Nuclear decommissioning funding	(11.7)	(17.6)	(17.6)
Proceeds from investments within nuclear decommissioning trust	1,528.7	530.7	435.7
Other activity within nuclear decommissioning trust	(1,528.7)	(530.7)	(435.7)
Other	(6.9)	(2.6)	(1.9)

Cash Provided by (Used in) Investing Activities	236.2	(473.8)	(482.1)
Financing Activities
Dividends paid on common stock	(179.6)	(179.6)	(179.6)
Dividends paid on preferred stock	(1.2)	(1.2)	(1.2)
Issuance of long-term debt	23.4	327.9	40.8
Retirement of long-term debt	(345.4)	(229.4)	(25.3)
Change in short-term debt	50.1	(48.5)	163.2
Capital contribution from parent	—	100.0	—
Other, net	6.5	1.1	—

Cash Used in Financing Activities	(446.2)	(29.7)	(2.1)

Change in Cash and Cash Equivalents	3.8	(5.0)	(2.9)
Cash and Cash Equivalents at Beginning of Year	18.2	23.2	26.1

Cash and Cash Equivalents at End of Year	$22.0	$18.2	$23.2

Supplemental Information - Cash Paid For
Interest (net of amount capitalized)	$92.9	$84.9	$78.4
Income taxes (net of refunds)	$327.5	$172.7	$114.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED BALANCE SHEETS

December 31

ASSETS
	2007	2006
	(Millions of Dollars)
Property, Plant and Equipment
Electric	$5,887.9	$6,421.1
Gas	768.8	741.6
Steam	82.3	82.0
Common	252.1	263.4
Other	61.7	62.3

	7,052.8	7,570.4
Accumulated depreciation	(2,577.4)	(2,914.0)

	4,475.4	4,656.4
Construction work in progress	302.1	99.7
Leased facilities, net	547.3	404.0
Nuclear fuel, net	—	130.9

Net Property, Plant and Equipment	5,324.8	5,291.0
Investments
Nuclear decommissioning trust fund	—	881.6
Restricted cash	323.5	—
Equity investment in transmission affiliate	209.9	201.2
Other	0.4	0.4

Total Investments	533.8	1,083.2
Current Assets
Cash and cash equivalents	22.0	18.2
Restricted cash	408.1	—
Accounts receivable, net of allowance for doubtful accounts of $21.9 and $20.2	264.8	297.2
Accrued revenues	213.4	189.3
Materials, supplies and inventories	285.6	313.0
Prepayments	105.3	93.9
Regulatory assets	153.0	13.5
Other	81.1	16.8

Total Current Assets	1,533.3	941.9
Deferred Charges and Other Assets
Regulatory assets	787.3	846.0
Other	133.6	95.7

Total Deferred Charges and Other Assets	920.9	941.7

Total Assets	$8,312.8	$8,257.8

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED BALANCE SHEETS

December 31

CAPITALIZATION AND LIABILITIES

	2007	2006
	(Millions of Dollars)
Capitalization
Common equity	$2,656.2	$2,528.6
Preferred stock	30.4	30.4
Long-term debt	1,338.1	1,337.1
Capital lease obligations	646.6	534.5

Total Capitalization	4,671.3	4,430.6
Current Liabilities
Long-term debt and capital lease obligations due currently	5.7	280.5
Short-term debt	354.3	304.2
Accounts payable	371.0	287.2
Payroll and vacation accrued	61.0	71.0
Accrued taxes	60.4	121.4
Accrued interest	8.4	9.5
Deferred income taxes - current	—	23.9
Regulatory liabilities	560.8	2.5
Other	56.6	62.9

Total Current Liabilities	1,478.2	1,163.1
Deferred Credits and Other Liabilities
Regulatory liabilities	1,011.0	1,139.8
Deferred income taxes - long-term	468.5	510.1
Asset retirement obligations	50.0	371.1
Pension and other benefit obligations	395.4	429.5
Accumulated deferred investment tax credits	45.0	48.8
Other long-term liabilities	193.4	164.8

Total Deferred Credits and Other Liabilities	2,163.3	2,664.1
Commitments and Contingencies (Note Q)
Total Capitalization and Liabilities	$8,312.8	$8,257.8

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF CAPITALIZATION

December 31

		2007	2006
		(Millions of Dollars)
	Common Equity (See Consolidated Statements of Common Equity)
	Common stock - $10 par value; authorized
	65,000,000 shares; outstanding - 33,289,327 shares	$332.9	$332.9
	Other paid in capital	675.3	655.8
	Retained earnings	1,648.0	1,539.9

	Total Common Equity	2,656.2	2,528.6
	Preferred Stock
	Six Per Cent. Preferred Stock - $100 par value; authorized 45,000 shares; outstanding - 44,498 shares	4.4	4.4
	Serial preferred stock -
	$100 par value; authorized 2,286,500 shares; 3.60% Series redeemable at $101 per share; outstanding - 260,000 shares	26.0	26.0
	$25 par value; authorized 5,000,000 shares; none outstanding	—	—

	Total Preferred Stock	30.4	30.4
	Long-Term Debt
Debentures (unsecured)	3.50% due 2007	—	250.0
	4.50% due 2013	300.0	300.0
	6-1/2% due 2028	150.0	150.0
	5.625% due 2033	335.0	335.0
	5.70% due 2036	300.0	300.0
	6-7/8% due 2095	100.0	100.0
Notes (secured, nonrecourse)	2% stated rate due 2011	0.2	0.2
	4.81% effective rate due 2030	2.0	2.0
Notes (unsecured)	3.50% variable rate due 2015 (a)	17.4	17.4
	4.50% variable rate due 2016 (a)	67.0	67.0
	4.50% variable rate due 2030 (a)	80.0	80.0
	Obligations under capital leases	652.3	564.9
	Unamortized discount, net	(13.5)	(14.4)
	Long-term debt and capital lease obligations due currently	(5.7)	(280.5)

	Total Long-Term Debt	1,984.7	1,871.6

	Total Capitalization	$4,671.3	$4,430.6

(a)	Variable interest rate as of December 31, 2007.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF COMMON EQUITY

	Common Stock	Other Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(Millions of Dollars)
Balance - December 31, 2004	$332.9	$538.3	$1,339.9	$(6.9)	$2,204.2
Net income			284.8		284.8
Other comprehensive income
Minimum pension liability				(1.4)	(1.4)
Hedging, net				(0.2)	(0.2)

Comprehensive Income	—	—	284.8	(1.6)	283.2
Cash dividends
Common stock			(179.6)		(179.6)
Preferred stock			(1.2)		(1.2)
Tax benefit of exercised stock options allocated from Parent		4.3			4.3

Balance - December 31, 2005	332.9	542.6	1,443.9	(8.5)	2,310.9
Net income			276.8		276.8
Other comprehensive income
Minimum pension liability				2.2	2.2

Comprehensive Income	—	—	276.8	2.2	279.0
Cash dividends
Common stock			(179.6)		(179.6)
Preferred stock			(1.2)		(1.2)
Cash contribution from Parent		100.0			100.0
Stock-based compensation		6.8			6.8
Tax benefit of exercised stock options allocated from Parent		6.4			6.4
Adoption of SFAS 158				6.3	6.3

Balance - December 31, 2006	332.9	655.8	1,539.9	—	2,528.6
Net income			288.9		288.9
Other comprehensive income			—		—

Comprehensive Income	—	—	288.9	—	288.9
Cash dividends
Common stock			(179.6)		(179.6)
Preferred stock			(1.2)		(1.2)
Stock-based compensation		10.8			10.8
Tax benefit of exercised stock options allocated from Parent		8.7			8.7

Balance - December 31, 2007	$332.9	$675.3	$1,648.0	$—	$2,656.2

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General: Wisconsin Electric Power Company (Wisconsin Electric, the Company, our, us or we), a wholly-owned subsidiary of Wisconsin Energy, is an electric, gas and steam utility which services electric customers in Wisconsin and the Upper Peninsula of Michigan, gas customers in Wisconsin and steam customers in metro Milwaukee, Wisconsin. We consolidate our wholly-owned subsidiary Bostco, which owns real estate properties that are eligible for historical rehabilitation tax credits. Bostco had total assets of $38.2 million as of December 31, 2007.

All significant intercompany transactions and balances have been eliminated from the consolidated financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: We have reclassified certain prior year financial statement amounts to conform to their current year presentation. These reclassifications had no effect on total assets or cash flows.

Revenues: We recognize energy revenues on the accrual basis and include estimated amounts for services rendered but not billed.

Our retail electric rates in Wisconsin are established by the PSCW and include base amounts for fuel and purchase power costs. The electric fuel rules in Wisconsin allow us to request rate increases if fuel and purchased power costs exceed bands established by the PSCW.

Our retail gas rates include monthly adjustments which permit the recovery or refund of actual purchased gas costs. We defer any difference between actual gas costs incurred (adjusted for a sharing mechanism) and costs recovered through rates as a current asset or liability. The deferred balance is returned to or recovered from customers at intervals throughout the year.

Accounting for MISO Energy Transactions: MISO implemented the MISO Energy Markets on April 1, 2005. The MISO Energy Markets operate under both day-ahead and real-time markets. We record energy transactions in the MISO Energy Markets on a net basis for each hour.

Other Income and Deductions, Net: We recorded the following items in other income and deductions, net for the years ended December 31:

Other Income and Deductions, Net	2007	2006	2005
	(Millions of Dollars)
Carrying Costs	$28.8	$25.0	$20.4
Gain on Sale of Property	12.9	3.2	3.5
AFUDC - Equity	5.1	14.5	9.2
Donations and Contributions	(10.3)	(6.0)	(6.7)
Other, net	5.2	6.2	2.0

Total Other Income and Deductions, Net	$41.7	$42.9	$28.4

Property and Depreciation: We record property, plant and equipment at cost. Cost includes material, labor, overheads and capitalized interest. Utility property also includes AFUDC - Equity. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. The cost of depreciable utility property less salvage value is charged to accumulated depreciation when property is retired.

We include capitalized software costs associated with our regulated operations under the caption “Property, Plant and Equipment” on the Consolidated Balance Sheets. As of December 31, 2007 and 2006, the net book value of our capitalized software totaled $14.9 million and $17.7 million, respectively. The estimated useful life of our capitalized software is five years.

Our utility depreciation rates are certified by the state regulatory commissions and include estimates for salvage value and removal costs. Depreciation as a percent of average depreciable utility plant was 3.7% in 2007 and 2006, and 3.9% in 2005. The decline in depreciation as a percent of average depreciable utility plant was due to new depreciation rates approved by the PSCW, which became effective January 1, 2006.

For assets other than our regulated assets and leased equipment, we accrue depreciation expense at straight-line rates over the estimated useful lives of the assets, or over the non-cancellable lease term for leased equipment.

We collect in our rates amounts representing future removal costs for many assets that do not have an associated ARO. We record a regulatory liability on our balance sheet for the estimated amounts we have collected in rates for future removal costs less amounts we have spent in removal activities. This regulatory liability was $454.3 million as of December 31, 2007 and $430.5 million as of December 31, 2006.

Allowance For Funds Used During Construction: AFUDC is included in utility plant accounts and represents the cost of borrowed funds (AFUDC - Debt) used during plant construction and a return on stockholders’ capital (AFUDC - Equity) used for construction purposes. AFUDC - Debt is recorded as a reduction of interest expense and AFUDC - Equity is recorded in Other Income and Deductions, net.

During 2007 and 2006, we accrued AFUDC at a rate of 8.94%, as authorized by the PSCW. During 2005, the authorized rate was 10.18%. We accrue AFUDC on all electric utility NOx, SO2 and particulates remediation projects. Our rates were set to provide a full return on electric safety and reliability projects so AFUDC is not accrued on these projects. We accrued AFUDC on 50% of the remaining electric, gas and steam projects in CWIP and rates were set assuming that 50% of the CWIP balances were included in rate base.

We recorded the following AFUDC for the years ended December 31:

	2007	2006	2005
	(Millions of Dollars)
AFUDC - Debt	$1.8	$5.1	$4.6
AFUDC - Equity	$5.1	$14.5	$9.2

Materials, Supplies and Inventories: Our inventory at December 31 consists of:

Materials, Supplies and Inventories	2007	2006
	(Millions of Dollars)
Fossil Fuel	$125.0	$119.7
Materials and Supplies	88.5	100.6
Natural Gas in Storage	72.1	92.7

Total	$285.6	$313.0

Substantially all fossil fuel, materials and supplies and natural gas in storage inventories are recorded using the weighted-average method of accounting.

Regulatory Accounting: We account for our regulated operations in accordance with SFAS 71. This statement sets forth the application of GAAP to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the rate making process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets on the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. We defer all of our regulatory assets pursuant to specific orders or by a generic order issued by our primary regulator. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities). We expect to recover our outstanding regulatory assets in rates over a period of no longer than 20 years. Regulatory assets and liabilities that are expected to be amortized within one year are recorded as current on the balance sheet. For further information, see Note C.

Derivative Financial Instruments: We have derivative physical and financial instruments as defined by SFAS 133 which we report at fair value. However, our use of financial instruments is limited. For further information, see Note J.

Cash and Cash Equivalents: Cash and cash equivalents include marketable debt securities acquired three months or less from maturity.

Restricted Cash: Cash proceeds that we received from the sale of Point Beach that are to be used for the benefit of our customers are recorded as restricted cash.

Margin Accounts: Cash deposited in brokerage accounts for margin requirements is recorded in Other Current Assets on our Consolidated Balance Sheets.

Restrictions: Various financing arrangements and regulatory requirements impose certain restrictions on our ability to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. In addition, under Wisconsin law, we are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. We do not believe that these restrictions will materially affect our operations. For further information, see Note N.

Asset Retirement Obligations: We adopted SFAS 143 effective January 1, 2003. We adopted FIN 47 effective December 31, 2005. FIN 47 defines the term conditional ARO as used in SFAS 143. As defined in FIN 47, a conditional ARO refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Consistent with SFAS 143, we record a liability at fair value for a legal ARO in the period in which it is incurred. When a new legal obligation is recorded, we capitalize the costs of the liability by increasing the carrying amount of the related long-lived asset. We accrete the liability to its present value each period and depreciate the capitalized cost over the useful life of the related asset. At the end of the asset’s useful life, we settle the obligation for its recorded amount or incur a gain or loss. As it relates to our regulated operations, we apply SFAS 71 and recognize regulatory assets or liabilities for the timing differences between when we recover legal AROs in rates and when we would recognize these costs under SFAS 143. For further information, see Note I.

Investments: We account for investments in other affiliated companies in which we do not maintain control using the equity method. As of December 31, 2007 and 2006, we had a total ownership interest of approximately 23.6% and 25.8%, in ATC. We are represented by one out of ten ATC board members, each of whom has one vote. Due to the voting requirements, no individual member has more than 10% of the voting control. For further information regarding such investments, see Note P.

Income Taxes: We follow the liability method in accounting for income taxes as prescribed by SFAS 109. SFAS 109 requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in our financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. We are required to assess the likelihood that our deferred tax assets would expire before being realized.

Tax credits associated with regulated operations are deferred and amortized over the life of the assets. We are included in Wisconsin Energy’s consolidated Federal income tax return. Wisconsin Energy allocates Federal tax expense or credits to us based on our separate tax computation. For further information on income taxes, see Note E.

Investment tax credits related to regulated utility assets are recorded as a deferred credit on the balance sheet and amortized to income over the applicable service lives of related properties in accordance with regulatory treatment. Historical rehabilitation credits are reported in income in the year claimed.

Wisconsin Energy allocates the tax benefit of exercised stock options to us to the extent the option holder’s payroll cost was incurred by us. We record the allocated tax benefit as an addition to paid in capital.

We recognize interest and penalties accrued related to unrecognized tax benefits in Income Taxes in our Consolidated Income Statements, as well as Regulatory Assets or Regulatory Liabilities in our Consolidated Balance Sheets.

We collect sales and use taxes from our customers and remit these taxes to governmental authorities. These taxes are recorded in our Consolidated Income Statements on a net basis.

Stock Options: Our employees participate in the Wisconsin Energy stock-based compensation plan. The amounts reported represent the allocated costs related to options held by our employees. For more information on the plan, see Note N.

Effective January 1, 2006, Wisconsin Energy adopted SFAS 123R, using the modified prospective method. Wisconsin Energy uses a binomial pricing model to estimate the fair value of stock options granted subsequent to December 31, 2005. Prior to January 1, 2006, Wisconsin Energy accounted for share based compensation under APB 25, Accounting for Stock Issued to Employees, and we disclosed the pro forma impact of share based compensation expense under SFAS 123. Historically, all stock options have been granted with an exercise price equal to the fair market value of the common stock on the date of grant and expire no later than ten years from the grant date. Accordingly, no compensation expense was recognized in connection with option grants. Prior to January 1, 2006, we reported benefits of tax deductions in excess of recognized compensation costs as operating cash flows. SFAS 123R requires that excess tax benefits be reported as a financing cash inflow rather than as an operating cash inflow. In addition, Wisconsin Energy previously recorded unearned stock-based compensation for non-vested restricted stock and performance awards as unearned compensation in its Consolidated Statements of Common Equity. For further discussion of this standard and the impacts to our Consolidated Financial Statements, see Note N.

The fair value of each Wisconsin Energy option at the date of grant for 2007 and 2006 was calculated using a binomial option pricing model. For 2005, the fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Binomial		Black-Scholes
	2007	2006	2005
Risk free interest rate	4.7% - 5.1%	4.3% - 4.4%	4.4%
Dividend yield	2.2%	2.4%	2.5%
Expected volatility	13.0% - 20.0%	17.0% - 20.0%	19.0%
Expected life (years)	6.0	6.3	10.0
Pro forma weighted average fair
value of stock options granted	$8.72	$7.55	$8.32

B — RECENT ACCOUNTING PRONOUNCEMENTS

Uncertainty in Income Taxes: In July 2006, the FASB issued FIN 48, an interpretation of SFAS 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the enterprise’s financial statements in accordance with SFAS 109. We adopted FIN 48 effective January 1, 2007. For further information, see Note E.

Fair Value Measurements: In September 2006, the FASB issued SFAS 157. SFAS 157 provides guidance for using fair value to measure assets and liabilities, defines fair value, provides a framework for measuring fair value and expands disclosures related to fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We partially adopted the provisions of SFAS 157 effective January 1, 2008. In accordance with FSP SFAS 157-b, we have not applied the provisions of Statement 157 to pension assets, goodwill or asset retirement obligations. The adoption of SFAS 157 did not have a significant financial impact on our consolidated financial statements.

Fair Value Option: In February 2007, the FASB issued SFAS 159. SFAS 159 permits an entity to measure certain financial assets and financial liabilities at fair value and also establishes presentation and disclosure requirements. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We adopted the provisions of SFAS 159 effective January 1, 2008. The adoption of SFAS 159 did not have any financial impact on our consolidated financial statements.

C — REGULATORY ASSETS AND LIABILITIES

We account for our regulated operations in accordance with SFAS 71.

Our primary regulator considers our regulatory assets and liabilities in two categories, escrowed and deferred. In escrow accounting we expense amounts that are included in rates. If actual costs exceed, or are less than the amounts that are allowed in rates, the difference in cost is escrowed on the balance sheet as a regulatory asset or regulatory liability and the escrowed balance is considered in setting future rates. Under deferred cost accounting, we defer amounts to our balance sheet based upon specific orders or correspondence with our primary regulator. These deferred costs will be considered in future rate setting proceedings. As of December 31, 2007, we had approximately $32.2 million of net regulatory assets that were not earning a return.

In January 2008, the PSCW issued a rate order that, among other things, reaffirmed our accounting for the regulatory assets and liabilities identified below. In addition, the rate order provided for the immediate recovery in January 2008 of $85.0 million related to deferred fuel costs and escrowed bad debt costs. The rate order also provided for the recovery over a six year period of the balance of the deferred fuel costs, escrowed bad debt costs and escrowed transmission costs. The order also specified that the deferred Point Beach gain would be passed on to customers over a three year period. Finally, the order eliminated the use of escrow accounting for transmission costs that are incurred after December 31, 2007.

Our regulatory assets and liabilities as of December 31 consist of:

	2007	2006
	(Millions of Dollars)
Regulatory Assets
Escrowed electric transmission costs	$240.9	$192.2
Deferred unrecognized pension costs	189.9	236.3
Deferred plant related - capital leases	104.1	88.9
Deferred income tax related	87.8	95.2
Deferred fuel related costs	86.7	79.1
Other, net	230.9	167.8

Total regulatory assets	$940.3	$859.5

Regulatory Liabilities
Deferred Point Beach related	$906.8	—
Deferred AROs	—	$537.1
Deferred cost of removal obligations	454.3	430.5
Deferred income tax related	111.9	85.6
Other, net	98.8	89.1

Total regulatory liabilities	$1,571.8	$1,142.3

Under SFAS 158, which Wisconsin Energy adopted effective December 31, 2006, we have concluded that substantially all of the unrecognized costs resulting from the recognition of the funded status of the pension and OPEB plans qualify as a regulatory asset.

We record deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues (see Note A).

Consistent with a generic order from and past rate-making practices of the PSCW, we defer as a regulatory asset costs associated with the remediation of former manufactured gas plant sites. As of December 31, 2007, we have recorded $34.0 million of environmental costs associated with manufactured gas plant sites as a regulatory asset, including $21.3 million of deferrals for actual remediation costs incurred and a $12.7 million accrual for estimated future site remediation (see Note Q). In addition, we have deferred $6.2 million of insurance recoveries associated with the environmental costs as regulatory liabilities. We included total actual remediation costs incurred net of the related insurance recoveries in our 2006 rate case. We began amortizing these costs upon receiving PSCW approval in January 2006. The amortization period for these costs is five years.

D — VARIABLE INTEREST ENTITIES

Under FIN 46 and FIN 46R, the primary beneficiary of a variable interest entity must consolidate the related assets and liabilities.

We continue to evaluate our tolling and purchased power agreements with third parties on a quarterly basis. After making an exhaustive effort, we concluded that for three of these agreements, we are unable to obtain the information necessary to determine whether these entities are variable interest entities. Pursuant to the terms of two of the three agreements, we deliver fuel to the entity’s facilities and receive electric power. We pay the entity a “toll” to convert our fuel into the electric energy. The output of the facility is available for us to dispatch during the term of the respective agreement. In the other agreement, we have rights to the firm capacity of the entity’s facility. We have approximately $530.9 million of required payments over the remaining terms of these three agreements, which expire over the next 15 years. We believe the required payments will continue to be recoverable in rates. We account for one of these agreements as a capital lease.

In April 2006, the FASB issued FSP FIN 46R-6. As required, we adopted FSP FIN 46R-6 effective July 1, 2006 for any new arrangements entered into after the effective date. Although the adoption of FSP FIN 46R-6 did not have a material financial impact in the current period, we currently are unable to determine the potential impact in future periods.

E — INCOME TAXES

The following table is a summary of income tax expense for each of the years ended December 31:

Income Taxes	2007	2006	2005
	(Millions of Dollars)
Current tax expense	$284.2	$228.2	$145.6
Deferred income taxes, net	(91.9)	(55.4)	24.1
Investment tax credit, net	(3.8)	(3.9)	(4.2)

Total Income Tax Expense	$188.5	$168.9	$165.5

The provision for income taxes for each of the years ended December 31 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and preferred dividend as a result of the following:

	2007		2006		2005
Income Tax Expense	Amount	Effective Tax Rate	Amount	Effective Tax Rate	Amount	Effective Tax Rate
	(Millions of Dollars)
Expected tax at statutory federal tax rates	$166.7	35.0%	$155.6	35.0%	$157.2	35.0%
State income taxes net of federal tax benefit	24.5	5.1%	22.6	5.1%	20.9	4.7%
Investment tax credit restored	(3.8)	(0.8%)	(3.9)	(0.9%)	(4.2)	(0.9%)
Other, net	1.1	0.2%	(5.4)	(1.2%)	(8.4)	(1.9%)

Total Income Tax Expense	$188.5	39.5%	$168.9	38.0%	$165.5	36.9%

The components of SFAS 109 deferred income taxes classified as net current liabilities and net long-term liabilities at December 31 are as follows:

	2007	2006
	(Millions of Dollars)
Deferred Tax Assets
Current
Employee benefits and compensation	$10.3	$10.7
Deferred gain	98.0	—
Recoverable gas costs	—	7.5
Other	0.6	2.1

Total Current Deferred Tax Assets	$108.9	$20.3
Non-current
Employee benefits and compensation	116.2	95.8
Deferred revenues	122.0	84.2
Construction advances	97.3	84.8
Deferred gain	77.5	—
Emission allowances	20.3	19.0
Property-related	—	7.2
Decommissioning trust	—	98.1
Other	10.3	9.2

Total Non-current Deferred Tax Assets	443.6	398.3

Total Deferred Tax Assets	$552.5	$418.6

Deferred Tax Liabilities
Current
Prepaid items	$38.7	$35.1
Uncollectible account expense	11.8	9.1

Total Current Deferred Tax Liabilities	$50.5	$44.2
Non-current
Property-related	720.2	760.6
Deferred transmission costs	95.9	76.5
Investment in transmission affiliate	45.0	38.9
Other	51.0	32.4

Total Non-current Deferred Tax Liabilities	912.1	908.4

Total Deferred Tax Liabilities	$962.6	$952.6

Consolidated Balance Sheet Presentation	2007	2006
Current Deferred Tax Asset (Liability)	$58.4	($23.9)
Non-current Deferred Tax Liability	($468.5)	($510.1)

Consistent with ratemaking treatment, deferred taxes are offset in the above table for temporary differences which have related regulatory assets or liabilities.

We adopted the provisions of FIN 48 on January 1, 2007. As of the date of adoption, the amount of unrecognized tax benefits and accrued interest were approximately $12.4 million and $0.8 million, respectively. The impact of adopting FIN 48 was not material.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Millions of Dollars)
Balance as of January 1, 2007	$12.4
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(0.3)
Settlements during the period	—

Balance as of December 31, 2007	$12.1

The amount of unrecognized tax benefits as of December 31, 2007 excludes FIN 48 related deferred tax assets of $4.0 million. As of December 31, 2007, the net amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate for continuing operations was approximately $8.1 million.

We recognize interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. For the year ended December 31, 2007, we recognized approximately $1.1 million of accrued interest and no penalties in the Consolidated Income Statement. We had approximately $2.0 million of interest accrued in the Consolidated Balance Sheet as of December 31, 2007.

We do not anticipate any significant increases or decreases in the total amounts of unrecognized tax benefits within the next 12 months.

Our primary tax jurisdictions include Federal and the State of Wisconsin. Currently, the tax years of 2004 through 2007 are subject to Federal examination and the tax years of 2003 through 2007 are subject to examination by the State of Wisconsin.

F — NUCLEAR OPERATIONS

Point Beach: Prior to September 28, 2007, we owned two 518 MW electric generating units (Unit 1 and Unit 2) at Point Beach in Two Rivers, Wisconsin. During 2007, 2006 and 2005, Point Beach provided approximately 17.5%, 25.7% and 20.3%, respectively, of our net electric energy supply.

On September 28, 2007, we sold Point Beach to an affiliate of FPL for approximately $924 million. Pursuant to the terms of the sale agreement, the buyer purchased Point Beach, its nuclear fuel, associated inventories and assumed the obligation to decommission the plant. We retained approximately $506 million of the sales proceeds, which represents the net book value of the assets sold and certain transaction costs. In addition, we have deferred the net gain on the sale of approximately $418 million as a regulatory liability and have deposited those proceeds into a restricted cash account.

In connection with the sale, we also transferred $390 million of decommissioning funds to the buyer. We then liquidated the balance of the decommissioning trust assets and retained approximately $552 million of that cash. This cash was also placed into the restricted cash account. We are using the cash in the restricted cash account, and the interest earned on the balance, for the benefit of our customers and to pay certain taxes. Our regulators are directing the manner in which these proceeds will benefit customers. As of December 31, 2007, we have recorded a regulatory liability of approximately $907 million that represents deferred gains that will be used for the benefit of our customers.

A long-term power purchase agreement with the buyer became effective upon closing of the sale. Pursuant to this agreement, we are purchasing all of the energy produced by Point Beach. The power purchase agreement extends through 2030 for Unit 1 and 2033 for Unit 2. Based on the agreement, we will be paying a predetermined price per MWh for energy delivered. Under the agreement, if our credit rating from either S&P or Moody’s falls below investment grade, or if the holders of any indebtedness in excess of $100.0 million accelerate or have the right to accelerate the maturity of such indebtedness as a result of a default, we would need to provide a parent guarantee or other form of collateral in the amount of $100.0 million (escalating at 3% per year commencing in 2024).

The discussion below reflects decommissioning and nuclear operations through September 28, 2007.

Nuclear Decommissioning: We recorded decommissioning expense in amounts equal to the amounts collected in rates and funded to the external trusts. Nuclear decommissioning costs were accrued over the expected service lives of the nuclear generating units and were included in electric rates. The decommissioning funding was $11.2 million in 2007 and $17.6 million for each of the years ended 2006 and 2005. We liquidated our decommissioning trust assets as part of the sale of Point Beach. We had the following investments in Nuclear Decommissioning Trusts, stated at fair value, as of December 31, 2007 and 2006:

	2007	2006
	(Millions of Dollars)
Funding and Realized Earnings	$—	$607.2
Unrealized Gains	—	274.4

Total Investments	$—	$881.6

As of December 31, 2006, approximately 66.5% of the trust funds were invested in equity securities and 33.5% were invested in debt securities. In accordance with SFAS 115, our debt and equity security investments in the trusts were classified as available for sale. Gains and losses on the fund were determined on the basis of specific identification; net unrealized gains on the fund were recorded as part of the fund. Our investments in the trusts were recorded at fair value and we were allowed regulatory treatment for the fair value adjustment. Realized gains and losses for the years ended December 31, 2007 and 2006 were as follows:

	2007	2006
	(Millions of Dollars)
Realized Gains	$320.6	$21.2
Realized (Losses)	(8.3)	(10.6)

Net Realized Gain	$312.3	$10.6

Total gains and total losses by security type for the years ended December 31, 2007 and 2006 were as follows:

2007	Total Gains	Total (Losses)	Net Gain (Loss)
Debt	$2.2	($3.0)	($0.8)
Equity	318.4	(5.3)	313.1

Total	$320.6	($8.3)	$312.3

2006	Total Gains	Total (Losses)	Net Gain (Loss)
Debt	$1.4	($5.2)	($3.8)
Equity	296.5	(7.7)	288.8

Total	$297.9	($12.9)	$285.0

Decontamination and Decommissioning Fund: The Energy Policy Act of 1992 established a D&D Fund for the DOE’s nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. In October 2006, a final payment was made to the DOE. As a result, a liability no longer exists for this fund. The deferred regulatory asset was amortized to nuclear fuel expense and included in utility rates through September 2007.

G — LONG-TERM DEBT

Debentures and Notes: As of December 31, 2007, the maturities and sinking fund requirements of our long-term debt outstanding (excluding obligations under capital leases) were as follows:

(Millions of Dollars)
2008	$—
2009	0.1
2010	0.1
2011	—
2012	—
Thereafter	1,351.4

Total	$1,351.6

We amortize debt premiums, discounts and debt issuance costs over the lives of the debt and we include the costs in interest expense.

During 2007, we retired $250 million of 3.50% notes due December 1, 2007.

In November 2006, we issued $300 million of 5.70% Debentures due December 1, 2036. The securities were issued under an existing $665 million shelf registration statement filed with the SEC. The net proceeds from the sale were used to retire our $200 million of 6-5/8% Debentures due November 15, 2006 at their scheduled maturity and to repay outstanding commercial paper incurred for working capital requirements.

Capital Leases: In 1997, we entered into a 25-year power purchase contract with an unaffiliated independent power producer. The contract, for 236 MW of firm capacity from a gas-fired cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, we may, at our option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. We account for this contract as a capital lease and recorded the leased facility and corresponding obligation under the capital lease at the estimated fair value of the plant’s electric generating facilities. We are amortizing the leased facility on a straight-line basis over the original 25-year term of the contract.

We treat the long-term power purchase contract as an operating lease for rate-making purposes and we record our minimum lease payments as purchased power expense on the Consolidated Income Statements. We paid a total of $27.1 million, $26.1 million and $25.2 million in minimum lease payments during 2007, 2006 and 2005, respectively. We record the difference between the minimum lease payments and the sum of imputed interest and amortization costs calculated under capital lease accounting as a deferred regulatory asset on our Consolidated Balance Sheets (see Regulatory Assets—Deferred plant related—capital leases in Note C). Due to the timing and the amounts of the minimum lease payments, we expect the regulatory asset to increase to approximately $78.5 million by the year 2009, at which time the regulatory asset will be reduced to zero over the remaining life of the contract. The total obligation under the capital lease was $157.5 million at December 31, 2007 and will decrease to zero over the remaining life of the contract.

In July 2005, the first 545-MW natural gas-fired generation unit was placed in service at the PWGS. We are leasing this unit from We Power under a PSCW approved lease. Pursuant to SFAS 13, Accounting for Leases, we are accounting for this lease as a capital lease and recorded the leased plant and corresponding obligation under the capital lease at the estimated fair value of $335.5 million. We are amortizing the leased plant on a straight-line basis over the original 25-year term of the lease.

This lease is treated as an operating lease for rate-making purposes. We record the lease payments as rent expense in other operation and maintenance in the Consolidated Income Statement. The lease payments are expected to be recovered through our rates. The recoverability of the lease payments is supported by the 2001 lease generation law. We paid a total of $48.1 million, $47.8 million and $21.9 million in minimum lease payments during 2007, 2006 and 2005, respectively. We are recording a deferred regulatory asset for the difference between the lease payments and the sum of imputed interest cost and amortization costs calculated under capital lease accounting (see Regulatory Assets - Deferred plant related - capital leases in Note C). Due to the timing and the amounts of the minimum lease payments, we expect the regulatory asset to increase to approximately $126.6 million in the year 2021 at which time the regulatory asset will be reduced to zero over the remaining life of the contract. The total obligation under the capital lease was $332.7 million at December 31, 2007, and will decrease to zero over the remaining life of the contract.

In November 2007, we began utilizing the new coal handling system constructed as part of We Power’s new Oak Creek expansion to support the existing units located on the Oak Creek site. We are leasing this unit from We Power under a PSCW approved lease. Pursuant to SFAS 13, Accounting for Leases, we are accounting for this lease as a capital lease and recorded the leased plant and corresponding obligation under the capital lease at the estimated fair value of $162.1 million. We are amortizing the leased plant on a straight-line basis over the 32-year term of the lease.

This lease is treated as an operating lease for rate-making purposes. We record the lease payments as rent expense in other operation and maintenance in the Consolidated Income Statement. The lease payments are expected to be recovered through our rates. The recoverability of the lease payments is supported by the 2001 lease generation law. We paid a total of $3.8 million in lease payments during 2007 after we began utilizing the new coal handling equipment. We are recording a deferred regulatory asset for the difference between the lease payments and the sum of imputed interest cost and amortization costs calculated under capital lease accounting (see Regulatory Assets - Deferred plant related - capital leases in Note C). Due to the timing and the amounts of the minimum lease payments, we expect the regulatory asset to increase to approximately $88.2 million in the year 2029 at which time the regulatory asset will be reduced to zero over the remaining life of the contract. The total obligation under the capital lease was $162.1 million at December 31, 2007, and will decrease to zero over the remaining life of the contract.

We had a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust, which was treated as a capital lease. Under this arrangement, we leased and amortized nuclear fuel to fuel expense as power was generated. In connection with the sale of Point Beach, the nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust was dissolved in September 2007. We terminated the lease and paid off all of Wisconsin Electric Fuel Trust’s outstanding commercial paper, aggregating $76.2 million.

Following is a summary of our capitalized leased facilities and nuclear fuel as of December 31:

Capital Lease Assets	2007	2006
	(Millions of Dollars)
Leased Facilities
Long-term power purchase commitment	$140.3	$140.3
Accumulated amortization	(58.4)	(52.8)

Total Leased Facilities	$81.9	$87.5

PWGS Unit 1
Under capital lease	$337.2	$336.0
Accumulated amortization	(33.1)	(19.5)

Total PWGS Unit 1	$304.1	$316.5

OC Coal Handling System
Under capital lease	$162.1	$—
Accumulated amortization	(0.8)	—

Total Coal Handling System	$161.3	$—

Nuclear Fuel
Under capital lease	$—	$136.0
Accumulated amortization	—	(70.4)
In process/stock	—	65.3

Total Nuclear Fuel	$—	$130.9

Future minimum lease payments under our capital leases and the present value of our net minimum lease payments as of December 31, 2007 are as follows:

Capital Lease Obligations	Power Purchase Commitment	PWGS 1	OC Coal	Total
	(Millions of Dollars)
2008	$33.6	$48.2	$23.6	$105.4
2009	34.9	48.2	23.5	106.6
2010	36.2	48.2	23.1	107.5
2011	37.5	48.2	23.1	108.8
2012	38.9	48.2	23.1	110.2
Thereafter	256.3	848.4	756.8	1,861.5

Total Minimum Lease Payments	437.4	1,089.4	873.2	2,400.0
Less: Estimated Executory Costs	(98.5)	—	—	(98.5)

Net Minimum Lease Payments	338.9	1,089.4	873.2	2,301.5
Less: Interest	(181.4)	(756.7)	(711.1)	(1,649.2)

Present Value of Net
Minimum Lease Payments	157.5	332.7	162.1	652.3
Less: Due Currently	(3.4)	(2.3)	—	(5.7)

	$154.1	$330.4	$162.1	$646.6

H — SHORT-TERM DEBT

Short-term notes payable balances and their corresponding weighted-average interest rates as of December 31 consist of:

	2007		2006
Short-Term Debt	Balance	Interest Rate	Balance	Interest Rate
	(Millions of Dollars, except for percentages)
Commercial Paper	$323.3	4.77%	$274.1	5.37%
Other	31.0	6.52%	30.1	6.36%

Total Short-Term Debt	$354.3	4.92%	$304.2	5.47%

As of December 31, 2007, we had approximately $496.0 million of available unused lines under our bank back-up credit facility. Our bank back-up credit facility expires in March 2011.

The following information relates to commercial paper outstanding for the years ending December 31:

	2007	2006
	(Millions of Dollars, except for percentages)
Maximum Commercial Paper Outstanding	$324.0	$369.9
Average Commercial Paper Outstanding	$173.7	$174.2
Weighted Average Interest Rate	5.28%	5.02%

We have entered into a bank back-up credit agreement to maintain short-term credit liquidity which, among other terms, requires us to maintain, subject to certain exclusions, a minimum total funded debt to capitalization ratio of less than 65%.

Our bank back-up credit agreement contains customary covenants, including certain limitations on our ability to sell assets. The credit agreement also contains customary events of default, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy proceedings, certain judgments, ERISA defaults and change of control.

As of December 31, 2007, we were in compliance with all covenants.

I — ASSET RETIREMENT OBLIGATIONS

The following table presents the change in our AROs during 2007.

	Balance at 12/31/06	Liabilities Incurred	Liabilities Settled	Accretion	Cash Flow Revisions	Balance at 12/31/07
	(Millions of Dollars)
AROs	$371.1	$—	($338.4)	$14.9	$2.4	$50.0

Our AROs were significantly reduced due to the sale of Point Beach. Upon closing of the sale, the buyer assumed the liability to decommission the plant, including the ARO, spent fuel and the obligation to return the site to greenfield status.

In March 2005, the FASB issued FIN 47. FIN 47 defines a conditional ARO as a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. We adopted FIN 47 effective December 31, 2005. At adoption, we recorded additional AROs related to asbestos removal costs.

The adoption of FIN 47 had no impact on our net income in 2007, 2006 or 2005. As it relates to our regulated operations, we apply SFAS 71 and recognize regulatory assets or liabilities for the timing differences between when we recover legal AROs in rates and when we would recognize these costs under FIN 47. This treatment is consistent with the adoption of SFAS 143 for our regulated operations.

J — DERIVATIVE INSTRUMENTS

We follow SFAS 133 as amended by SFAS 149, which requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. For most energy related physical and financial contracts in our regulated operations that qualify as derivatives under SFAS 133, the PSCW allows the effects of the fair market value accounting to be offset to regulatory assets and liabilities. As of December 31, 2007, we recognized $12.6 million in regulatory assets and $14.5 million in regulatory liabilities related to derivatives in comparison to $18.5 million in regulatory assets at December 31, 2006.

K — FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of certain of our recorded financial instruments as of December 31 are as follows:

	2007		2006
Financial Instruments	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Millions of Dollars)
Nuclear decommissioning assets	$—	$—	$881.6	$881.6
Preferred stock, no redemption required	$30.4	$22.3	$30.4	$22.6
Long-term debt including current portion	$1,351.6	$1,316.5	$1,601.6	$1,588.9

The carrying value of cash and cash equivalents, net accounts receivable, accounts payable and short-term borrowings approximates fair value due to the short-term nature of these instruments. Prior to the sale of Point Beach in September 2007, the nuclear decommissioning assets were carried at fair value as reported by the trustee (see Note F). The fair value of our preferred stock is estimated based upon the quoted market value for the same or similar issues. The fair value of our long-term debt, including the current portion of long-term debt, but excluding capitalized leases, is estimated based upon quoted market value for the same or similar issues or upon the quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the issuing company’s bond rating and the present value of future cash flows. The fair values of derivative financial instruments and associated margin accounts are equal to their carrying values as of December 31, 2007.

L — BENEFITS

Pensions and Other Post-retirement Benefits: We participate in Wisconsin Energy’s noncontributory defined benefit pension plans that cover substantially all of our employees. The plans provide defined benefits based upon years of service and final average salary.

We also participate in Wisconsin Energy’s OPEB plans that cover substantially all of our employees. The health care plans are contributory with participants’ contributions adjusted annually; the life insurance plans are noncontributory. The accounting for the health care plans anticipates future cost-sharing changes to the written plans that are consistent with our expressed intent to maintain the current cost sharing levels. The post-retirement health care plans include a limit on our share of costs for recent and future retirees. Wisconsin Energy uses a year-end measurement date for all of the pension and OPEB plans.

The assets, obligations and the components of our pension costs are allocated by Wisconsin Energy’s actuary to each of the participating companies as if each participating company had its own plan. The disclosures below are based on an allocation to us of the amounts for Wisconsin Energy’s pension plan.

In September 2006, the FASB issued SFAS 158, which requires employers to recognize all obligations related to their pension and OPEB plans and to quantify the funded status of the pension and OPEB plans as an asset or liability on their statement of financial position. In addition, SFAS 158 requires employers to measure the funded status of their plans as of the date of their year-end statement of financial position.

Wisconsin Energy adopted SFAS 158 prospectively on December 31, 2006. Wisconsin Energy has historically and will continue to use a year-end measurement date for all of the pension and OPEB plans. Due to the regulated nature of our business, we have concluded that substantially all of the unrecognized costs resulting from the recognition of the funded status of the pension and OPEB plans qualify as a regulatory asset.

The following table presents details about the pension and OPEB plans:

	Pension		OPEB
Status of Benefit Plans	2007	2006	2007	2006
	(Millions of Dollars)
Change in Benefit Obligation
Benefit Obligation at January 1	$1,071.8	$1,109.1	$261.2	$261.6
Service cost	26.6	30.6	10.5	11.8
Interest cost	60.9	59.6	15.2	14.1
Plan amendments	(4.0)	3.0	—	—
Actuarial gain	(32.4)	(40.8)	(10.3)	(19.2)
Divestitures	(38.9)	—	(8.0)	—
Benefits paid	(96.0)	(89.7)	(7.8)	(8.1)
Federal subsidy on benefits paid	N/A	N/A	1.5	1.0

Benefit Obligation at December 31	$988.0	$1,071.8	$262.3	$261.2

Change in Plan Assets
Fair Value at January 1	$777.2	$719.6	$119.7	$108.1
Actual earnings on plan assets	46.4	89.1	3.5	7.2
Employer contributions	24.6	58.2	11.5	12.5
Divestitures	(32.8)	—	—	—
Benefits paid	(96.0)	(89.7)	(7.8)	(8.1)

Fair Value at December 31	$719.4	$777.2	$126.9	$119.7

Net Liability	($268.6)	($294.6)	($135.4)	($141.5)

The accumulated benefit obligation for all the defined benefit plans was $976.4 million and $1,041.5 million at December 31, 2007 and 2006, respectively.

The following table shows the amounts that have not yet been recognized in our net periodic benefit cost as of December 31:

	Pension		OPEB
	2007	2006	2007	2006
	(Millions of Dollars)
Net Regulatory Assets
Net actuarial loss	$167.9	$207.2	$65.8	$77.7
Prior service costs (credits)	17.1	29.1	(35.1)	(50.6)
Transition obligation	—	—	1.6	2.1

Total	$185.0	$236.3	$32.3	$29.2

The estimated net actuarial loss and prior service cost for our pension plans that will be amortized as a component of net periodic benefit costs during 2008 are $12.8 million and $3.6 million, respectively. The estimated net actuarial loss, prior service credit and transition obligation for our OPEB plans that will be amortized as a component of net periodic benefit cost during 2008 are $4.9 million, ($12.5) million and $0.3 million, respectively.

Information for the pension plan, which has an accumulated benefit obligation in excess of the fair value of assets as of December 31 is as follows:

	2007	2006
	(Millions of Dollars)
Projected benefit obligation	$988.0	$1,071.8
Accumulated benefit obligation	$976.4	$1,041.5
Fair value of plan assets	$719.4	$777.2

The components of net periodic pension and OPEB costs for the years ended December 31 are as follows:

	Pension			OPEB
Benefit Plan Cost Components	2007	2006	2005	2007	2006	2005
	(Millions of Dollars)
Net Periodic Benefit Cost
Service cost	$26.6	$30.6	$30.0	$10.6	$11.8	$13.0
Interest cost	60.9	59.6	59.4	15.2	14.1	16.8
Expected return on plan assets	(61.0)	(59.8)	(64.4)	(9.5)	(8.7)	(8.9)
Amortization of:
Transition (asset) obligation	—	—	(0.1)	0.3	0.3	1.2
Prior service cost (credit)	5.4	5.4	5.2	(12.5)	(13.3)	(3.3)
Actuarial loss	13.1	20.2	17.9	5.4	7.0	6.0

Net Periodic Benefit Cost	$45.0	$56.0	$48.0	$9.5	$11.2	$24.8

In connection with the sale of Point Beach in September 2007, we incurred a $3.7 million net settlement/curtailment credit related to our benefit plans. We have deferred this net gain as a regulatory liability.

Weighted-Average assumptions used to determine benefit obligations at Dec 31
Discount rate	6.05%	5.75%	5.50%	6.10%	5.75%	5.50%
Rate of compensation increase	4.5 to 5.0	4.5 to 5.0	4.5 to 5.0	N/A	N/A	N/A

Weighted-Average assumptions used to determine net cost for year ended Dec 31
Discount rate	5.75%	5.50%	5.75%	5.75%	5.50%	5.75%
Expected return on plan assets	8.5	8.5	9.0	8.5	8.5	9.0
Rate of compensation increase	4.5 to 5.0	4.5 to 5.0	4.5 to 5.0	N/A	N/A	N/A

Assumed health care cost trend rates at Dec 31
Health care cost trend rate assumed for next year (Pre 65 / Post 65)				8/11	9/11	10/10
Rate that the cost trend rate gradually adjusts to				5	5	5
Year that the rate reaches the rate it is assumed to remain at				2014	2011	2011

The expected long-term rate of return on plan assets was 8.5% in 2007 and 2006 and 9.0% in 2005. This return expectation on plan assets was determined by reviewing actual pension historical returns as well as calculating expected total trust returns using the weighted average of long-term market returns for each of the asset categories utilized in the pension fund.

Other Post-retirement Benefits Plans: We use various Employees’ Benefit Trusts to fund a major portion of OPEB. The majority of the trusts’ assets are mutual funds or commingled indexed funds.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	(Millions of Dollars)
Effect on
Post-retirement benefit obligation	$23.6	($19.9)
Total of service and interest cost components	$3.6	($2.9)

In October 2005, we announced that we were offering to our retirees a Medicare Advantage program as an option within our existing post-retirement medical and drug plans. The Medicare Advantage program is part of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, and offers post-65 medical and drug benefits through private insurance carriers. The Medicare Advantage program is expected to reduce the cost of post-65 medical and drug costs for our retirees and the Company. Due to this change, we remeasured the fair value of our OPEB plans in the fourth quarter of 2005 in accordance with SFAS 106. In 2005, the impact of this remeasurement and the FSP SFAS 106-2 benefit was approximately a $4.1 million reduction to SFAS 106 expense.

Plan Assets: In our opinion, current pension trust assets and amounts which are expected to be contributed to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees. The pension plans asset allocation at December 31, 2007 and 2006, and the target allocation for 2008, by asset category, are as follows:

	Target Allocation 2008	Actual Allocation
Asset Category		2007	2006
Equity Securities	65%	63%	61%
Debt Securities	35%	37%	39%

Total	100%	100%	100%

Our OPEB plans asset allocation as of December 31, 2007 and 2006, and the target allocation for 2008, by asset category, are as follows:

	Target Allocation 2008	Actual Allocation
Asset Category		2007	2006
Equity Securities	61%	61%	32%
Debt Securities	39%	38%	68%
Other	—%	1%	—%

Total	100%	100%	100%

Wisconsin Energy’s common stock is not included in equity securities. Investment managers are specifically prohibited from investing in the securities of Wisconsin Energy or any of its affiliates except if part of a commingled fund or index fund.

The target asset allocations were established by an Investment Trust Policy Committee, which oversees investment matters related to all of the funded benefit plans. The asset allocations are monitored by the Investment Trust Policy Committee.

Cash Flows:

Employer Contributions	Pension	OPEB
	(Millions of Dollars)
2005	$2.9	$9.1
2006	$58.2	$12.5
2007	$24.6	$11.5

We expect to contribute $43.6 million to fund pension benefits and $16.3 million to fund OPEB plans in 2008. Of the $43.6 million expected to be contributed to fund pension benefits in 2008, we estimate $37.9 million will be for our qualified pension plans. We contributed $19.1 million to our qualified pension plans during 2007. In 2006, we contributed $54.0 million to our qualified pension plans and we did not make a contribution to our qualified pension plans during 2005.

The entire contribution to the OPEB plans during 2007 was discretionary as the plans are not subject to any minimum regulatory funding requirements.

The following table identifies our expected benefit payments over the next 10 years:

Year	Pension	Gross OPEB	Expected Medicare Part D Subsidy
	(Millions of Dollars)
2008	$72.3	$14.4	($0.4)
2009	$77.8	$16.1	($0.4)
2010	$82.6	$17.3	($0.3)
2011	$91.1	$18.0	($0.2)
2012	$95.7	$16.9	—
2013-2017	$470.4	$97.1	—

Savings Plans: We sponsor savings plans which allow employees to contribute a portion of their pre-tax and or after-tax income in accordance with plan-specified guidelines. Under these plans, we expensed matching contributions of $9.9 million, $9.3 million and $9.5 million during 2007, 2006 and 2005, respectively.

M — GUARANTEES

We enter into various guarantees to provide financial and performance assurance to third parties. As of December 31, 2007, we had the following guarantees:

	Maximum Potential Future Payments	Outstanding	Liability Recorded
	(Millions of Dollars)
Guarantees	$2.8	$0.1	$—

We are subject to the potential retrospective premiums that could be assessed under our insurance program.

Postemployment benefits: Postemployment benefits provided to former or inactive employees are recognized when an event occurs. The estimated liability, excluding severance benefits, for such benefits was $9.8 million as of December 31, 2007.

N — COMMON EQUITY

Share-Based Compensation Plans: Employees of Wisconsin Electric participate in a plan approved by Wisconsin Energy stockholders that provides a long-term incentive through equity interests in Wisconsin Energy to outside directors, selected officers and key employees of Wisconsin Energy and its subsidiaries. The plan provides for the granting of Wisconsin Energy stock options, stock appreciation rights, restricted stock awards and performance shares. Awards may be paid in Wisconsin Energy common stock, cash or a combination thereof. Effective January 1, 2006, Wisconsin Energy adopted SFAS 123R using the modified prospective method. We utilize the straight-line attribution method for recognizing share-based compensation expense under SFAS 123R. Accordingly, for employee awards, equity classified share-based compensation cost is measured at the grant date based on the fair value of the award, and is recognized as expense over the requisite service period. There were no modifications to the terms of outstanding Wisconsin Energy stock options during the period.

The following table summarizes recorded pre-tax share-based compensation expense and the related tax benefit for Wisconsin Energy share-based awards made to our employees and directors during the years ended December 31:

	2007	2006
	(Millions of Dollars)
Stock options	$10.8	$6.9
Performance units	5.0	6.1
Restricted stock	0.5	0.4

Share-based compensation expense	$16.3	$13.4

Related Tax Benefit	$6.6	$5.4

Prior to January 1, 2006, Wisconsin Energy accounted for share based compensation under APB 25 and, in accordance with SFAS 123R, we would have reported 2005 compensation expense relating to Wisconsin Energy stock options, performance awards and restricted stock of $3.1 million, $3.3 million and $0.5 million, respectively. The related tax benefit for these items was $2.8 million.

Stock Options: The exercise price of a Wisconsin Energy stock option under the plan is to be no less than 100% of the common stock’s fair market value on the grant date and options may not be exercised within six months of the grant date except in the event of a change in control. Option grants consist of non-qualified stock options and vest on a cliff-basis after a three year period. Generally, options expire no later than ten years from the date of grant. For further information regarding stock-based compensation and the valuation of Wisconsin Energy stock options, see Note A.

The following is a summary of Wisconsin Energy stock options issued to and held by our employees through December 31, 2007:

Stock Options	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (Millions)
Outstanding as of January 1, 2007	6,327,794	$31.43
Granted	1,252,690	$47.76
Exercised	(1,057,373)	$26.79
Forfeited	(10,964)	$35.66

Outstanding as of December 31, 2007	6,512,147	$35.31	6.7	$87.2

Exercisable as of December 31, 2007	3,351,561	$30.21	5.4	$62.0

We expect that substantially all of the outstanding options as of December 31, 2007 will be exercised.

In January 2008, the Compensation Committee awarded 1,266,645 Wisconsin Energy non-qualified stock options at an average market price of $48.04 to our officers and key executives under its normal schedule of awarding long-term incentive compensation.

The intrinsic value of Wisconsin Energy options exercised during the years ended December 31, 2007, 2006 and 2005 was $22.7 million, $16.0 million and $10.9 million, respectively. Cash received by Wisconsin Energy from exercises of their options by our employees was $27.5 million, $21.1 million and $18.8 million during the years ended December 31, 2007, 2006 and 2005, respectively. The related tax benefit for the same periods was approximately $8.9 million, $6.4 million and $4.3 million, respectively.

The following table summarizes information about Wisconsin Energy stock options held by our employees and outstanding as of December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted-Average			Weighted-Average
Range of Exercise Prices	Number of Options	Exercise Price	Remaining Contractual Life (Years)	Number of Options	Exercise Price	Remaining Contractual Life (Years)
$12.79 to $23.05	511,938	$21.72	3.5	511,938	$21.72	3.5
$25.31 to $31.07	1,198,822	$27.19	4.9	1,198,822	$27.19	4.9
$33.44 to $47.76	4,801,387	$38.79	7.5	1,640,801	$35.07	6.4

	6,512,147	$35.31	6.7	3,351,561	$30.21	5.4

The following table summarizes information about our non-vested Wisconsin Energy options held by our employees through December 31, 2007:

Non-Vested Stock Options	Number of Options	Weighted- Average Fair Value
Non-vested as of January 1, 2007	2,286,578	$7.93
Granted	1,252,690	$8.72
Vested	(371,518)	$8.25
Forfeited	(7,164)	$8.18

Non-Vested as of December 31, 2007	3,160,586	$8.21

As of December 31, 2007, total compensation costs related to non-vested Wisconsin Energy stock options not yet recognized was approximately $7.5 million, which is expected to be recognized over the next 20 months on a weighted-average basis.

Restricted Shares: The Compensation Committee has also approved grants of Wisconsin Energy restricted stock to certain key employees and directors. The following restricted stock activity related to our employees occurred during 2007:

Restricted Shares	Number of Shares	Weighted- Average Market Price
Outstanding as of January 1, 2007	131,945
Granted	—	—
Released / Forfeited	(39,768)	$25.31

Outstanding as of December 31, 2007	92,177

Recipients of the Wisconsin Energy restricted shares, who have the right to vote the shares and to receive dividends, are not required to provide consideration to us other than rendering service. Forfeiture provisions on the restricted stock generally expire 10 years after award grant subject to an accelerated expiration schedule for some of the shares based on the achievement of certain financial performance goals.

Wisconsin Energy records the market value of the restricted stock awards on the date of grant. We then amortize our share of allocated expense over the vesting period of the awards. We also adjust expense for acceleration of vesting due to achievement of performance goals. The intrinsic value of Wisconsin Energy restricted stock vesting was $1.8 million, $0.9 million and $1.1 million for the years ended December 31, 2007, 2006 and 2005, respectively. The related tax benefit was $0.7 million, $0.3 million and $0.4 million, respectively.

As of December 31, 2007, total compensation cost related to our share of Wisconsin Energy restricted stock not yet recognized was approximately $1.1 million, which is expected to be recognized over the next 55 months on a weighted-average basis.

Performance Units: In January 2008, 2007 and 2006, the Compensation Committee granted 124,175, 124,655 and 135,392 Wisconsin Energy performance units, respectively, to our officers and other key employees under the Wisconsin Energy Performance Unit Plan. Under the grants, the ultimate number of units which will be awarded is dependent upon the achievement of certain financial performance of Wisconsin Energy’s common stock over a three year period. Under the terms of the award, participants may earn between 0% and 175% of the base performance award. We are accruing our share of compensation costs over the three year period based on our estimate of the final expected value of the award. In July 2006, the Compensation Committee amended the terms of performance shares granted in 2004 to allow the recipients to receive cash or Wisconsin Energy common stock upon settlement. All grants after 2004 will be settled in cash. Performance units/shares earned as of December 31, 2007 and 2006 vested and had a total intrinsic value of $4.7 million and $6.5 million, respectively. They were subsequently distributed to our officers and key employees in January 2008 and 2007. The related tax benefit realized due to the distribution of performance units/shares was approximately $1.6 million and $1.9 million, respectively. As of December 31, 2007, total compensation cost related to performance units not yet recognized was approximately $5.5 million, which is expected to be recognized over the next 20 months on a weighted-average basis.

Equity Contribution: Our capitalization reflects the impact of an equity contribution from Wisconsin Energy. An equity contribution of $100.0 million was made during the second quarter of 2006.

Restrictions: Various financing arrangements and regulatory requirements impose certain restrictions on our ability to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. In addition, under Wisconsin law, we are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy.

The January 2008 rate order requires us to maintain a capital structure as set forth by the PSCW. This capital structure differs from GAAP as it reflects regulatory adjustments. We are required to maintain a common equity ratio range of between 48.5% and 53.5%. We must obtain PSCW approval to pay dividends above the test year levels that would cause us to fall below our authorized level of common equity.

We may not pay common dividends to Wisconsin Energy under our Restated Articles of Incorporation if any dividends on our outstanding preferred stock have not been paid. In addition, pursuant to the terms of our 3.60% Serial Preferred Stock, our ability to declare common dividends would be limited to 75% or 50% of net income during a twelve month period if our common stock equity to total capitalization, as defined in the preferred stock designation, is less than 25% and 20%, respectively.

See Note H for discussion of certain financial covenants related to our bank back-up credit agreement.

We do not believe that these restrictions will materially affect our operations or limit any dividend payments in the foreseeable future.

O — SEGMENT REPORTING

We are a wholly-owned subsidiary of Wisconsin Energy and have organized our operating segments according to how we are currently regulated. Our reportable operating segments include electric, natural gas and steam utility segments. The accounting policies of the reportable operating segments are the same as those described in Note A.

Our electric utility engages in the generation, distribution and sale of electric energy in southeastern (including metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. Our natural gas utility is engaged in the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned natural gas in three service areas in southeastern, east central and northern Wisconsin. Our steam utility produces, distributes and sells steam to space heating and processing customers in the Milwaukee, Wisconsin area.

Summarized financial information concerning our reportable operating segments for each of the years ended December 31, 2007, 2006 and 2005, is shown in the following table.

	Reporting Operating Segments
Year Ended	Electric	Gas	Steam	Other (a)	Total
	(Millions of Dollars)
December 31, 2007
Operating Revenues (b)	$2,674.6	$611.9	$35.1	$—	$3,321.6
Depreciation, Decommissioning and Amortization	$234.9	$31.1	$3.7	$—	$269.7
Operating Income (c)	$423.7	$61.2	$5.9		$490.8
Equity in Earnings of Transmission Affiliate	$37.9	$—	$—	$—	$37.9
Capital Expenditures	$440.8	$38.2	$2.0	$—	$481.0
Total Assets (d)	$7,469.2	$669.2	$58.7	$115.7	$8,312.8
December 31, 2006
Operating Revenues (b)	$2,499.5	$590.0	$27.2	$—	$3,116.7
Depreciation, Decommissioning and Amortization	$234.8	$32.4	$3.7	$—	$270.9
Operating Income (Loss) (c)	$407.2	$47.7	$1.0	$—	$455.9
Equity in Earnings of Transmission Affiliate	$33.9	$—	$—	$—	$33.9
Capital Expenditures	$362.4	$33.6	$2.6	$0.1	$398.7
Total Assets (d)	$7,416.6	$666.2	$59.2	$115.8	$8,257.8
December 31, 2005
Operating Revenues (b)	$2,320.9	$593.6	$23.5	$—	$2,938.0
Depreciation, Decommissioning and Amortization	$242.7	$35.8	$3.3	$—	$281.8
Operating Income (Loss) (c)	$437.5	$41.5	($1.7)	$—	$477.3
Equity in Earnings of Transmission Affiliate	$30.4	$—	$—	$—	$30.4
Capital Expenditures	$374.2	$28.4	$4.6	$2.0	$409.2
Total Assets (d)	$7,020.2	$709.0	$58.9	$121.1	$7,909.2

(a)	Other includes primarily non-utility property and investments, materials and supplies, deferred charges and other corporate items.

(b)	We account for intersegment revenues at a tariff rate established by the PSCW. Intersegment revenues are not material.

(c)	We evaluate operating income to manage our utility business. Equity in Earnings of Transmission Affiliate, Interest Expense and Income Taxes are not included in segment operating income.

(d)	Common utility plant is allocated to electric, gas and steam utility operations to determine segment assets.

P — RELATED PARTIES

We provide to and receive from certain of our Wisconsin Energy affiliates managerial, financial, accounting, legal, data processing and other services in accordance with service agreements approved by the PSCW. In addition, we make lease payments to We Power for PWGS 1 and the other generating facilities being constructed under Wisconsin Energy’s PTF strategy, and we sell electric energy to an affiliated utility, Edison Sault. We also receive and/or provide certain services to other associated companies in which we have, or Wisconsin Energy has, an equity investment.

American Transmission Company LLC: As of December 31, 2007, we have a 23.6% interest in ATC. We pay ATC for transmission and other related services it provides. In addition, we provide a variety of operational, maintenance and project management work for ATC, which are reimbursed to us by ATC. Under Wisconsin Energy’s PTF plan, we are required to pay the cost of needed transmission infrastructure upgrades. ATC will reimburse us for these costs when the units are placed into service. As of December 31, 2007 and 2006, we had a receivable of $35.8 million and $27.2 million, respectively, for these items.

Nuclear Management Company: Prior to the Point Beach sale, our affiliate, WEC Nuclear Corporation, had a partial ownership in NMC. NMC held the operating licenses of Point Beach. Upon the sale of Point Beach, NMC transferred the operating licenses to the buyer and the relationship with NMC was terminated.

We provided and received services from the following associated companies during 2007, 2006 and 2005:

Company	2007	2006	2005
	(Millions of Dollars)
Wisconsin Electric Affiliate
Net Services Provided
-We Power (excluding lease payments)	$3.0	$3.2	$3.8
-Wisconsin Gas	$50.8	$44.4	$48.8
-Edison Sault (including electric energy sold)	$29.3	$22.6	$21.5
-Minergy	$0.4	$3.6	$8.1
-Other	$1.3	$1.5	$1.5
Net Services Received
-We Power (lease payments)	$223.7	$135.3	$79.8
-Wisconsin Energy	$8.3	$9.1	$6.6
Equity Investee
Services Provided
-ATC	$17.1	$15.8	$20.0
Services Received
-ATC	$172.1	$145.7	$126.8
-NMC	$50.6	$65.2	$61.2

As of December 31, 2007 and 2006, our Consolidated Balance Sheets included receivable and payable balances with the following associated companies:

Company	2007	2006
	(Millions of Dollars)
Equity Investee
Accounts Receivable
-ATC	$0.9	$1.2
Accounts Payable
-ATC	$14.1	$12.1
-NMC	$—	$5.7

Q — COMMITMENTS AND CONTINGENCIES

Capital Expenditures: We have made certain commitments in connection with 2008 capital expenditures. During 2008, we estimate that total capital expenditures will be approximately $600 million.

Operating Leases: We enter into long-term purchase power contracts to meet a portion of our anticipated increase in future electric energy supply needs. These contracts expire at various times through 2013. Certain of these contracts were deemed to qualify as operating leases. In addition, we have various other operating leases, including leases for vehicles and coal cars.

Future minimum payments for the next five years and thereafter for our operating lease contracts are as follows:

(Millions of Dollars)
2008	$37.0
2009	23.6
2010	20.7
2011	20.9
2012	14.5
Thereafter	18.4

Total	$135.1

Divested Assets: Pursuant to the sale of Point Beach, we have agreed to indemnification provisions customary to transactions involving the sale of nuclear assets.

Environmental Matters: We periodically review our exposure for environmental remediation costs as evidence becomes available indicating that our liability has changed. Given current information, including the following, we believe that future costs in excess of the amounts accrued and/or disclosed on all presently known and quantifiable environmental contingencies will not be material to our financial position or results of operations.

We have a program of comprehensive environmental remediation planning for former manufactured gas plant sites and coal-ash disposal sites. We perform ongoing assessments of our manufactured gas plant sites and related disposal sites, as well as our coal ash disposal/landfill sites. We are working with the WDNR in our investigation and remediation planning. At this time, we cannot estimate future remediation costs associated with these sites beyond those described below.

Manufactured Gas Plant Sites: We have identified several sites at which we or a predecessor company historically owned or operated a manufactured gas plant. We have substantially completed planned remediation activities at some of those sites and certain other sites are subject to ongoing monitoring. Remediation at additional sites is currently being performed, and other sites are being investigated or monitored. We have also identified other sites that may have been impacted by historical manufactured gas plant activities. Based upon ongoing analysis, we estimate that the future costs for detailed site investigation and future remediation costs may range from $13 to $30 million over the next ten years. This estimate is dependent upon several variables including, among other things, the extent of remediation, changes in technology and changes in regulation. As of December 31, 2007, we have established reserves of $12.7 million related to future remediation costs.

The PSCW has allowed Wisconsin utilities, including us, to defer the costs spent on the remediation of manufactured gas plant sites, and has allowed for these costs to be recovered in rates over five years. Accordingly, we have recorded a regulatory asset for remediation costs.

Ash Landfill Sites: We aggressively seek environmentally acceptable, beneficial uses for our coal combustion by-products. However, these coal-ash by-products have been, and to a small degree, continue to be disposed of in company-owned licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of monitoring or adjusting. Where we have become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are recovered under our fuel clause and are expensed as incurred. During 2007, 2006 and 2005, we incurred $0.8 million, $0.5 million and $0.1 million, respectively, in coal-ash remediation expenses. As of December 31, 2007, we have no reserves established related to ash landfill sites.

EPA - Consent Decree: In April 2003, we and the EPA announced that a Consent Decree had been reached that resolved all issues related to a request for information that had been issued by the EPA. In July 2003, the Consent Decree was amended to include the State of Michigan. Under the Consent Decree, we agreed to significantly reduce our air emissions from our coal-fired generating facilities. The reductions are expected to be achieved by 2013 through a combination of installing new pollution control equipment, upgrading existing equipment and retiring certain older units. Through December 31, 2007, we have spent approximately $381.0 million associated with implementing the Consent Decree. The total cost of implementing this agreement is estimated to be $1.0 billion through the year 2013. The U.S. District Court for the Eastern District of Wisconsin approved the amended Consent Decree and entered it in October 2007.

Deloitte & Touche LLP 555 E. Wells Street, Suite 1400 Milwaukee, WI 53202-3824 USA Tel: 414-271-3000 Fax: 414-347-6200 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Wisconsin Electric Power Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Wisconsin Electric Power Company and subsidiary (“the Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, common equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Wisconsin Electric Power Company and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

February 27, 2008

MARKET FOR OUR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Dividends declared on our common stock during the two most recent fiscal years are set forth below. Dividends were paid entirely in cash. Dividends were paid to our sole common stockholder, Wisconsin Energy Corporation. There is no established public trading market for our common stock.

Quarter	2007	2006
	(Millions of Dollars)
First	$44.9	$44.9
Second	44.9	44.9
Third	—	—
Fourth	89.8	89.8

Total	$179.6	$179.6

Subject to any regulatory restriction or other limitations on the payment of dividends, future dividends will be at the discretion of the board of directors and will depend upon, among other factors, our earnings, financial condition and other requirements.

Various financing arrangements and regulatory requirements impose certain restrictions on our ability to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, we are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. For additional information regarding restrictions on our ability to pay dividends, see Note N — Common Equity in the Notes to Consolidated Financial Statements.

BUSINESS OF THE COMPANY

We are an electric, gas and steam utility which was incorporated in the State of Wisconsin in 1896. Our operations are conducted in the following three segments:

Electric Operations: We are the largest electric utility in the State of Wisconsin. We generate and distribute electric energy to approximately 1,109,500 customers in southeastern (including the metropolitan Milwaukee area), east central and northern Wisconsin and in the Upper Peninsula of Michigan.

Gas Operations: We purchase, distribute and sell natural gas to retail customers; we also transport customer-owned gas. We have approximately 457,200 customers in three distinct service areas: west and south of the City of Milwaukee, the Appleton area and areas within Iron and Vilas Counties, Wisconsin. We began doing business with Wisconsin Gas, an affiliated gas utility, under the trade name “We Energies” in April 2002.

Steam Operations: We generate, distribute and sell steam supplied by our Valley and Milwaukee County Power Plants. Steam is used by approximately 470 customers in the metropolitan Milwaukee area for processing, space heating, domestic hot water and humidification.

For additional financial information about our operating segments, see Note O — Segment Reporting in the Notes to Consolidated Financial Statements.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

The information under “Information About Nominees for Election to the Board of Directors for Terms Expiring in 2009” in Wisconsin Electric Power Company’s definitive Information Statement dated March 26, 2008, attached hereto, is incorporated herein by reference.

EXECUTIVE OFFICERS

Gale E. Klappa – Chairman of the Board, President and Chief Executive Officer.

James C. Fleming – Executive Vice President and General Counsel.

Frederick D. Kuester – Executive Vice President and Chief Operating Officer.

Allen L. Leverett – Executive Vice President and Chief Financial Officer.

Charles R. Cole – Senior Vice President.

Kristine A. Rappé – Senior Vice President and Chief Administrative Officer.

Stephen P. Dickson – Vice President and Controller.